Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SOW GOOD INC.

(Exact name of registrant as specified in its charter)

Nevada	2034	27-2345075
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1440 N. Union Bower Rd
Irving, Texas 75061
(214) 623-6055
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Claudia Goldfarb

Chief Executive Officer

1440 N. Union Bower Road

Irving, Texas 75061

(214) 623-6055
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Drew M. Valentine, Esq. Rob Hoffman, Esq. DLA Piper LLP (US) 303 Colorado St, Suite 3000 Austin, TX 78701 (512) 457-7000	Gregory Cooper, Esq. Greenberg Traurig, LLP 10845 Griffith Peak Drive, Suite 600 Las Vegas, Nevada 89135 (702) 792-3773

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT IS DECLARED EFFECTIVE.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus supplement is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 21, 2023

SOW GOOD INC.

2,179,689 Shares

Common Stock

This prospectus relates to the resale of up to 2,179,689 shares of our common stock by the selling stockholders named in this prospectus or their permitted transferees. Subject to any contractual restrictions on them selling the shares of our common stock they hold, the selling stockholders may offer, sell or distribute all or a portion of their shares of our common stock publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale of the shares of our common stock owned by the selling stockholders. We will bear all costs, expenses and fees in connection with the registration of these shares of our common stock, including with regard to compliance with state securities or “blue sky” laws. The selling stockholders will bear all commissions and discounts, if any, attributable to their sale of shares of our common stock. Our registration of the securities covered by this prospectus does not mean that the selling stockholders, will issue, offer or sell, any of the shares.

See “Plan of Distribution” beginning on page 84 of this prospectus.

Currently, our common stock is quoted on the OTCQB Marketplace maintained by OTC Markets, Inc. (“OTCQB”) under the symbol “SOWG.” On November 20, 2023, the last reported sale price of our common stock was $7.77 per share.

We are a “smaller reporting company,” as defined in Rule 12b-2 of the Securities Exchange Act of 1934 and have elected to take advantage of certain scaled disclosure available to smaller reporting companies. This prospectus is intended to comply with the requirements that apply to an issuer that is a smaller reporting company. See “Prospectus Summary—Implications of Being a Smaller Reporting Company.”

In reviewing this prospectus, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2023.

ii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the selling stockholders named herein may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such selling stockholders of the securities offered by them described in this prospectus.

Neither we nor the selling stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

As used in this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” the “Company,” “Sow Good,” and similar references refer to Sow Good Inc.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

This prospectus includes our trademarks, service marks and trade names, including but not limited to Sow Good, which are protected under applicable intellectual property laws. This prospectus also contains trademarks, trade names, and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names, and service marks referred to in this prospectus may appear without the ®, ™, or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent permitted under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names, and service marks. We do not intend our use or display of other parties’ trademarks, trade names, or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus concerning the industries and markets in which we operate and competitive position is based on information from independent industry and research studies and reports, other third-party sources, and management estimates. This information involves many assumptions and limitations, and you are cautioned not to give undue weight to these estimates and information. Although we have not independently verified the accuracy or completeness of any third-party information, we believe the information in this prospectus concerning the industries and markets in which we operate and competitive positions is reliable. Management estimates are derived from publicly available information released by independent industry analysts and other third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data, and our experience in, and knowledge of, such industries and markets, which we believe to be reasonable. In addition, projections, assumptions, and estimates of the future performance of the industries and markets in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

NON-GAAP FINANCIAL MEASURES

This prospectus contains “non-GAAP financial measures” that are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles (“GAAP”). Specifically, we make use of the non-GAAP financial measure “Adjusted EBITDA.” Adjusted EBITDA has been presented in this prospectus as a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. For a discussion of the use of Adjusted EBITDA and a reconciliation of the most directly comparable GAAP measure, see “Prospectus Summary—Summary Condensed Financial and Other Data—Non-GAAP Financial Measures.”

iii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should carefully read the entire prospectus, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.” Unless otherwise indicated or the context otherwise requires, references in this prospectus to the “Company,” “Sow Good,” “we,” “us” and “our” refer to Sow Good Inc.

Overview

Sow Good is a trailblazing U.S.-based freeze dried candy and snack manufacturer dedicated to providing consumers with innovative and explosively flavorful freeze dried treats. Sow Good has harnessed the power of our proprietary freeze drying technology and product-specialized manufacturing facility to transform traditional candy into a novel and exciting everyday confectionaries subcategory that we call freeze dried candy. We began commercializing our freeze dried candy products in the first quarter of 2023, and as of September 30, 2023, we have twelve stock keeping units (“SKUs”) in our Sow Good Candy line of treats and eight SKUs in our Sow Good Crunch Cream line. We sell our treats across retail, wholesale distributors, and online e-commerce channels, which comprise 57%, 24%, and 9% of our sales through the second quarter of 2023, respectively. As of September 30, 2023, our treats are offered for sale in over 5,857 brick-and-mortar retail outlets in the United States, Canada, and Israel. The rapid demand growth for our delectable treats since their retail debut in March 2023 highlights our consumers’ excitement for our novel and explosively flavorful treats that “satisfy your sweet tooth in fewer bites.”

We have custom-built a 20,945 square foot freeze drying facility in Irving, Texas that allows us to freeze dry fourteen million units per year to our demanding quality and safety specifications. We built three multi-million dollar freeze driers using proprietary technology tailored specifically to our products, creating a truly state-of-the-art facility. In addition, due to strong customer demand, we have entered into co-manufacturing arrangements with third-party manufacturers whose freeze drying facilities meet our exacting production, sanitation and allergen control requirements, as well as our food quality and safety standards. Freeze drying removes up to 99% of moisture from a product in its frozen state by applying a small amount of heat in an extremely low air pressure, near outer space-like environment, through the use of massive vacuum chambers, resulting in moisture being removed from the product at the speed of sound. This process concentrates the flavor of the product, creating a “hyper dried, hyper crunchy, and hyper flavorful” treat. Our commitment to providing the most flavorful and crunchy treats extends into the product packaging process, where our over 100 employees as of September 30, 2023 put our treats through our hand-packed precision packaging process in vigilantly managed low humidity conditions to protect our treats from reintroduction to moisture.

We believe in building a company that creates good experiences for our customers and growth for our investors and employees through our core pillars: (i) innovation—creating novel products that delight our consumers; (ii) scalability—building strong business and manufacturing foundations to support rapid growth and accelerated retail launches; (iii) manufacturing excellence—harnessing our executive team’s manufacturing expertise and continuously refining our processes to maximize efficiencies and reduce energy intake and waste, effectively lowering our costs, increasing margins, and improving our sustainability practices; (iv) meaningful employment opportunities—providing growth opportunities for our communities by cultivating a growth-oriented and opportunity-rich workplace for our employees, top to bottom, and increasing our employee headcount fourfold since March 2023; and (v) food quality standards—achieving superior product outcomes by using humidity control throughout our entire facilities, and methodical hand-packed precision packaging process of our treats, which takes additional time and expense when compared to an automated system, but ensures optimal flavor and texture, and maximum protection of product integrity, thereby minimizing customer product return rates.

Sow Good is led by co-founders Claudia and Ira Goldfarb, who have over a decade of manufacturing experience with an extensive freeze drying background, dedication to job creation, and proven track record of identifying and growing niche trends into everyday categories. Under their leadership, our revenues have grown from approximately $0.4 million during the year ended December 31, 2022 to approximately $6.5 million for the nine-month period ended September 30, 2023, with approximately $5.0 million of that being recorded in the three-month period ended September 30, 2023. For the nine-month period ended September 30, 2023 our Adjusted EBITDA was approximately $(0.3) million compared to approximately $(3.5) million for the period ended September 30, 2022. See “Prospectus Summary—Summary Condensed Financial and Other Data—Non-GAAP Financial Measures” for a description of Adjusted EBITDA and a reconciliation to the nearest comparable GAAP metric.

Our Market Opportunity

We believe the candy category is stagnant, repetitive, and in need of revitalization to reengage and captivate consumers seeking innovative ways to satisfy their sweet cravings. We see our market opportunity as existing at the intersection of two burgeoning categories: freeze dried candy and non-chocolate confections. According to the National Confectioners Association (“NCA”), the non-chocolate confections market grew 13.8% in sales in 2022, exceeding $10 billion, and according to Grand View Research is forecasted to grow at a compounded annual growth rate of 5.8% from 2023 to 2030. We believe the nascent freeze dried candy market is poised for exponential growth given increasing consumer preferences for novel and distinctive candy products. According to the NCA, approximately 61% of shoppers occasionally or frequently seek out products they have never purchased before. Given our exceptional performance in retail launches, surging customer demand, and increasing production capacity, we are confident that we can catapult freeze dried candy from a trendy spark on social media to a stable, top-performing consumer confectionary category in retail.

Our Competitive Strengths

We believe we are well-positioned competitively to become the leader in the rapidly developing freeze dried candy market due to our distinctive branding, manufacturing expertise, ability to innovate, and advantage of being an early mover in the category.

A Distinctive and Trusted Brand Name

We believe we have a distinctive brand that consumers trust and helps distinguish our product on crowded retail shelves. Since Sow Good’s inception, we have invested heavily to elevate the Sow Good brand by creating a distinctive and cohesive brand design that sparks consumer curiosity and a desire to sample additional flavors carried by Sow Good. In addition, we use premium packaging materials to communicate the high-quality nature of our products and differentiate ourselves from competitive offerings. We further support our brand efforts through our informative and user-friendly direct-to-consumer website and growing social media presence, where consumers have notably taken to posting unpaid, authentic reviews. Video reviews of Sow Good’s products that are organically generated by TikTok users have amassed over 4.5 million views as of September 30, 2023. Retailers have applauded our strong brand presentation and we believe this has been a contributing factor in our success in securing coveted shelf space upon our launch of our freeze dried candy treats.

Manufacturing Expertise

Sow Good spent over two years and over $10.0 million dollars to develop a state of the art manufacturing facility and freeze drying equipment calibrated specifically for our products. Manufacturing freeze dried treats requires careful handling so as to protect the integrity of the crunch factor characteristic of freeze dried candy. These treats are fragile and can easily crumble into unusable product if not handled appropriately. In addition, subtle changes during the freeze drying process can result in dramatic variations in product quality and yield, which makes it very difficult to consistently manufacture freeze dried treats with optimal crunch and flavor at scale successfully. We have overcome these hurdles and achieved scale manufacturing of freeze dried treats by utilizing proprietary technology to custom build three large-scale freeze driers and by developing manufacturing processes that are tailored specifically for each of our products to ensure maximum flavor, crunch, and consistency. We believe the technical knowledge and expertise required to build a freeze drier facility matching our current capacity poses a substantial barrier to entry for competitors in the confectionary space. Moreover, our primary manufacturing facility located in Irving, Texas is a Safe Quality Food (“SQF”) II-certified facility, with a 97 score on our most recent food safety audit, which exemplifies our commitment to maintaining the highest standards in food safety, pathogen prevention, and allergen protocols.

Early Mover Advantage

Given that the freeze dried candy segment of the market is new, we believe we materially benefit from being among the first companies to enter the market at scale, with retail-ready branding and packaging, a diverse and comprehensive product assortment, and seasoned and experienced sales and branding team. Our early entry into the market has afforded us the time to learn and gain the necessary experience needed to effectively scale and refine the manufacturing, packaging, and distribution processes needed to be successful. We also further utilize our early insights into the burgeoning market to develop a broad product portfolio which include flavor profiles appealing to a broad audience that we believe retailers are seeking. When combined with the strength of our emerging brand, we believe this has allowed us to quickly capture limited available shelf space at retailers. As we continue to expand our presence, we believe the Sow Good brand will be viewed as a pioneer in the category, which should afford increased brand recognition and loyalty. When taken together, we believe these advantages should allow us to establish an early dominant market share in the category that would be difficult to displace due to the barriers to entry for companies just starting out in this market segment. We believe these factors may potentially deter new competitive entrants into the market.

Innovative Product-Development Process

Innovation is at the heart of our company. We are vigilantly monitoring emerging confectionary trends online and in retail and identifying niche markets, turning them into category staples as evidenced by our successful launch of our Crunch Cream line. We also have highly communicative retail relationships in which retailers inform us of new candy trends they detect in their stores, informing our next freeze dried candy development and launches. We utilize a test kitchen that is integrated with our in-house manufacturing capability and expertise to swiftly test, develop, and launch new products without sacrificing quality. For example, we launched our Crunch Cream line within nine weeks of ideation. By integrating our strong insight on industry trends with our agility, adaptability, and proficiency in new product development, we can take a product from inception to production in just a few months while maintaining our high food quality standards. We believe this allows us to introduce innovative freeze dried treats to the market that will further elevate the status of the Sow Good brand, entrench our existing customer relationships, and provide advantaged entry into new ones.

Our Growth Strategy

With no major direct competitors in the freeze dried candy space and the fact that there is minimal retail presence for the category, we are capitalizing on our early mover advantage and rapid scaling experience to become the dominant player in this fast growing market. Sow Good is seeking to build a high level of brand recognition, as well as develop a trust and understanding with consumers that our products have explosive and exciting taste. Our growth strategy is based on six primary elements: (i) increasing production capacity; (ii) deepening existing customer relationships; (iii) new customer expansion; (iv) expanding our product offering; (v) driving margin expansion; and (vi) vertically integrating our operations.

Increase Production Capacity:

Merely by meeting the current level of demand for our treats, we anticipate our net sales surging exponentially. Our initial retail launches of our freeze dried candy line significantly exceeded sales projections. The growing demand from new customers and desire for additional product volume from existing customers has necessitated a significant increase in production capacity. To try to meet this demand, we have increased our workforce fourfold since March 2023, transitioned to a 24/7 production cycle, and leased an additional 62,000 square feet of warehousing space to be able to meet and streamline distribution. In addition to scaling production of our current three freeze driers, we have placed deposits on three additional freeze driers for our facility, which will effectively double our current production capacity. We believe these additional freeze driers will be operational in the first quarter of calendar year 2024. Finally, we are entering into long-term exclusive contracts with other freeze drying co-manufacturers that will increase our production capacity fourfold.

Deepen Existing Customer Relationships:

Our products have launched in retailers nationwide from convenience and grocery stores to big-box retailers, such as Five Below, Target, Hy-Vee, FYE, Big Lots, Snackmagic, and Misfits Market/Imperfect Foods. In addition, we sell a substantial portion of our products through distributors such as Redstone Foods, C.B. Distributors and Alpine Foods. Video reviews of Sow Good’s products that are organically generated by TikTok users have amassed over 4.5 million views as of September 30, 2023. We believe there is a significant growth opportunity in increasing our shelf presence, SKU portfolio, and number of stores with our existing customers. For many of these customers, we launched with a limited number of SKUs and are now significantly outpacing initial sales projections. As we scale production, we will have the ability to increase the availability of our products to these customers in current locations and distribution to more of their stores, while also broadening our SKU portfolio offerings. Bolstering our distribution will be a key growth driver for Sow Good so more of our products are available wherever our consumers choose to shop, whether it be a retail store, convenience store, or directly online. To further support our retail launches with existing customers and strengthen our brand name, we are also introducing our product displays with distinctive designs and product highlights to enhance our visibility in current stores and educate new consumers on the advantages of freeze dried treats. We believe this strategy will capture the attention of new consumers, further educate and attract current consumers, and ultimately, increase sales for our retailers.

New Customer Expansion:

Based on our estimate of what penetration for a leading consumer packaged goods (“CPG”) brand should be at maturity, we believe Sow Good’s omnichannel distribution footprint should eventually be multiples of its current size. Currently, our products are marketed and sold through a diverse set of retail channels, including conventional, natural and specialty grocery, club, and convenience stores, and on our website. Increasing our customer base across distribution channels will be a key growth driver for Sow Good and our goal is to expand our customer base so that our products are available wherever our consumers choose to shop, whether it be a retail store, convenience store or directly online. While expanding distribution, we are simultaneously increasing our brand awareness through online and offline marketing initiatives to accelerate the sell-through velocity of our products once they reach the shelves of our customers.

Expand Our Product Offering:

We are working to increase the breadth of products offered to customers by leveraging our innovation expertise. We seek to achieve this by developing new candy products that complement our existing portfolio as well as the expansion into adjacent product categories. This is illustrated by the launch of our Crunch Cream freeze dried ice cream bars and sandwiches line in October 2023. We believe the expansion of our product offerings will help drive revenue and margin growth through (i) improving brand recognition, (ii) expanding existing customer relationships, and (iii) capturing new customers seeking unique products. In addition, as our product offering portfolio grows, we anticipate manufacturing efficiencies that provide for increased margin expansion and profitability.

Drive Margin Expansion:

Our near-term goal is to increase our net income at a faster rate than our sales growth. We believe that this can be achieved by taking several actions that will drive margin expansion. First, we plan to reduce our per-unit production cost by leveraging fixed costs as production volumes increase. Second, we aim to capture operating efficiencies from the refinement of our manufacturing process, which will further reduce our per-unit production cost. Third, we intend to utilize our sales data and market knowledge to manage our sales mix toward higher margin products over time. Fourth, we are actively pursuing cost reductions in our raw materials by implementing changes to our sourcing strategy. Fifth, we are developing product line expansions that optimize the efficiency of our freeze drying process. Finally, while we expect an increase in general and administrative expenses as we strengthen internal operating functions, we believe these expenses will grow at a slower rate than sales as we solidify our sales function, allowing for further margin improvement.

Vertically Integrate Our Operations:

A key part of driving our margin expansion is continuing to build our vertically integrated business model. The core of this strategy is our highly efficient manufacturing process, which enables rapid expansion of production capacity, provides fixed-cost leverage on increased volumes and optimizes our ability to control quality. In addition to manufacturing capabilities, we have internalized mechanical engineering, branding, design, packaging, digital marketing, customer service and data analytic capabilities, along with finance, research and development and human resource functions. Our broad in-house capabilities and manufacturing capacity are expected to enable significant fixed-cost leverage going forward in manufacturing, as well as most other operating expense line items.

Risk Factor Summary

Our business is subject to a number of risks that you should understand in evaluating Sow Good and Sow Good common stock. These risks are discussed more fully in the section titled “Risk Factors” immediately following this summary. Some of the more significant risks include the following:

●

We have a limited operating history in our current form and have incurred significant operating losses. As a result of continuing investments to expand our business, we may not achieve or sustain profitability.

●	We may need additional funding in order to fund our existing commercial operations, commercialize new products and grow our business.

●	Our rapid growth may not be indicative of our future growth, and our limited operating history may make it difficult to assess our future viability.

●	We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.

●

We have previously identified material weaknesses and significant deficiencies in our internal control over financial reporting for our financial year ended December 31, 2022. If we experience additional material weaknesses in the future, we may not be able to accurately or timely report our financial condition or results of operations and investors may lose confidence in our financial reports and the market price of our common stock could be adversely affected.

●

The retail food and non-chocolate confectionary and freeze dried candy segments are highly competitive. If our competitors are more successful or offer better value to consumers, our business could decline.

●

Failure to maintain sufficient internal production capacity, source appropriate external production capacity, or to enter into third-party agreements on terms that are beneficial for us may result in our inability to meet customer demand and/or may increase our operating costs and capital expenditures.

●	Loss of one or more of our co-manufacturers or our failure to timely identify and establish relationships with new co-manufacturers could harm our business and impede our growth.

●

We rely on a small number of suppliers to provide our raw materials for certain of our treats, and our supply chain may be interrupted and prevent us from obtaining the necessary materials we need to operate.

●	Consumer preferences for our products could change rapidly, and, if we are unable to respond quickly to new trends, our business may be adversely affected.

●	Any damage to our reputation or brand image could adversely affect our business or financial results.

●	Fluctuations in various food and supply, transportation and shipping costs could adversely affect our operating results.

●	We may not be able to protect our intellectual property and proprietary technology adequately, which may impact our commercial success.

●	Food safety concerns and concerns about the health risk of our products may have an adverse effect on our business.

●

Our ability to maintain and expand our distribution network and attract consumers, customers, distributors, retailers and brokers will depend on a number of factors, some of which are outside our control.

●	Our success depends in part on the effectiveness of our digital marketing strategy and the expansion of our social media presence, but there are risks associated with these efforts.

●	Failure to manage inventory at optimal levels could adversely affect our business, financial condition and results of operations.

●

Information security events, or real or perceived errors, failures, or bugs in our systems; other technology disruptions; or failure to comply with laws and regulations relating to information security could negatively impact our business, our reputation and our relationships with customers.

●

Our international sales and operations, including our planned business development activities outside of the United States, subject us to additional risks and challenges that can adversely affect our business, results of operations and financial condition.

●

Our operations are subject to regulation by the FDA and other federal, state, and local authorities in the U.S., and in any other jurisdictions in which we may sell our products, and there is no assurance that we will be in compliance with all laws and regulations.

●	Our common stock is currently quoted on the OTCQB, which may have an unfavorable impact on our stock price and liquidity.

●	The market price of our common stock is, and is likely to continue to be, highly volatile and subject to wide fluctuations.

●	We have never paid dividends on our common stock and we do not intend to pay dividends for the foreseeable future.

●	We are a “smaller reporting company,” and the reduced disclosure requirements applicable to smaller reporting companies may make our common stock less attractive to investors.

●	The concentration of our stock ownership limits our shareholders’ ability to influence corporate matters.

●

Our business depends substantially on the continuing efforts of our senior management and other key personnel, including Ira and Claudia Goldfarb, our Executive Chairman and the Chief Executive Officer, respectively, and our business may be severely disrupted if we lose their services.

●	A worsening of economic conditions or a decrease in consumer spending may adversely impact our ability to implement our business strategy.

●	The failure to successfully integrate newly acquired products or businesses could negatively impact our profitability.

Corporate Information

We were incorporated in Delaware in April 2010. We became a publicly traded company when our shares began trading on July 1, 2010. From October 2010 through August 2019, we had been engaged in the business of acquiring oil and gas leases and participated in the drilling of wells in the Bakken and Three Forks trends in North Dakota and Montana and/or managing similar assets for third parties. In December 2012, we reincorporated in Nevada. Effective January 21, 2021, we changed our name from Black Ridge Oil & Gas, Inc. to Sow Good Inc. to pursue the freeze dried fruits and vegetables business as acquired with our October 1, 2020 acquisition of S-FDF, LLC. Prior to April 2, 2012, the Company name was Ante5, Inc., which became an independent company in April 2010. On May 5, 2021, the Company announced the launch of our direct-to-consumer freeze dried CPG food brand, Sow Good.

Our principal executive offices are located at 1440 N. Union Bower Road, Irving, Texas 75061, and our telephone number is (214) 623-6055. Our website addresses are www.thisissowgood.com and www.sowginc.com. Information contained on, or that can be accessed through, our websites are not incorporated by reference into this prospectus, and you should not consider information on our websites to be part of this prospectus.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our common stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. As a smaller reporting company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we have chosen and may continue to choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

THE OFFERING

Issuer	Sow Good Inc.

Shares of common stock offered by the selling stockholders	Up to 2,179,689 shares of common stock

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.
Market for common stock	Our common stock is listed on the OTCQB under the ticker symbol “SOWG.”
Risk factors

See the section titled “Risk Factors” and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

SUMMARY CONDENSED FINANCIAL AND OTHER DATA

The summary statements of operations for the years ended December 31, 2021 and 2022 and the summary balance sheet data as of December 31, 2021 and 2022 have been derived from our audited condensed financial statements included elsewhere in this prospectus. The summary statements of operations for the nine months ended September 30, 2022 and 2023 and the summary balance sheet data as of September 30, 2023 have been derived from our unaudited condensed financial statements included elsewhere in this prospectus. You should read the financial data set forth below in conjunction with our financial statements and the accompanying notes and the information in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected for any period in the future.

Combined Statement of Operations Data:

	Years Ended December 31,		Nine Months Ended September 30,
	2022	2021	2023	2022

Revenues	$428,132	$88,440	$6,548,479	$381,056
Cost of goods sold	308,293	81,311	5,046,434	263,289
Gross Profit (loss)	119,839	7,129	1,502,045	117,767

Operating expenses:
General and administrative:
Salaries and benefits(1)	3,662,313	3,473,661	2,644,087	2,947,505
Professional services	245,546	357,945	404,256	177,197
Other general and administrative	1,625,952	1,550,970	1,265,056	1,296,294
Intangible asset impairment	310,173	–	–	–
Goodwill impairment	4,887,297	1,524,030	–	–
Total general and administrative	10,731,281	6,906,606	4,313,399	4,420,996
Depreciation and amortization	274,053	208,448	227,606	202,046
Total operating expenses:	11,005,334	7,115,054	4,541,005	4,623,042

Net operating loss	(10,885,495)	(7,107,925)	(3,038,960)	(4,505,275)

Other income (expense):
Interest expense	(1,277,965)	(5,911)	(1,349,486)	(843,240)
Gain on disposal of property and equipment	–	–	–	36,392
Total other income (expense)	(1,241,573)	233,769	(1,349,486)	(806,848)

Net loss	$(12,127,068)	$(6,874,156)	(4,388,446)	(5,312,123)

(1)	Includes stock-based compensation expense as follows:

	Year ended December 31,		Nine months ended September 30,
	2022	2021	2023	2022

Salaries and benefits	$862,079	$1,377,379	$524,665	$731,499
Total stock-based compensation expense	$862,079	$1,377,379	$524,665	$731,499

In addition to statement of operations data as determined in accordance with GAAP, we believe the following non-GAAP measure is useful in evaluating our business performance.

	Year ended December 31,		Nine months ended September 30,
	2022	2021	2023	2022
Other Financial Data:
Adjusted EBITDA(1)	$(4,526,393)	$(3,998,068)	$(288,517)	$(3,549,889)

(1)

This financial measure is not calculated in accordance with GAAP. See “—Non-GAAP Financial Measures” below for information regarding our use of this non-GAAP financial measure and a reconciliation of such measure to its nearest comparable financial measure calculated and presented in accordance with GAAP.

Balance Sheet Data:

	As of December 31,	As of September 30,
	2022	2023
		(unaudited)
Cash and cash equivalents	$276,464	$2,096,672
Total current assets	2,578,057	5,874,424
Total assets	8,898,577	13,517,164
Total current liabilities	890,177	2,728 ,716
Total liabilities	6,087,690	10,647,178
Total stockholders’ equity	2,810,887	2,869,986

Non-GAAP Financial Measures

Adjusted EBITDA is a supplemental measure of our performance that is not required by or presented in accordance with GAAP. We define Adjusted EBITDA as net loss before depreciation, interest expense, net and income tax benefit, adjusted to eliminate non-cash intangible asset impairment, goodwill impairment, inventory write-down and stock-based compensation. The most directly comparable GAAP measure is net loss. Adjusted EBITDA is not recognized terms under GAAP and should not be considered as an alternative to net income (loss) as a measure of financial performance or cash provided by operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of Adjusted EBITDA. The presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Because not all companies use identical calculations, the presentations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.

We present this non-GAAP measure because we believe it assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes Adjusted EBITDA is useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. Management uses Adjusted EBITDA to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation, and to compare our performance against that of other peer companies using similar measures. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone provide.

There are a number of limitations related to the use of Adjusted EBITDA rather than net loss, which is the most directly comparable financial measure calculated and presented in accordance with GAAP. Some of these limitations are:

●	Adjusted EBITDA excludes stock-based compensation expense as it has recently been, and will continue to be for the foreseeable future, a significant recurring non-cash expense for our business;

●	Adjusted EBITDA excludes depreciation and amortization expense and, although this is a non-cash expense, the assets being depreciated and amortized may have to be replaced in the future;

●	Adjusted EBITDA does not reflect the cash requirements necessary to service interest on our debt which affects the cash available to us;

●	Adjusted EBITDA does not reflect the monies earned from our investments since it does not reflect our core operations;

●	Adjusted EBITDA does not reflect change in fair value of financial instruments since it does not reflect our core operations and is a non-cash expense;

●	Adjusted EBITDA does not reflect income tax expense that affects cash available to us; and

●

the expenses and other items that we exclude in our calculations of Adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude from Adjusted EBITDA when they report their operating results.

In addition, other companies may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison.

The following table reconciles Adjusted EBITDA to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Year ended December 31,		Nine months ended September 30,
	2022	2021	2023	2022

Net income (loss)	$(12,127,068)	$(6,874,156)	$(4,388,446)	$(5,312,123)
Stock-based compensation expense	862,079	1,377,379	524,665	731,499
Depreciation and amortization(1)	299,553	208,448	306,092	223,887
Interest expense	1,277,965	5,911	1,349,486	843,240
Intangible Asset Impairment	310,173	—	—	—
Goodwill Impairment	4,887,297	1,524,030	—	—
Inventory Write Down	—	—	1,919,686	—
(Gain) Loss on Disposal of Property	(36,392)	8,036	—	(36,392)
Gain on Early Extinguishment of Debt	—	(113,772)	—	—
Gain on Investment in Allied Esports Entertainment	—	(133,944)	—	—
Adjusted EBITDA	$(4,526,393)	$(3,998,068)	$(288,517)	$(3,549,889)

(1)

This item includes $25,500 and $0 of depreciation included in cost of goods sold for the years ended December 31, 2022 and 2021, respectively, and $150,271 and $21,841 for the nine months ended September 30, 2023 and 2022, respectively.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes, before purchasing our common stock. If any of the following risks occur, our business, financial condition, and results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline and you may lose some or all of your investment.

Risks Related to Our Operating History, Financial Position and Capital Needs

We have a limited operating history in our current form and have incurred significant operating losses. As a result of continuing investments to expand our business, we may not achieve or sustain profitability.

Sow Good was formed and commenced commercial sales of our products in 2021, and in 2023 we started producing and commercializing our freeze dried candy treats, including our Sow Good freeze dried candy line and our Crunch Cream line. On October 1, 2020, we completed our acquisition of S-FDF, LLC (the “Seller”), a Texas limited liability company, pursuant to an Asset Purchase Agreement, between the Company and the Seller, dated June 9, 2020, as subsequently amended effective October 1, 2020 (the “Asset Purchase Agreement”). The assets we purchased under the Asset Purchase Agreement were of a development stage business without any major customers or history of operations upon which to forecast future business trends. As a result, we have a limited operating history and limited experience manufacturing and selling our products, establishing relationships with consumers, customers, suppliers, vendors and distributors and building our brand reputation. These and other factors combine to make it more difficult for us to accurately forecast our future operating results, which in turn makes it more difficult for us to prepare accurate budgets and implement strategic plans. We expect that this uncertainty will continue to exist in our business for the foreseeable future. If we do not address these risks and uncertainties successfully, our operating results could differ materially from our estimates and forecasts, and from the expectations of investors or analysts, which could harm our business and result in a decline in the trading price of our common stock.

As a developing company, we will need to adopt and implement a plan to increase awareness of our products, secure distribution channels, and foster and strengthen our supply, manufacturing and distribution relationships. It is likely our strategic priorities will need to evolve over time and our business would be materially and adversely affected if we do not properly adapt our strategies to our changing needs and changes in the market. As our operations develop and grow, we expect to experience significant increases in our working capital requirements. Even if we obtain additional capital and achieve profitability, given the competitive and evolving nature of the industry in which we operate, we may be unable to sustain or increase profitability and our failure to do so would adversely affect the Company’s business, including our ability to raise additional funds.

In the years ended December 31, 2021 and 2022, we incurred net losses of approximately $6.9 million and $12.1 million, respectively. We anticipate our operating expenses and capital expenditures will increase substantially in the foreseeable future as we seek to expand our retail distribution, invest in our approach to build brand awareness, leverage our product development capabilities, and invest in production capacity and automation. As a result of our continuing investments to expand our business in these and other areas, we expect our expenses to increase significantly, and we may not achieve profitability in the foreseeable future. Even if we are successful in broadening our consumer base, and increasing revenues from new and existing customers, we may not be able to generate additional revenues in amounts that are sufficient to cover our expenses. We may incur significant losses for a number of reasons, including as a result of the other risks and uncertainties described elsewhere in this prospectus. We cannot assure you that we will continue to achieve profitability in the future or that we will sustain profitability over any particular period of time.

We may need additional funding in order to fund our existing commercial operations, commercialize new products and grow our business.

To date, we have financed our operations through private placements of our equity, equity-linked and debt securities. We have devoted substantially all our financial resources and efforts to developing our products, workforce, and manufacturing capabilities. Our long-term growth and success are dependent upon our ability ultimately to generate cash from operating activities. There is no assurance that we will be able to generate sufficient cash from operations or access the capital we need to grow our business. Our inability to obtain additional capital could have a material adverse effect on our ability to fully implement our business plan as described herein and grow our business, to a greater extent than we can with our existing financial resources.

If our available cash balances and/or anticipated cash flow from operations are insufficient to satisfy our liquidity requirements because of lower demand for our products or due to other risks described herein, we may seek to sell common stock or other securities, enter into an additional credit facility or seek another form of third-party funding, including debt financing. The amount of additional capital we may require, the timing of our capital needs and the availability of financing to fund those needs will depend on a number of factors, including our strategic initiatives and operating plans, the performance of our business and the market conditions for debt or equity financing. Although we believe various debt and equity financing alternatives will be available to us to support our working capital needs, financing arrangements on acceptable terms may not be available to us when needed. Additionally, these alternatives may require significant cash payments for interest and other costs or could be highly dilutive to our existing shareholders. Any such financing alternatives may not provide us with sufficient funds to meet our long-term capital requirements.

We may consider raising additional capital in the future to expand our business, to pursue strategic investments, to take advantage of financing opportunities or for other reasons, including to:

•	provide for additional capacity;

•	increase our sales and marketing efforts and address competitive developments;

•	provide for supply and inventory costs;

•	fund development and marketing efforts of any future products or additional features to then-current products;

•	acquire, license or invest in new technologies;

•	acquire or invest in complementary businesses or assets; and

•	finance capital expenditures and general and administrative expenses.

Our present and future funding requirements will depend on many factors, including:

•	our ability to achieve revenue growth and improve gross margins;

•	the cost of expanding our operations and offerings, including our sales and marketing efforts;

•	the effect of competing market developments; and

•	costs related to international expansion.

The various ways we could raise additional capital carry potential risks. If we raise funds by issuing equity securities, dilution to our stockholders could result. Any equity securities issued also could provide for rights, preferences, or privileges senior to those of holders of shares of our common stock. If we raise funds by issuing debt securities, those debt securities would have rights, preferences, and privileges senior to those of holders of shares of our common stock. The terms of any debt securities issued or borrowings made pursuant to a credit agreement could impose significant restrictions on our operations. If we raise additional funds through collaborations and licensing arrangements, we might be required to relinquish significant rights or grant licenses on terms that are not favorable to us.

Our rapid growth may not be indicative of our future growth, and our limited operating history may make it difficult to assess our future viability.

Our revenues grew from approximately $0.1 million for the year ended December 31, 2021 to approximately $0.4 million for the year ended December 31, 2022 and approximately $6.5 million for the nine months ended September 30, 2023. We expect that, in the future, as our revenue increases to higher levels, our revenue growth rate will decline. We also believe that growth of our revenue depends on several factors, including our ability to:

•	expand our production capacity;

•	increase awareness of our brand;

•	expand our existing channels of distribution;

•	develop additional channels of distribution;

•	grow our customer base;

•	cost-effectively increase online sales at our direct website and third-party marketplaces;

•	effectively introduce new products;

•	manufacture at a scale that satisfies future demand; and

•	effectively source key raw materials.

We may not successfully accomplish any of these objectives. In addition, we may face increased competition from current or new competitors that may reduce our market share and thereby limit our growth. Since the initial commercialization of our freeze dried candy treats in March 2023, we have not yet demonstrated the ability to sustain rapid growth over a long period of time or achieve profitability at scale. Consequently, any predictions you make about our future success or viability may not be as accurate as they could be if we had a longer operating history or had previously achieved profitability.

We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.

Our strategy envisions the expansion of our business. If we fail to effectively manage our growth, our financial results could be adversely affected. Our rapid growth has placed and may continue to place significant demands on our organizational, administrative and operational infrastructure, including manufacturing operations, quality control, technical support and customer service, sales force management and general and financial administration. We must continue to refine and expand our business capabilities, including in sales, marketing, product development, information technology, equipment, facilities and personnel, as well as our systems and processes and our access to financing sources. We will also need to improve our operational, financial and management controls as well as our reporting systems and procedures. As we grow, we must continue to hire, train, supervise and manage new employees.

We cannot assure that we will be able to:

•	meet our capital needs;

•	expand our systems effectively or efficiently or in a timely manner;

•	allocate our human resources optimally;

•	identify and engage qualified employees and consultants, or retain valued employees and consultants; or

•	incorporate effectively the components of any business that we may acquire in our effort to achieve growth.

If we are unable to manage our growth effectively, we may be unable to execute our business plan, which could have a material adverse effect on our business and our results of operations. Managing our planned growth effectively will require us to:

•	maintain a low cost of customer acquisition relative to customer lifetime value;

•	identify products that will be viewed favorably by customers;

•	enhance our facilities and purchase additional equipment at our facility in Irving, Texas; and

•	successfully hire, train and motivate additional employees, including additional personnel for our production, sales and marketing efforts and our finance and accounting functions.

The expansion of our products and customer base may result in increases in our overhead and selling expenses. Any increase in expenditures in anticipation of future sales that do not materialize would adversely affect our profitability. In addition, if we are unable to effectively manage the growth of our business, the quality of our products may suffer and we may be unable to address competitive challenges, which would adversely affect our overall business, operations and financial condition.

We have previously identified material weaknesses and significant deficiencies in our internal control over financial reporting for our financial year ended December 31, 2022. If we experience additional material weaknesses in the future, we may not be able to accurately or timely report our financial condition or results of operations and investors may lose confidence in our financial reports and the market price of our common stock could be adversely affected.

We carried out an evaluation, under the supervision and with the participation of our Chief Executive Officer and Interim Chief Financial Officer, of the effectiveness of our internal controls over financial reporting as of December 31, 2022. In making this assessment, our management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in “Internal Control — Integrated Framework (2013).” Based on this assessment, management believed that, as of December 31, 2022, our internal control over financial reporting was ineffective based on those criteria. As a small company with limited resources that is mainly focused on the development and sales of our freeze dried treats, the Company did not employ a sufficient number of staff in its finance department to possess an optimal segregation of duties or to provide optimal levels of oversight. This resulted in certain audit adjustments and management believed that there may be a possibility for a material misstatement to occur in future periods while it employed the current number of personnel in its finance department.

To address and fully remediate this material weakness, management performed additional analyses and other procedures to ensure that the financial statements for the year ended December 31, 2022 fairly present, in all material respects, our financial position, results of operations and cash flows for the periods presented. Additionally, our remediation efforts for this material weakness included the hiring of additional staff members in our accounting and finance departments in 2023.

As a public company, we are required to comply with the requirements of the Sarbanes-Oxley Act, including, among other things, maintaining effective disclosure controls and procedures and internal control over financial reporting. We continue to develop and refine our disclosure controls and other procedures that are designed to ensure that the information we are required to disclose in the reports that we file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our management, including our principal executive and financial officers.

We must continue to improve our internal control over financial reporting. Once we are no longer considered to be a smaller reporting company, our management will then be required to make a formal assessment of the effectiveness of our internal control over financial reporting pursuant to Sarbanes-Oxley Act Section 404(a), and we may in the future be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with these requirements within the prescribed time period, we will be engaging in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of our internal control over financial reporting, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. There is a risk that we will not be able to conclude, within the prescribed time period or at all, that our internal control over financial reporting is effective as required by Section 404 of the Sarbanes-Oxley Act.

We cannot assure you that there are not, and will not be material weaknesses in our internal control over financial reporting in the future. Any failure to maintain effective internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or operating results. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our common stock could decline, and we could be subject to sanctions or investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain these and other effective control systems required of public companies, could also restrict our future access to the capital markets.

Risks Related to Our Business and Industry

The retail food and non-chocolate confectionary and freeze dried candy segments are highly competitive. If our competitors are more successful or offer better value to consumers, our business could decline.

We operate in a very competitive environment that is characterized by competition from a number of other retailers in the market in which we operate. We compete with large national and regional food retail companies, some of which have greater financial and operational resources than us, and with smaller local retailers, some of which may have lower administrative costs than us. We may be at a competitive disadvantage relative to certain of our large national and regional competitors whose operations are more geographically diversified than ours.

Increased competition could hurt our business. The freeze dried candy is fragmented and in its early stages of development, but it is becoming increasingly competitive. New competitors may easily enter the freeze dried candy market on which we are focused. The competitors may offer an equivalent or superior product to that of the Company. We expect the number of companies offering products and services in our market segment to increase.

If we are unable to compete effectively in our markets, our business could decline disproportionately to our competitors, and our results of operations and financial condition could be adversely affected. We can provide no assurance that we will be able to continue to compete successfully in any of our markets. Our inability to continue to compete successfully in any of our markets could have a material adverse effect on our business, prospects, liquidity, financial condition, and results of operations.

Failure to maintain sufficient internal production capacity, source appropriate external production capacity, or to enter into third-party agreements on terms that are beneficial for us may result in our inability to meet customer demand and/or may increase our operating costs and capital expenditures.

We intend to rely on internal production capacity and third-party co-manufacturers to fulfill our growing production needs. We have plans to expand our own production facilities, but in the short-term may need to increase our reliance on third parties to provide production and supply certain services for a number of our products. A failure by us or our co-manufacturers to comply with food safety, environmental, or other laws and regulations, or to produce products of the quality and taste-profile we expect, or with efficiency and at costs we expect, may also disrupt our supply of products. In addition, we may experience increased distribution and warehousing costs due to capacity constraints resulting from our growth. If we need to enter into additional co-manufacturing or distribution agreements in the future, we can provide no assurance that we would be able to find acceptable third-party providers or enter into agreements on satisfactory terms or at all. In addition, we will likely need to expand our internal capacity, which could increase our operating costs and could require significant capital expenditures. If we cannot maintain sufficient and satisfactory production, warehousing and distribution capacity, either internally or through third party agreements, we may be unable to meet customer demand and/or our manufacturing, distribution and warehousing costs may increase, which could negatively affect our business.

Loss of one or more of our co-manufacturers or our failure to timely identify and establish relationships with new co-manufacturers could harm our business and impede our growth.

We intend to rely on international co-manufacturers to provide us with a portion of our production capacity. The terms of these co-manufacturing agreements vary, and some of these arrangements are short-term or based on purchase orders. Volumes produced under each of these agreements can fluctuate significantly based upon the product’s life cycle, product promotions, alternative production capacity, and other factors, none of which are under our direct control. Any of the co-manufacturers with whom we do not have a written contract could seek to alter or terminate its relationship with us at any time, leaving us with periods during which we have limited or no ability to manufacture our products. If we need to replace a co-manufacturer, there can be no assurance that additional capacity will be available when required on acceptable terms, or at all.

An interruption in, or the loss of operations at, one or more of our co-manufacturing facilities, which may be caused by work stoppages, labor shortages, strikes or other labor unrest, production disruptions, product quality issues, local economic and political conditions, restrictive governmental actions, border closures, disease outbreaks or pandemics (such as COVID-19), the outbreak of hostilities, acts of war, terrorism, fire, earthquakes, severe weather, flooding or other natural disasters at one or more of these facilities, could delay, postpone or reduce production of some of our products, which could have a material adverse effect on our business, results of operations and financial condition until such time as such interruption is resolved or an alternate source of production is secured.

We believe there are a limited number of competent, high-quality co-manufacturers in the industry that meet our strict quality and control standards, and as we seek to continue to obtain additional or alternative co-manufacturing arrangements in the future, there can be no assurance that we would be able to do so on satisfactory terms, in a timely manner, or at all. Additionally, as we expand our operations internationally, we will need to further develop relationships with co-manufacturers overseas to meet sales demand, and there can be no assurance that we will be able to successfully do so. Therefore, the loss of one or more co-manufacturers, any disruption or delay at a co-manufacturer or any failure to identify and engage co-manufacturers for new products, product extensions and expanded operations could delay, postpone or reduce production of our products, which could have a material adverse effect on our business, results of operations and financial condition.

We rely on a small number of suppliers to provide our raw materials for certain of our treats, and our supply chain may be interrupted and prevent us from obtaining the necessary materials we need to operate.

We rely on suppliers and vendors to meet our high-quality standards and supply products in a timely and efficient manner. There is, however, no assurance that quality ingredients will continue to be available to meet our specific and growing needs. This may be due to, among other reasons, problems with our suppliers’ and vendors’ businesses, finances, labor relations, ability to export or import materials, product quality issues, costs, production, insurance and reputation, as well as disease outbreaks or pandemics such as the COVID-19 pandemic, acts of war, terrorism, natural disasters, fires, earthquakes, flooding or other catastrophic occurrences. If for any reason our suppliers or vendors became unable or unwilling to continue to provide services to us, this would likely lead to an interruption in our ability to import our products until we found another source that could provide these services. Failure to find a suitable replacement, even on a temporary basis, would have a material adverse effect on our ability to meet our current production targets, make it difficult to grow and would have an adverse effect on our results of operations.

During the first nine months of 2023, three key suppliers, Redstone Foods, Albanese and Guangdong, accounted for approximately 75% of our total raw material and packaging purchases. As a result of this concentration in our supply chain, our business and operations would be negatively affected if any of our key suppliers were to experience significant disruption affecting the price, quality, availability or timely delivery of their products. In the event that our supply from our current suppliers is interrupted, our operations may be interrupted resulting in lost revenue, added costs such as, without limitation, shipping costs, and distribution delays that could harm our business and customer relationships until we are able to identify and enter into an agreement with one or more alternative suppliers.

The challenges of competing with other non-chocolate confectionary businesses may result in reductions in our revenue and operating margins.

The retail food industry is very competitive, and particularly so in the non-chocolate confectionary segment. We compete with many companies on the basis of taste, quality and price of product offered, and customer service. Our success depends, in part, upon the popularity of our products and our ability to develop new items that appeal to a broad range of consumers. Shifts in consumer preferences away from products like ours, our inability to develop new items that appeal to a broad range of consumers, or changes in our offerings that eliminate products popular with some consumers could harm our business. In addition, aggressive pricing by our competitors or the entrance of new competitors into our markets could reduce our revenue and operating margins by forcing us to reduce our prices on similar product offerings in order to remain competitive. We also compete with other employers in our markets for workers and may become subject to higher labor costs as a result of such competition. Recently there has been a significant increase in labor costs.

We have been able to compete successfully by differentiating ourselves from our competitors by providing an expanding selection of freeze dried treats, competitive pricing and convenience. If changes in consumer preferences decrease the competitive advantage attributable to these factors, or if we fail to otherwise positively differentiate our product offering or customer experience from our competitors, our business, financial condition, and results of operations could be materially and adversely affected.

Many of our current competitors have, and potential competitors may have, longer operating histories, greater brand recognition, larger fulfillment infrastructures, greater technical capabilities, significantly greater financial, marketing, and other resources and larger customer bases than we do. These factors may allow our competitors to derive greater revenues and profits from their existing customer bases, acquire customers at lower costs or respond more quickly than we can to new or emerging technologies and changes in consumer preferences or habits. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns, and adopt more aggressive pricing policies (including but not limited to predatory pricing policies and the provision of substantial discounts), which may allow them to build larger customer bases or generate revenues from those customer bases more effectively than we are able to execute upon. There can be no assurance that we will be able to successfully compete against these competitors.

We expect competition in the non-chocolate confectionary and freeze dried candy segments generally to continue to increase. We believe that our ability to compete successfully in this market depends upon many factors both within and beyond our control, including:

•	the size and composition of our customer base;

•	the number of products that we feature on our website;

•	the quality and responsiveness of customer service;

•	our selling and marketing efforts;

•	the quality and price of the products that we offer;

•	the convenience of the shopping experience that we provide;

•	our ability to distribute our products and manage our operations; and

•	our reputation and brand strength.

Given the rapid changes affecting the global, national, and regional economies generally and the food and beverage industry, we may not be able to create and maintain a competitive advantage in the marketplace. Our success will depend on our ability to respond to, among other things, changes in consumer preferences, laws and regulations, market conditions, and competitive pressures. Any failure by us to anticipate or respond adequately to such changes could have a material adverse effect on our financial condition, operating results, liquidity, cash flow and our operational performance.

If we fail to compete successfully in this market, our business, financial condition, and results of operations would be materially and adversely affected.

Consumer preferences for our products could change rapidly, and, if we are unable to respond quickly to new trends, our business may be adversely affected.

Our business is focused on the development, manufacture, marketing, and sale of freeze dried treats. Consumer preferences, and therefore demand for our products, could change rapidly as a result of a number of factors, including consumer demand for specific nutritional content, dietary habits, or restrictions, including perceptions regarding food quality, concerns regarding the health effects of certain ingredients or macronutrient ratios, shifts in preferences for product attributes, laws and regulations governing product claims, brand reputation and loyalty, and product pricing. A significant shift in consumer demand away from our products, or towards competitive products, could limit our product sales, reduce our market share, and negatively impact our brand reputation, any of which could adversely affect our business, operating results, and financial condition.

If we fail to grow the value and enhance the visibility of our brand, our business could suffer.

While we believe we have a strong brand reputation, a key component of our growth strategy involves growing the value and enhancing the visibility of our “Sow Good” brand. Our ability to maintain, position and enhance our brand will depend on a number of factors, including the market acceptance of our current and future product offerings, the nutritional content of our products, food quality and safety, quality assurance, our advertising and marketing efforts, and our ability to build relationships with customers and consumers. Any negative publicity, regardless of its accuracy, could materially adversely affect our business. Brand value is often based on perceptions of subjective qualities, and any incident that erodes the loyalty of our customers, suppliers, or consumers, could significantly reduce the value of our brand and harm our business.

Any damage to our reputation or brand image could adversely affect our business or financial results.

Maintaining a good reputation is critical to our business. Our reputation or brand image could be adversely impacted by, among other things, any failure to maintain high ethical, social and environmental sustainability practices for our operations, the views of management and other stakeholders, our impact on the environment, public pressure from investors or policy groups to change our policies, consumer perceptions of our advertising campaigns, sponsorship arrangements or marketing programs, including opportunities we choose to forego due to management philosophy, consumer perceptions of our use of social media, or consumer perceptions of statements made by us, our employees and executives, agents or other third-parties. Negative publicity, including as a result of the social or political views of our management, employees, customers or vendors, or misconduct by our consumers, customers, vendors or employees, can also spread rapidly through social media. Should we not respond in a timely and appropriate manner to address negative publicity, our brand and reputation may be significantly harmed. Damage to our reputation or brand image or loss of consumer confidence in our services could adversely affect our business and financial results as well as require additional resources to rebuild or repair our reputation.

Fluctuations in various food and supply, transportation and shipping costs could adversely affect our operating results.

Supplies and prices of the ingredients that we are going to use to may be affected by a variety of factors, such as weather conditions (including the effects of climate change), natural disasters, seasonal fluctuations, demand, politics and economics in the production areas. These factors subject us to shortages or interruptions in product supplies, which could adversely affect our revenue and profits.

We rely on our suppliers to meet our quality standards and to supply ingredients and other products in a timely and safe manner, and in accordance with our product specifications. We have developed and implemented a series of measures to ensure the safety and quality of our third-party supplied products, including using contract specifications, certificates of analysis for some products or ingredients, sample testing by suppliers, and sensory based testing. However, no safety and quality measures can eliminate the possibility that suppliers may provide us with products that are inconsistent with our specifications, below our quality standards, improperly labeled, or unsafe for consumption. If this was to occur, in addition to the risks associated with negative customer and consumer experiences, we could face the possible seizure or recall of our products, or the imposition of civil or criminal sanctions, any of which could have an adverse impact on our business.

In addition, the price of candy, which is currently our main ingredient in our products, can be volatile. The candy of the quality we seek tends to trade on a negotiated basis, depending on supply and demand at the time of the purchase. An increase in pricing of any candy that we are going to use in our products could have a significant adverse effect on our profitability. We cannot assure you that we will be able to secure our candy supply. In addition, we may face limits on the ability to source some of the candy for our freeze dried treats.

In addition, our costs are affected by general inflationary pressures related to transportation and shipping costs, particularly to the extent we have additional retail sales and smaller order quantities. We are also subject to a reduction in our profitability due to increased labor costs for our employees. As we look to expand our distribution and market, we may not be able to increase our sales prices to absorb these costs. We cannot provide assurances that we will be able to maintain profitability consistent with our goals. As we plan for the acquisition of additional freeze driers, we also anticipate that the costs for this equipment will be more than as well as the lead time to receive the equipment once ordered will be longer than we have planned. This could increase our capital needs and also delay our ability to ramp up production in a timely manner to correspond to demand.

In addition, we purchase and use significant quantities of cardboard, film, and plastic to package our products. The costs of these products may also fluctuate based on a number of factors beyond our control, including changes in the competitive environment, availability of substitute materials, and macroeconomic conditions. If we are not successful in managing our raw material and packaging costs, if we are unable to increase our prices to fully or partially offset the increased costs, or if such price increases reduce our sales volumes, then such cost increases will adversely affect our operating results.

We may not be able to protect our intellectual property and proprietary technology adequately, which may impact our commercial success.

We believe that our intellectual property and proprietary technology has substantial value and has contributed significantly to the success of our business. We rely on a combination of copyrights, trademarks, trade dress, trade secrets, and trademarks laws, as well as confidentiality agreements and other contractual restrictions, to protect our intellectual property. However, these legal means afford only limited protection and may not adequately protect our intellectual property or permit us to gain or keep any competitive advantage.

Our trademarks, including our Sow Good logo, are valuable assets that reinforce our brand and consumers’ favorable perception of our products. We also rely on unpatented proprietary expertise, recipes and formulations, and other trade secrets and copyright protection to develop and maintain our competitive position. Our continued success depends in part upon our ability to protect and preserve our intellectual property.

Our confidentiality agreements with our employees, consultants, independent contractors and suppliers generally require that all information made known to them be kept strictly confidential. Nevertheless, trade secrets are difficult to protect. Our confidentiality agreements may not effectively prevent disclosure of our proprietary information and may not provide an adequate remedy in the event of unauthorized disclosure of such information. In addition, others may independently discover our trade secrets, in which case we would not be able to assert trade secret rights against such parties. Further, some of our manufacturing know-how and process has been implemented by or with our co-manufacturers. As a result, we may not be able to prevent others from using similar processes, which could adversely affect our business. In addition, we have not historically obtained confidentiality agreements or invention assignment agreements from all employees and consultants, which could impact our ability to protect our intellectual property and proprietary technology.

We cannot assure you that the steps we have taken to protect our intellectual property rights are adequate, that our intellectual property rights can be successfully defended and asserted in the future, or that third parties will not infringe upon or misappropriate any such rights. In addition, our trademark rights and related registrations may be challenged in the future and could be canceled or narrowed. Failure to protect our trademark rights could prevent us in the future from challenging third parties who use names and logos similar to our trademarks, which may in turn cause consumer confusion or negatively affect customers’ or consumers’ perception of our brand and products. In addition, if we do not keep our trade secrets confidential, others may produce products with our recipes or formulations. Moreover, intellectual property disputes and proceedings and infringement claims may result in a significant distraction for management and significant expense, which may not be recoverable regardless of whether we are successful. Such proceedings may be protracted with no certainty of success, and an adverse outcome could subject us to liability, force us to cease use of certain trademarks or other intellectual property, or force us to enter into licenses with others.

Third parties may initiate legal proceedings alleging that we are infringing or otherwise violating their intellectual property rights.

Our commercial success depends on our ability to develop and commercialize our products without infringing the intellectual property or proprietary rights of third parties. However, from time to time, we may be subject to legal proceedings and claims in the ordinary course of business with respect to intellectual property. Intellectual property disputes can be costly to defend and may cause our business, operating results, and financial condition to suffer. Whether merited or not, we may face allegations that we or parties indemnified by us have infringed or otherwise violated the patents, trademarks, copyrights, or other intellectual property rights of third parties. Such claims may be made by competitors seeking to obtain a competitive advantage or by other parties.

It may also be necessary for us to initiate litigation to defend ourselves in order to determine the scope, enforceability, and validity of third-party intellectual property or proprietary rights, or to establish our respective rights. Regardless of whether claims that we are infringing patents or other intellectual property rights have merit, such claims can be time-consuming, divert management’s attention and financial resources, and can be costly to evaluate and defend. Results of any such litigation are difficult to predict and may require us to stop commercializing or using our products, obtain licenses, modify our products while we develop non-infringing substitutes, or incur substantial damages, settlement costs, or face a temporary or permanent injunction prohibiting us from marketing or providing the affected products. If we require a third-party license, it may not be available on reasonable terms or at all, and we may have to pay substantial royalties, upfront fees, or grant cross-licenses to intellectual property rights for our products and solutions. We may also have to redesign our products so they do not infringe third-party intellectual property rights, which may not be possible or may require substantial monetary expenditures and time, during which our products may not be available for commercialization or use. Even if we have an agreement to indemnify us against such costs, the indemnifying party may be unable to uphold its contractual obligations. If we cannot or do not obtain a third-party license to the infringed intellectual property, license the intellectual property on reasonable terms, or obtain similar intellectual property from another source, our revenue and earnings could be adversely impacted.

Further, some third parties may be able to sustain the costs of complex litigation more effectively than we can because they have substantially greater resources. And even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions, or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our common stock. Moreover, any uncertainties resulting from the initiation and continuation of any legal proceedings could have a material adverse effect on our ability to raise the funds necessary to continue our operations. Assertions by third parties that we violate their intellectual property rights could therefore have a material adverse effect on our business, financial condition, and results of operations.

Food safety concerns and concerns about the health risk of our products may have an adverse effect on our business.

Food safety is a top priority for us, and we dedicate substantial resources to ensure that our customers enjoy safe and high-quality treats. However, foodborne illnesses and other food safety issues have occurred in the retail food industry in the past and could occur in the future. Also, our reliance on third-party food suppliers, distributors and food delivery aggregators increases the risk that foodborne illness incidents could be caused by factors outside of our control. A failure or perceived failure to meet our quality or safety standards, including product adulteration, contamination, or tampering, or allegations of mislabeling, whether actual or perceived, could occur in our operations or those of our co-manufacturers, distributors or suppliers. This could result in time consuming and expensive production interruptions, negative publicity, the destruction of product inventory, the discontinuation of sales or our relationships with such co-manufacturers, distributors, or suppliers, lost sales due to the unavailability of product for a period of time and higher-than-anticipated rates of returns of goods. The occurrence of health-related illnesses or other incidents related to the consumption of our products, including allergies, excessive consumption or death to a consumer, could also adversely affect the price and availability of affected ingredients, resulting in higher costs, disruptions in supply and a reduction in our sales.

Noncompliance with applicable food product quality and safety regulations can result in enforcement action by applicable regulatory agencies, including product recalls, market withdrawals, product seizures, warning letters, injunctions, or criminal or civil liability. Such incidents could also expose us to product liability, negligence or other lawsuits, including consumer class action lawsuits. Any claims brought against us may exceed or be outside the scope of our existing or future insurance policy coverage or limits. Any judgment against us that is more than our policy limits or not covered by our policies or not subject to insurance would have to be paid by us, which would affect our results of operations and financial condition. Moreover, negative publicity also could be generated from false, unfounded or nominal liability claims or limited recalls. The occurrence of foodborne illnesses or food safety issues could also adversely affect the price and availability of affected ingredients, which could result in disruptions in our supply chain, significantly increase costs and/or lower margins for us.

In addition, there is increasing consumer awareness of, and increased media coverage on, the alleged adverse health impacts of consumption of various food products globally. Our products contain fats, sugar and other compounds and allergens, the health effects of which are the subject of public scrutiny, including the suggestion that excessive consumption of sugar and other compounds can lead to a variety of adverse health effects. An unfavorable report on the health effects of certain compounds present in our products, or negative publicity or litigation arising from other health risks such as obesity, could significantly reduce the demand for our products. Additionally, there may be new laws and regulations that could impact the ingredients and nutritional content of our product offerings, or laws and regulations requiring us to disclose the nutritional content of our product offerings or otherwise restrict sales of our treats. A decrease in consumer traffic as a result of these health concerns, laws or regulations or negative publicity could materially and adversely affect our business.

Product liability exposure may subject us to significant liability.

We may face an inherent business risk of exposure to product liability and other claims and lawsuits in the event that the development or use of our technology or prospective products is alleged to have resulted in adverse effects. The sale of products for human use and consumption involves the risk of injury or illness to consumers. Such injuries may result from inadvertent mislabeling, tampering by unauthorized third parties or product contamination or spoilage. Under certain circumstances, we may be required to recall or withdraw products, suspend production of our products, or cease operations, which may lead to a material adverse effect on our business. In addition, customers may stop placing or cancel orders for such products as a result of such events.

Even if a situation does not necessitate a recall or market withdrawal, product liability claims might be asserted against us. While we are subject to governmental inspection and regulations and believe our facilities and those of our co-manufacturers and suppliers comply in all material respects with all applicable laws and regulations, if the consumption of any of our products causes, or is alleged to have caused, a health-related illness or death to a consumer, we may become subject to claims or lawsuits relating to such matters. Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that our products caused illness or physical harm could cause consumers to lose confidence in the safety and quality of our products. Moreover, claims or liabilities of this type might not be covered by our insurance or by any rights of indemnity or contribution that we may have against others. Although we maintain product liability and product recall insurance in an amount that we believe to be consistent with market practice, we cannot be sure that we will not incur claims or liabilities for which we are not insured or that exceed the amount of our insurance coverage. A product liability judgment against us or a product recall could have a material adverse effect on our business, financial condition, results of operations or liquidity.

We have no control over our products once purchased by consumers. Accordingly, consumers may store or prepare our products in a manner that is inconsistent with our directions or store our products for longer than approved periods of time, which may adversely affect the quality and safety of our products.

Although we believe our insurance coverage to be adequate and consistent with industry practice, we may not have sufficient insurance coverage, and we may not be able to obtain sufficient coverage at a reasonable cost. An inability to obtain product liability insurance at acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of our products. Further, any claim under our insurance policies may be subject to certain exceptions, may not be honored fully, in a timely manner, or at all, and we may not have purchased sufficient insurance to cover all losses incurred. If we were to incur substantial liabilities or if our business operations were interrupted for a substantial period, we could incur costs and suffer losses. Inventory, equipment, and business interruption losses may not be covered by our insurance policies. Additionally, insurance coverage may not be available to us at commercially acceptable premiums in the future, or at all.

Overall, we may not be able to avoid significant product liability exposure. A product liability claim could hurt our financial performance. Even if we ultimately avoid financial liability for this type of exposure, we may incur significant costs in defending ourselves that could hurt our financial performance and condition.

Our ability to maintain and expand our distribution network and attract consumers, customers, distributors, retailers and brokers will depend on a number of factors, some of which are outside our control.

We sell a substantial portion of our products through retailers such as Five Below, Target, Misfits Market/Imperfect Foods, distributors such as Redstone Foods, C.B. Distributors and Alpine Foods, and online through our website. The largest three retailers of our products for the nine months ended September 30, 2023 were Five Below, CB Distributors, Redstone Foods, and Alpine Foods, accounting for approximately 76% of our revenues for that period.

The loss of, or business disruption at, one or more of these retailers or distributors or a negative change in our relationship with one of our key retailers or a disruption to any one of our sales channels could have a material adverse effect on our business. If we do not maintain our relationship with existing retailers and distributors or develop relationships with new retailers and distributors, the growth of our business may be adversely affected, and our business may be harmed.

In addition, we may not be able to successfully manage all or any of the following factors in any of our current or prospective geographic areas of distribution:

•	the level of demand for our brands and product types;

•	our ability to price our products at levels competitive with those of competing products; and

•	our ability to deliver products in the quantity and at the time ordered by consumers, distributors, retailers and brokers.

Our inability to achieve success with regards to any of these factors in a geographic distribution area will have a material adverse effect on our relationships in that particular geographic area, thus limiting our ability to maintain or expand our market, which will likely adversely affect our revenues and financial results.

Further, if we are required to obtain additional or alternative distribution agreements or arrangements with our distributors or retailers in the future, we cannot be certain that we will be able to do so on satisfactory terms or in a timely manner. Our inability to enter into satisfactory distribution agreements may inhibit our ability to implement our business plan or to establish markets necessary to expand the distribution of our products successfully.

Our customers generally are not obligated to continue purchasing products from us.

Most of our customers are retailers or distributors that buy from us under purchase orders, and we generally do not have long-term agreements with or commitments from these customers for the purchase of products. We cannot provide assurance that our customers will maintain or increase their sales volumes or orders for the products supplied by us or that we will be able to maintain or add to our existing customer base. Decreases in our customers’ sales volumes or orders for products supplied by us may have a material adverse effect on our business, financial condition or results of operations.

If we face labor shortages or increased labor costs, our results of operations and our growth could be adversely affected.

Labor is a significant component of the cost of operating our business. Our ability to meet our labor needs while controlling labor costs is subject to external factors, such as employment levels, prevailing wage rates, minimum wage legislation, changing demographics, health and other insurance costs and governmental labor and employment requirements. In the event of increasing wage rates, if we fail to increase our wages competitively, the quality of our workforce could decline, while increasing our wages could cause our earnings to decrease. If we face labor shortages or increased labor costs because of increased competition for employees from our competitors and other industries, higher employee-turnover rates, or increases in the federal- or state-mandated minimum wage, change in exempt and non-exempt status, or other employee benefits costs (including costs associated with health insurance coverage or workers’ compensation insurance), our operating expenses could increase and our business, financial condition and results of operations could be materially and adversely affected.

Our success depends in part on the effectiveness of our digital marketing strategy and the expansion of our social media presence, but there are risks associated with these efforts.

Our digital marketing strategy is integral to our business, as well as to the achievement of our growth strategies. Maintaining, positioning, and enhancing our brand will depend in part on the success of our marketing efforts. As part of these efforts, we rely on social media and other digital marketing to retain customers, attract new customers and consumers to our brand, and enhance the overall visibility of our brand in the market. However, there are a variety of risks associated with these efforts, including the potential for negative comments about or incidents involving us, whether or not accurate, as well as the potential for the improper disclosure of proprietary information about us or consumers. In addition, there is a risk of the U.S. Federal Trade Commission (“FTC”), or other government agency, or other litigation claiming that our marketing does not meet applicable legal requirements or guidance, is not truthful, is misleading, or is unfair or deceptive to consumers. Further, the growing use of social and digital media may increase the speed and extent that information, or misinformation, and opinions about us and our products can be shared. For example, many social media platforms immediately publish content created or uploaded by their participants, often without filters or checks regarding the accuracy of the content posted. Negative publicity about us, our brand or our products on social or digital media could seriously damage our brand and reputation, as well as our significant social media presence. In addition, the misuse of social media and digital marketing platforms by us, our employees, customers, consumers, social media influencers, or business partners could increase our costs, lead to litigation, or result in negative publicity that could damage our reputation. If we do not maintain and enhance the favorable perception of our brand, we may not be able to increase product sales, which could prevent us from achieving our strategic objectives.

Any failure to adequately store, maintain and deliver our products could materially adversely affect our business, reputation, financial condition, and operating results.

Our ability to adequately store, maintain, and deliver our products is critical to our business. Keeping our food products at specific temperatures and humidity levels maintains food safety and quality. In the event of extended power outages, labor disruptions, natural disasters or other catastrophic occurrences, failures of the refrigeration systems in our third-party delivery trucks, or other circumstances, our inability to store inventory at appropriate temperatures and low humidity could result in significant product inventory losses, as well as increased risk of food-borne illnesses and other food safety incidents. Improper handling or storage of food by a customer, without any involvement or fault of ours or our retail customers, could result in food-borne illnesses, which could result in negative publicity and harm to our brand and reputation. Any failure to adequately store, maintain, or transport our products could negatively impact the safety, quality and merchantability of our products and the experience of our customers. The occurrence of any of these risks could materially adversely affect our business, reputation, financial condition, and operating results.

Failure to manage inventory at optimal levels could adversely affect our business, financial condition and results of operations.

We are required to manage a large volume of inventory of products effectively for our business. We depend on our forecasts for the anticipated demand for our products to make procurement plans and manage our inventory. Our forecast for demand, however, may not accurately reflect the actual market demands, which depends on a number of factors including, without limitation, launches of new products, changes in product life cycles and pricing, product defects, changes in consumer spending patterns, supplier back orders and other supplier-related issues, distributors’ and retailers’ procurement plans, as well as the volatile economic environment in the markets where we sell our products. In addition, when we launch a new product with new components or raw material, it may be difficult to establish relationships, determine appropriate raw material and product selection, and accurately forecast market demand for such product. We cannot assure you that we will be able to maintain proper inventory levels for our business at all times, and any such failure may have a material and adverse effect on our business, financial condition and results of operations.

Inventory levels in excess of distributor and/or consumer demand may result in inventory write-downs or an increase in inventory holding costs and a potential negative effect on our liquidity. As we plan to continue expanding our product offerings, we expect to include more products in our inventory, which will make it more challenging for us to manage our inventory effectively and will put more pressure on our storing system. If we fail to manage our inventory effectively, we may be subject to a heightened risk of inventory obsolescence, a decline in inventory values, and significant inventory write-downs or write-offs. In addition, we may be required to lower sale prices in order to reduce inventory level, which may lead to lower gross margins. High inventory levels may also require us to commit substantial capital resources, preventing us from using that capital for other important purposes. Any of the above may materially and adversely affect our results of operations and financial condition.

Conversely, if we underestimate distributor or consumer demand, or if our supplier fails to provide products to us in a timely manner, we may experience inventory shortages, which may, in turn, require us to purchase our products at higher costs, result in unfulfilled product orders, leading to a negative impact on our financial condition and our relationships with distributors or consumers. Under-stocking can lead to missed sales opportunities, while over-stocking could result in inventory depreciation and decreased shelf space for products that are in higher demand. These results could adversely affect our business, financial condition and results of operations.

Information security events, or real or perceived errors, failures, or bugs in our systems; other technology disruptions; or failure to comply with laws and regulations relating to information security could negatively impact our business, our reputation and our relationships with customers.

Our continued success depends in part on our systems, applications, and software continuing to operate to meet our business demands. We rely on information technology systems and infrastructure for substantially all aspects of our business operations. We use mobile applications, social networking, and other online activities to connect with our customers, consumers, suppliers, and employees. Our business involves the storage and transmission of confidential information and intellectual property, including information pertaining to customers, consumers, vendors, distributors, and suppliers, and employees. We also may maintain financial and strategic information about us and our business partners. Further, as we pursue new initiatives that enhance our operations and cost structure, potentially including acquisitions, we may also be required to expand and improve our information technologies, resulting in a larger technological presence and corresponding exposure to cybersecurity risk. Like all technology and information systems, such use gives rise to cybersecurity risks, including security incidents, espionage, system disruption through material errors, failures, vulnerabilities, or bugs, particularly when new features or capabilities are released, theft, and inadvertent release of information. Our technology and information systems may be subject to computer viruses or malicious code, break-ins, phishing impersonation attacks, attempts to overload our servers with denial-of-service or other attacks, ransomware, and similar incidents or disruptions from unauthorized access or use of our computer systems, as well as unintentional incidents causing data leakage, any of which could lead to interruptions, delays, or website or mobile app shutdowns. Electronic security attacks designed to gain access to personal, sensitive, or confidential data are constantly evolving, and such attacks continue to grow in sophistication. If we fail to assess and identify cybersecurity risks associated with new initiatives or acquisitions, we may become increasingly vulnerable to such risks.

While we have implemented measures designed to prevent security incidents and cyber attacks, our preventative measures and incident response efforts may not be effective. The theft, destruction, loss, misappropriation, misuse, or release of sensitive or confidential information or intellectual property, or interference with our information technology systems or the technology systems of third parties on which we rely, could result in business disruption, negative publicity, reputational harm, violation of privacy laws, loss of customers, and liability, all of which could have a material adverse effect on our business, operating results, and financial condition. Additionally, as a result of a security incident, we could be subject to demands, claims, and litigation by private parties and investigations, related actions, and penalties by regulatory authorities. Moreover, we could incur significant costs in notifying affected persons and entities and otherwise complying with the multitude of laws and regulations relating to the unauthorized access to, or acquisition, use, or disclosure of personal information.

Further, our operations depend on the continuing and efficient operation of our information technology, communications systems and infrastructure, and on cloud-based platforms, including platforms operated by vendors. Any of these systems and infrastructure are vulnerable to damage or interruption from earthquakes, vandalism, sabotage, terrorist attacks, floods, fires, power outages, telecommunications failures, computer viruses or other deliberate attempts to harm the systems. The occurrence of a natural or intentional disaster, any decision to close a facility we are using without adequate notice, or particularly an unanticipated problem at a cloud- based virtual server facility, could result in harmful interruptions in our service, resulting in adverse effects to our business. Although we have invested in the protection of data and information technology, there can be no assurances that our efforts will protect us against significant breakdowns, breaches in our systems, or other cyber incidents that could have a material adverse effect on our reputation, business, operations, or financial condition of the company.

Our collection, use, and disclosure of information, including personal information, is subject to federal, state and foreign privacy and security regulations and binding industry standards; new or changed regulations could impose significant costs to our operation and failure to comply with those regulations or to adequately secure the information we hold could result in significant liability or reputational harm.

We are subject to numerous federal, state and local rules and regulations relating to the collection, processing, storing, sharing, disclosure, use, and security of personal information and other data. We also are or may in the future be subject to contractual obligations to protect data. We strive to comply with applicable laws, contractual obligations, and our own policies pertaining to the processing of personal information. Nevertheless, such laws, regulations, and other obligations may require us to change our business practices and may negatively impact our ability to expand our business and pursue business opportunities. We may incur significant expenses to comply with the laws, regulations, and other obligations that apply to us. Additionally, the privacy- and data protection-related laws, rules, and regulations applicable to us may be interpreted and applied in new ways or in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Further, new laws, rules, and regulations could be enacted with which we are not familiar or with which our practices do not comply.

Several U.S. jurisdictions have passed omnibus privacy laws that apply to us now or may apply in the future as we grow and expand, and other jurisdictions are considering imposing additional restrictions. Examples include the California Consumer Privacy Act (the “CCPA”), as amended by the California Privacy Rights Act (collectively, “CPRA”). Since the passage of the CCPA, more than ten (10) U.S. states have enacted omnibus privacy laws, which will go into effect at varying dates through 2026. The CCPA and other state omnibus laws provide consumers with substantial rights over their personal information, impose notice obligations on companies, and require companies to implement programs to manage such rights. As Company operates in the business-to-business space, Company will not be directly subject to the majority of the enacted state omnibus privacy laws. Nonetheless, to the extent that certain of these laws are applicable to us, and to the extent that other states enact laws in the future that are or may be applicable to us, we will need to expend resources to evaluate such regulations and implement compliance solutions. If we engage in email marketing or certain telemarketing activities, we will be subject to issue-specific laws pertaining to the use of information, including laws on marketing and advertising, such as the Telephone Consumer Protection Act and the Telemarketing Sales Rule and the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, and their state counterparts.

Further, if our operations bring us into the scope of non-U.S. privacy and data protection regulations, we may be subject to additional privacy and data protection regulations, which may require us to spend resources to comply with such programs and expose us to risk for any actual or perceived failure to comply.

We also are or may be subject to binding industry standards, including the Payment Card Industry Data Security Standard (“PCI-DSS”), due to our acceptance of payment cards. If we or our payment processors fail to comply with the PCI-DSS, we may incur significant fines or liability and lose access to major payment card systems. Industry groups may in the future adopt additional self-regulatory standards by which we are legally or contractually bound.

Compliance with these and any other applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and we may be required to put in place additional mechanisms ensuring compliance with the new data protection rules. Any failure or perceived failure by us to comply with privacy or data protection laws, policies, or industry standards or any security incident that results in the unauthorized release of personal information may result in governmental enforcement actions and investigations, fines and penalties, litigation and/or adverse publicity, including by consumer advocacy groups, and could cause our customers to lose trust in us, which could have an adverse effect on our reputation and business. Such failures could have a material adverse effect on our financial condition and operations. If the third parties we work with violate applicable laws, contractual obligations or suffer a security incident, such violations may also put us in breach of our obligations under privacy laws and regulations and/or could in turn have a material adverse effect on our business.

Our international sales and operations, including our planned business development activities outside of the United States, subject us to additional risks and challenges that can adversely affect our business, results of operations and financial condition.

As part of our growth strategy, we expect to continue to expand our international operations, provide our treats in additional languages and on-board new customers outside the U.S. Any new markets or countries into which we attempt to sell our treats may not be receptive to our business development activities. We believe that our ability to attract new customers is directly correlated to the level of engagement we achieve with our customers in their home countries. To the extent that we are unable to effectively engage with non-U.S. customers, we may be unable to effectively grow in international markets.

Our international operations also subject us to a variety of additional risks and challenges, including:

•	increased management, travel, infrastructure and legal compliance costs associated with having operations and developing our business in multiple jurisdictions;

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providing our treats and operating our business across a significant distance, in different languages, among different cultures and time zones, including the potential need to modify our marketing and products to ensure that they are culturally appropriate and relevant in different countries;

•	compliance with non-U.S. data privacy, protection and security laws, rules and regulations, including data localization requirements, and the risks and costs of non-compliance;

•	legislative changes that may impose fines or other penalties for failure to comply with certain content removal, law enforcement cooperation and disclosure obligations;

•	longer payment cycles and difficulties enforcing agreements, collecting accounts receivable or satisfying revenue recognition criteria, especially in emerging markets;

•	hiring, training, motivating and retaining highly-qualified personnel, while maintaining our unique corporate culture;

•	increased financial accounting and reporting burdens and complexities;

•	longer sales cycles;

•	requirements or preferences for domestic products;

•	differing technical standards, existing or future regulatory and certification requirements and required features and functionality;

•	orders restricting or blocking our services in particular geographies, or other government-imposed remedies as a result of content hosted on our services;

•	political and economic conditions and uncertainty in each country or region in which we operate and general economic and political conditions and uncertainty around the world;

•	changes in a specific country’s or region’s political or economic conditions;

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compliance with laws and regulations for non-U.S. operations, including anti-bribery laws, import and export control laws, tariffs, trade barriers, economic sanctions and other regulatory or contractual limitations on our ability to sell our treats and develop our business in certain non-U.S. markets, and the risks and costs of non-compliance;

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heightened risks of unfair or corrupt business practices in certain geographies and of improper or fraudulent sales arrangements that may impact our financial condition and result in restatements of our condensed financial statements;

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heightened risks of unfair or corrupt business practices in certain geographies and of improper or fraudulent sales arrangements that may impact our financial condition and result in restatements of our condensed financial statements;

•	fluctuations in currency exchange rates and related effects on our results of operations;

•	difficulties in repatriating or transferring funds from or converting currencies in certain countries;

•	communication and integration problems related to entering new markets with different languages, cultures and political systems;

•	new and different sources of competition;

•	differing labor standards, including restrictions related to, and the increased cost of, terminating employees in some countries;

•	the need for localized subscription agreements;

•	the need for localized language support and difficulties associated with delivering support, training and documentation in languages other than English;

•	increased reliance on channel partners;

•	reduced protection for intellectual property rights in certain non-U.S. countries and practical difficulties of obtaining, maintaining, protecting and enforcing such rights abroad; and

•	compliance with the laws of numerous foreign taxing jurisdictions, including withholding tax obligations, and overlapping of different tax regimes.

Any of these risks and challenges could adversely affect our operations, reduce our revenue or increase our operating costs, each of which could adversely affect our ability to expand our business outside of the United States and thereby our business more generally, as well as our results of operations, financial condition and growth prospects.

Compliance with laws and regulations applicable to our international operations substantially increases our cost of doing business. We may be unable to keep current with changes in government requirements as they change from time to time. Failure to comply with these regulations could have adverse effects on our business. In many foreign countries it is common for others to engage in business practices that are prohibited by our internal policies and procedures or U.S. or other regulations applicable to us. Although we have implemented policies and procedures designed to ensure compliance with these laws and policies, there can be no assurance that our employees, contractors, partners and agents will comply with these laws and policies. Violations of laws or our policies by our employees, contractors, partners or agents could result in delays in revenue recognition, financial reporting misstatements, enforcement actions, disgorgement of profits, fines, civil and criminal penalties, damages, injunctions, other collateral consequences and increased costs, including the costs associated with defending against such actions, or the prohibition of the importation or exportation of our treats, each of which could adversely affect our business, results of operations and financial condition.

Risks Related to the Regulatory Environment

Our operations are subject to regulation by the FDA and other federal, state, and local authorities in the U.S., and in any other jurisdictions in which we may sell our products, and there is no assurance that we will be in compliance with all laws and regulations.

Our operations are subject to extensive regulation by the FDA and other federal, state, and local authorities in the U.S. and in any other jurisdictions in which we may sell our products including Canada and Israel. Specifically, for products manufactured or sold in the U.S., we are subject to the requirements of the Federal Food, Drug, and Cosmetic Act (“FDCA”) and regulations promulgated thereunder by the FDA. This comprehensive regulatory program governs, among other things, the manufacturing, ingredients, packaging, labeling, and safety of food. Under this program, the FDA requires that facilities that manufacture food products comply with a range of requirements, including hazard analysis and preventative controls regulations, current good manufacturing practices (“GMPs”), and supplier verification requirements. Our co-manufacturers prepare and package freeze dried candies per our specifications at their processing facilities and are subject to periodic inspection by foreign, federal, state, and local authorities. If our products are not manufactured, processed, packaged and labeled in conformity with our specifications and the strict regulatory requirements of the FDA or other regulatory authorities, we or our co-manufacturers may be subject to adverse inspectional findings or enforcement actions, which could materially impact our ability to market our products or result in a recall of our product, that have already been distributed. If the FDA or another regulatory authority determines that we or our suppliers or other business partners have not complied with applicable regulatory requirements, our business may be adversely impacted.

We seek to comply with applicable laws and regulations through expert personnel with experience to ensure quality-assurance compliance and contracting with third-party laboratories that conduct analyses of new products to establish nutrition labeling information and to help identify certain potential contaminants before distribution. Our existing compliance structures may be insufficient to address the current or changing regulatory environment. This may result in gaps in compliance coverage or the omission of necessary new compliance activity. The failure to comply with applicable laws and regulations, or maintain permits, licenses, or registrations relating to our or their operations, could subject us to civil remedies or penalties, including fines, injunctions, product recalls, warning letters, or restrictions on the marketing or manufacturing of products, as well as potential criminal sanctions, any of which could result in increased operating costs and reputational harm. In addition, changes to laws, regulations, or policies applicable to foods could leave us vulnerable to adverse governmental action and materially adversely affect our business, operating results, and financial condition.

Even inadvertent, non-negligent or unknowing violations of federal, state, or local regulatory requirements could expose us to adverse governmental action and materially adversely affect our business, operating results, and financial condition.

The FDCA, which governs the shipment of foods in interstate commerce, generally does not distinguish between intentional and unknowing, non-negligent violations of the law’s requirements. Most state and local laws operate similarly. Consequently, almost any deviation from subjective or objective requirements of the FDCA, or applicable state or local laws, leaves us vulnerable to a variety of administrative actions, enforcement actions, and/or civil and criminal penalties. Failure to comply with laws and regulations could materially adversely affect our business, operating results, and financial condition.

Risks Related to Ownership of Our Common Stock

Our common stock is currently quoted on the OTCQB, which may have an unfavorable impact on our stock price and liquidity.

Our common stock is currently quoted on the OTCQB. The quotation of our shares on the OTCQB may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future. When fewer shares of a security are being traded on the OTCQB, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Due to lower trading volumes in shares of our common stock, there may be a lower likelihood that orders for shares of our common stock will be executed, and current prices may differ significantly from the price that was quoted at the time of entry of the order.

The market price of our common stock is, and is likely to continue to be, highly volatile and subject to wide fluctuations.

The market price of our common stock is likely to continue to be highly volatile and could be subject to wide fluctuations in response to a number of factors, some of which are beyond our control, including but not limited to:

•

dilution caused by the issuance of additional shares of common stock and other forms of equity securities, which we expect to make in connection with future capital financings to fund our operations and growth, to attract and retain valuable personnel and in connection with future strategic partnerships with other companies;

•	quarterly variations in our revenues and operating expenses as we commence our production and sales;

•	changes in the valuation of similarly situated companies, both in our industry and in other industries sales;

•	challenges associated with timely SEC filings;

•	changes in analysts’ estimates affecting our company, our competitors and/or our industry;

•	changes in the accounting methods used in or otherwise affecting our industry;

•	additions and departures of key personnel;

•	fluctuations in interest rates and the availability of capital in the capital markets;

•	significant sales of our common stock, including sales by selling shareholders following the registration of shares under this prospectus;

•	any guidance we may provide to the public, any changes in this guidance, or our failure to meet this guidance;

•	announcements of new products by us or our competitors, and competition from new or existing products;

•	addition or loss of significant customers, suppliers or other business partners;

•	new laws or regulations applicable to our business or products, or changes to the interpretation of existing laws or regulations;

•	announcements of significant acquisitions, strategic partnerships, or joint ventures by us or our competitors;

•	outcome of litigation, regulatory matters, enforcement actions, or other disputes that may arise; and

•	general economic, industry, and market conditions.

These and other factors are largely beyond our control, and the impact of these risks, singly or in the aggregate, may result in material adverse changes to the market price of our common stock and our results of operations and financial condition.

Further, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the trading prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations may negatively impact the trading price of our common stock.

In the past, companies that have experienced volatility in the trading of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could harm our business.

We have never paid dividends on our common stock and we do not intend to pay dividends for the foreseeable future.

We have never declared or paid any dividends on our common stock and do not intend to pay any dividends in the foreseeable future. We anticipate that we will retain all of our future earnings if any, to service debt, fund growth, develop our business, fund working capital needs, and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors should rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment in our common stock.

Future sales and issuances of our common stock, or securities convertible into or exercisable for our common stock, including pursuant to our equity incentive plans, could result in additional dilution of the percentage ownership of our stockholders and could cause the trading price of our common stock to decline.

In the future, we may sell shares of our common stock, or securities convertible into or exercisable for our common stock, in one or more transactions at prices and in a manner we determine from time to time. We also expect to issue additional shares of our common stock to directors, officers, employees, and consultants pursuant to our equity incentive plans. If we sell shares of our common stock, or securities convertible into or exercisable for our common stock, in subsequent transactions, or if shares of our common stock are issued pursuant to our equity incentive plans, investors may be materially diluted. In addition, new investors in such subsequent transactions could receive securities with rights senior to those of holders of our common stock.

Substantial future sales of our common stock, or the perception in the public markets that these sales may occur, could cause our share price to fall.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares of our common stock intend to sell shares, could reduce the trading price of our common stock and may make it more difficult for you to sell your common stock at a time and price that you deem appropriate. We had 5,603,083 shares of our common stock outstanding as of September 30, 2023. The shares of common stock registered for sale pursuant to this registration statement will be freely tradable without restriction under the Securities Act, except for any shares of our common stock that may be held or acquired by our directors, executive officers and other “affiliates,” as that term is defined in the Securities Act, which will be restricted securities under the Securities Act. Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available.

As described elsewhere in this prospectus, outstanding shares of our common stock may be freely sold in the public market at any time to the extent permitted by Rules 144 and 701 under the Securities Act, or to the extent that such shares have already been registered under the Securities Act and are held by non-affiliates.

We are a “smaller reporting company,” and the reduced disclosure requirements applicable to smaller reporting companies may make our common stock less attractive to investors.

We are a “smaller reporting company” under applicable SEC rules, meaning that the market value of our common stock held by non-affiliates is less than $700.0 million and our annual revenue was less than $100.0 million during the most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250.0 million, or (ii) our annual revenue was less than $100.0 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates was less than $700.0 million. As a smaller reporting company we may choose to present only the two most recent years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure in our Annual Report on Form 10-K, and we may take advantage of reduced disclosure obligations regarding executive compensation.

The concentration of our stock ownership limits our shareholders’ ability to influence corporate matters.

Our officers and directors have significant influence over us through their ownership of shares of our common stock. As of the date of this prospectus, our directors and officers beneficially own shares of our common stock which represents approximately 57% of the voting power of our outstanding capital stock. As a consequence, our directors and officers have the power to affect our management and affairs and overall matters requiring shareholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our Company or our assets, for the foreseeable future. This concentrated control limits or restricts our shareholders’ ability to influence corporate matters and, as a result, we may take actions that our shareholders do not view as beneficial. As a result, the market price of our common stock could be adversely affected.

Anti-takeover provisions contained in our articles and bylaws, as well as provisions of Nevada law, could impair a takeover attempt.

Our amended and restated articles of incorporation and bylaws currently contain provisions that, together with Nevada law, could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by our board of directors. Our corporate governance documents presently include provisions such as limiting the liability of, and providing indemnifications to, our directors and officers. These provisions could delay hostile takeovers and changes in control of our Company or changes in our management.

As a Nevada corporation, we may also become subject to the provisions of Nevada Revised Statutes Sections 78.378 through 78.3793, which prohibit an acquirer, under certain circumstances, from voting shares of a corporation’s stock after crossing specific threshold ownership percentages, unless the acquirer obtains the approval of the stockholders of the issuer corporation. The first such threshold is the acquisition of at least one-fifth, but less than one-third of the outstanding voting power of the issuer. We may become subject to the above referenced Statutes if we have 200 or more stockholders of record, at least 100 of whom are residents of the State of Nevada and do business in the State of Nevada directly or through an affiliated corporation.

Any provision of our amended and restated articles of incorporation, our bylaws or Nevada law that has the effect of delaying or deterring a change in control of our Company could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

Our quarterly operating results may fluctuate significantly, period-to-period comparisons of our results may not be meaningful, and these fluctuations may cause the price of our common stock to decline.

Our quarterly results, including our revenues, operating expenses, operating margins, and profitability, may fluctuate significantly in the future, and period-to-period comparisons of our results may not be meaningful. Accordingly, the results of any one quarter should not be viewed as a prediction or indication of our future performance. In addition, our quarterly results may not fully reflect the underlying performance of our business.

Factors that may cause fluctuations in our quarterly results include, but are not limited to:

•	our inability to retain our existing customers, and expand sales of our products to our existing customers;

•	our ability to attract new customers and consumers to our brand, the type and amount of products purchased, and the cost of acquisition;

•	the mix of our products sold during the period, and the gross margins associated with those sales;

•	changes in our pricing policies, or those of our competitors;

•	the amount and timing of discounts, rebates, or promotional activity;

•	the amount and timing of costs and operating expenses related to the expansion of manufacturing capacity, distribution channels, production capabilities, and operational infrastructure;

•	the amount and timing of costs and operating expenses associated with developing and commercializing new products;

•	the amount and timing of costs and operating expenses related to the acquisition of businesses, assets, technologies, or intellectual property rights;

•	the timing and impact of any security breaches, service outages or other performance problems with our technology infrastructure and software solutions;

•	the timing and costs associated with legal or regulatory actions;

•	changes in the competitive dynamics of our industry, including consolidation among customers, suppliers, or competitors;

•	loss of our executive officers or other key employees;

•	trends and conditions impacting the consumer packaged goods industry, and the freeze dried goods category in particular;

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the impacts and disruptions caused by the COVID-19 pandemic, or any other pandemics, epidemics, disease outbreak, or similar widespread public health concern on our business and operating results, or incidence of disease; and

•	general economic, political, social, and market conditions.

Fluctuations in quarterly results, or for any other period, may negatively impact the value of our common stock, regardless of whether they impact or reflect the overall performance of our business. If our quarterly results, or results for any other period, fall below the expectations of investors or any securities analysts who follow our stock, or below any guidance we may provide, the trading price of our common stock could decline substantially.

Risks Related to Accounting and Tax Matters

Changes in tax laws or regulations that are applied adversely to us in the various tax jurisdictions to which we are subject could increase the costs of our products and harm our operating results.

New income, sales, use, or other tax laws, statutes, rules, regulations, or ordinances could be enacted at any time. Those enactments could harm our business, operating results, and financial condition. Further, existing tax laws, statutes, rules, regulations, or ordinances could be interpreted, changed, modified, or applied adversely to us. These events could require us to pay additional tax amounts on a prospective or retroactive basis, as well as require us to pay fines, and penalties, and interest for past amounts deemed to be due, any of which would harm our operating results.

Changes in existing financial accounting standards or practices may require us to restate our reported financial results or harm our operating results.

GAAP is subject to interpretation by the Financial Accounting Standards Board, the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results and could affect the reporting of transactions completed before the announcement of a change. Adoption of such new standards and any difficulties in the implementation of changes in accounting principles, including the ability to modify our accounting systems, could cause us to fail to meet our financial reporting obligations, which could lead to regulatory enforcement actions, cause investors to lose confidence in our financial reports, and result in a decline in the trading price of our common stock.

General Risks

Conditions in Israel, including the recent attack by Hamas and other terrorist organizations from the Gaza Strip and Israel’s war against them, may affect our operations.

A portion of our sales come from Israel, and because of this our business and operations are directly affected by economic, political, geopolitical and military conditions in Israel.

Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its neighboring countries and terrorist organizations active in the region. These conflicts have involved missile strikes, hostile infiltrations and terrorism against civilian targets in various parts of Israel, which have negatively affected business conditions in Israel.

During the summer of 2006, Israel was engaged in an armed conflict with Hezbollah, a Lebanese Islamist Shiite militia group and political party. In December 2008 and January 2009 there was an escalation in violence among Israel, Hamas, the Palestinian Authority and other groups, as well as extensive hostilities along Israel’s border with the Gaza Strip, which resulted in missiles being fired from the Gaza Strip into Southern Israel. During November 2012 and from July through August 2014, Israel was engaged in an armed conflict with a militia group and political party who controls the Gaza Strip, which resulted in missiles being fired from the Gaza Strip into Southern Israel, as well as at areas more centrally located near Tel Aviv and at areas surrounding Jerusalem. On October 7, 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. Following the attack, Israel’s security cabinet declared war against Hamas and a military campaign against these terrorist organizations commenced in parallel to their continued rocket and terror attacks. Moreover, the clash between Israel and Hezbollah in Lebanon may escalate in the future into a greater regional conflict.

Any hostilities involving Israel, or the interruption or curtailment of trade within Israel or between Israel and its trading partners could adversely affect our operations and results of operations or could make it more difficult for us to raise capital. The conflict situation in Israel could also cause disruptions in our supply chain and international trade, including the export of our products. The conflict situation in Israel could also result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements.

It is currently not possible to predict the duration or severity of the ongoing conflict or its effects on our business, operations and financial conditions. The ongoing conflict is rapidly evolving and developing, and could disrupt our business and operations in Israel or hamper our ability to raise additional funds, among others.

Our business depends substantially on the continuing efforts of our senior management and other key personnel, including Ira and Claudia Goldfarb, our Executive Chairman and the Chief Executive Officer, respectively, and our business may be severely disrupted if we lose their services.

Our future success heavily depends on the continued service of our senior management and other key employees, especially the continued contributions of Ira and Claudia Goldfarb, our Executive Chairman and Chief Executive Officer, respectively, whose knowledge, leadership and technical expertise would be difficult to replace. Our executive officers or key personnel could terminate their employment with us at any time without penalty. In addition, we do not maintain key person life insurance policies on any of our employees. If one or more of our senior executives is unable or unwilling to continue to work for us in the present position, we may have to spend a considerable amount of time and resources searching, recruiting, and integrating a replacement into our operations, which would substantially divert management’s attention from our business and severely disrupt our business. This may also adversely affect our ability to execute our business strategy.

A worsening of economic conditions or a decrease in consumer spending may adversely impact our ability to implement our business strategy.

Our success depends to a significant extent on discretionary consumer spending, which is influenced by general economic conditions and the availability of discretionary income. There is no certainty regarding economic conditions in the United States, and credit and financial markets and confidence in economic conditions could deteriorate at any time. Accordingly, we may experience declines in revenue during economic turmoil or during periods of uncertainty. In addition, sustained periods of inflation may result in a decline in the amount of discretionary spending and otherwise hamper our gross margins. Future economic conditions such as employment levels, business conditions, housing starts, interest rates, inflation rates, energy and fuel costs and tax rates could reduce consumer spending or change consumer purchasing habits. Any material decline in the amount of discretionary spending, leading cost-conscious consumers to be more selective in food products purchased, could have a material adverse effect on our revenue, results of operations, business and financial condition.

The failure to successfully integrate newly acquired products or businesses could negatively impact our profitability.

From time to time, we may consider opportunities to acquire other products or businesses that may expand the breadth of our markets or customer base. The success of future acquisitions will be dependent upon our ability to effectively integrate the acquired products and operations into our business. Integration can be complex, expensive and time-consuming. The failure to successfully integrate acquired products or businesses in a timely and cost-effective manner could materially adversely affect our business, prospects, results of operations and financial condition. The diversion of our management’s attention and any difficulties encountered in any integration process could also have a material adverse effect on our ability to manage our business. In addition, the integration process could result in the loss of key employees, the disruption of ongoing businesses, tax costs or inefficiencies, or inconsistencies in standards, any of which could adversely affect our ability to maintain the appeal of our brand and our relationships with customers, employees or other third parties or our ability to achieve the anticipated benefits of such acquisitions and could harm our financial performance. We do not know if we will be able to identify acquisitions we deem suitable, whether we will be able to successfully complete any such acquisitions on favorable terms or at all, or whether we will be able to successfully integrate any acquired products or businesses. Additionally, an additional risk inherent in any acquisition is that we fail to realize a positive return on our investment.

Claims, legal proceedings, and other disputes could divert our management’s attention, have a negative impact on our reputation, expose us to significant liabilities, and make it more difficult to obtain insurance coverage.

From time to time, we may be party to various claims, legal proceedings, and other disputes. We evaluate these matters to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we may establish reserves, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from our assessments and estimates.

Even when not merited, the defense of legal proceedings may divert our management’s attention, and we may incur significant expenses in defending these matters. The results of legal proceedings are inherently uncertain, and adverse judgments or settlements in some of these proceedings may result in adverse monetary damages, penalties, or injunctive relief against us, which could have a material adverse effect on our operating results, financial condition, and liquidity. Any legal proceedings or other disputes, even if fully indemnified or insured, could have a negative impact on our reputation, and make it more difficult to compete effectively or to obtain adequate insurance in the future.

Further, while we maintain insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions and caps on amounts recoverable. Even if we believe a claim is covered by insurance, insurers may dispute our entitlement to recovery for a variety of potential reasons, which may affect the timing and amount of our recovery.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Our disclosure controls and procedures are designed to provide reasonable assurance that information required to be disclosed by us in reports we file or submit under the Exchange Act is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Statements other than statements of historical facts contained in this prospectus may be forward-looking statements. Statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, including, among others, statements regarding the offering, expected growth, and future capital expenditures, are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Forward-looking statements contained in this prospectus include, but are not limited to statements about:

●	our ability to compete successfully in the highly competitive industry in which we operate;

●	our ability to maintain and enhance our brand;

●	our ability to successfully implement our growth strategies related to launching new products;

●	the effectiveness and efficiency of our marketing programs;

●	our ability to manage current operations and to manage future growth effectively;

●	our future operating performance;

●	our ability to attract new customers or retain existing customers;

●	our ability to protect and maintain our intellectual property;

●	the government regulations to which we are subject;

●	our ability to maintain adequate liquidity to meet our financial obligations;

●	failure to obtain sufficient sales and distributions for our freeze dried product offerings;

●	the potential for supply chain disruption and delay;

●	the potential for transportation, labor, and raw material cost increases; and

●	other risks and uncertainties set forth under “Risk Factors.”

The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We believe that these factors include, but are not limited to the factors set forth under “Risk Factors.” Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus forms a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

These forward-looking statements speak only as of the date of this prospectus. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this prospectus after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business, and therefore we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors, subject to compliance with contractual restrictions and covenants in the agreements governing our current and future indebtedness. Any such determination will also depend upon our business prospects, results of operations, financial condition, cash requirements and availability and other factors that our board of directors may deem relevant.

Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them. See “Risk Factors—Risks Related to Ownership of Our Common Stock—We do not intend to pay dividends on our common stock for the foreseeable future.”

DETERMINATION OF OFFERING PRICE

Our common stock is listed on the OTCQB under the ticker symbol “SOWG.” The actual offering price by the selling stockholders of the shares of our common stock covered by this prospectus will be determined by prevailing market prices at the time of sale, by private transactions negotiated by the selling stockholders or as otherwise described in the section entitled “Plan of Distribution.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the section entitled “Summary Condensed Financial and Other Data,” our audited financial statements, the accompanying notes, and the other financial information included within this prospectus. The following discussion below contains forward-looking statements that involve risks and uncertainties such as our plans, estimates, hopes, beliefs, intentions, and strategies regarding the future. Our actual results could differ materially from those in the forward-looking statements below. Factors that could cause or contribute to such differences in our actual results include, but are not limited to, those discussed below and in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” Our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Overview

Sow Good is a trailblazing U.S.-based freeze dried candy and snack manufacturer dedicated to providing consumers with innovative and explosively flavorful freeze dried treats. Sow Good has harnessed the power of our proprietary freeze drying technology and product-specialized manufacturing facility to transform traditional candy into a novel and exciting everyday confectionaries subcategory that we call freeze dried candy. We began commercializing our freeze dried candy products in the first quarter of 2023, and as of September 30, 2023, we have twelve SKUs in our Sow Good Candy line of treats and eight SKUs in our Sow Good Crunch Cream line. We sell our treats across retail, wholesale distributors, and online e-commerce channels, which comprise 57%, 24%, and 9% of our sales through the second quarter of 2023, respectively. As of September 30, 2023, our treats are offered for sale in over 5,857 brick-and-mortar retail outlets in the United States, Canada, and Israel. The rapid demand growth for our delectable treats since their retail debut in March 2023 highlights our consumers’ excitement for our novel and explosively flavorful treats that “satisfy your sweet tooth in fewer bites.”

Sow Good is led by co-founders Claudia and Ira Goldfarb, who have over a decade of manufacturing experience with an extensive freeze drying background, dedication to job creation, and proven track record of identifying and growing niche trends into everyday categories. Under their leadership, our revenues have grown from approximately $0.4 million during the year ended December 31, 2022 to approximately $6.5 million for the nine-month period ended September 30, 2023, with approximately $5.0 million of that being recorded in the three-month period ended September 30, 2023. For the period ended September 30, 2023 our Adjusted EBITDA was approximately $(0.3) million compared to approximately $(3.5) million for the period ended September 30, 2022. See “Prospectus Summary—Summary Condensed Financial and Other Data—Non-GAAP Financial Measures” for a description of Adjusted EBITDA and a reconciliation to the nearest comparable GAAP metric.

We believe the candy category is stagnant, repetitive, and in need of revitalization to reengage and captivate consumers seeking innovative ways to satisfy their sweet cravings. We see our market opportunity as existing at the intersection of two burgeoning categories: freeze dried candy and non-chocolate confections. According to the NCA, the non-chocolate confections market grew 13.8% in sales in 2022, exceeding $10 billion, and according to Grand View Research is forecasted to grow at a compounded annual growth rate of 5.8% from 2023 to 2030. We believe the nascent freeze dried candy market is poised for exponential growth given increasing consumer preferences for novel and distinctive candy products. According to the NCA, approximately 61% of shoppers occasionally or frequently seek out products they have never purchased before. Given our exceptional performance in retail launches, surging customer demand, and increasing production capacity, we are confident that we can catapult freeze dried candy from a trendy spark on social media to a stable, top-performing consumer confectionary category in retail.

Our products have launched in retailers nationwide from convenience and grocery stores to big-box retailers, such as Five Below, Target, Hy-Vee, FYE, Big Lots, Snackmagic, and Misfits Market/Imperfect Foods. In addition, we sell a substantial portion of our products through distributors such as Redstone Foods, C.B. Distributors and Alpine Foods. Video reviews of Sow Good’s products that are organically generated by TikTok users have amassed over 4.5 million views as of September 30, 2023. We believe there is a significant growth opportunity in increasing our shelf presence, SKU portfolio, and number of stores with our existing customers. For many of these customers, we launched with a limited number of SKUs and are now significantly outpacing initial sales projections. As we scale production, we will have the ability to increase the availability of our products to these customers in current locations and distribution to more of their stores, while also broadening our SKU portfolio offerings. Bolstering our distribution will be a key growth driver for Sow Good so more of our products are available wherever our consumers choose to shop, whether it be a retail store, convenience store, or directly online. To further support our retail launches with existing customers and strengthen our brand name, we are also introducing our product displays with distinctive designs and product highlights to enhance our visibility in current stores and educate new consumers on the advantages of freeze dried treats. We believe this strategy will capture the attention of new consumers, further educate and attract current consumers, and ultimately, increase sales for our retailers.

Our highly differentiated omnichannel distribution strategy has three key components: retailers, e-commerce, and distributors. In aggregate, this omnichannel strategy provides us with a diverse set of consumers and customer partners, leading to a larger TAM opportunity than is normally available to products sold only in grocery stores, along with an opportunity to develop a direct relationship with our customers at our website, www.thisissowgood.com. This platform is already set up but with some items set as out of stock until we have additional production capacity.

Key Factors Affecting our Performance

We believe the growth of our business and our future success is dependent upon many factors. While the factors and trends described below present significant opportunities for us, they also pose important challenges that we must successfully address to enable us to sustain the growth of our business and improve our results of operations. These factors and trends in our business have driven fluctuations in revenues over the periods presented and are expected to be key drivers of our results of operations and liquidity position for the foreseeable future.

Ability to Meet Customer Demand through Production Capacity Expansion

Our customers consistently seek higher quantities of our treats than we can supply. In order for us to meet existing demand, we are actively expanding our internal production capacity and co-manufacturing arrangements. The speed and efficiency at which we are able to expand our production capacity, either internally or through co-manufacturing arrangements, will impact our results of operations. Our ability to grow and meet future demand will be affected by our ability to properly plan for additional production capacity and co-manufacturing arrangements.

Consumer Trends

We compete in the freeze dried candy and non-chocolate confections segments of the greater food industry. According to the NCA, the non-chocolate confections market grew 13.8% in sales in 2022, exceeding $10 billion, and according to Grand View Research is forecasted to grow at a compounded annual growth rate of 5.8% from 2023 to 2030. We believe the nascent freeze dried candy market is poised for exponential growth given increasing consumer preferences for novel and distinctive candy products. According to the NCA, approximately 61% of shoppers occasionally or frequently seek out products they have never purchased before. While we believe our products are designed to provide alternatives for consumers looking for innovative treats, we also believe our products have broad appeal due to our uncompromising approach to developing products suited to a wide base of consumer tastes. We believe our ability to attract the robust and growing consumer base seeking the novel, crunchy and hyper flavorful experience our products provide will allow us to add distribution points with our retail customers and increase our revenues, which we believe will help us scale and increase our gross margin from sales of our products.

Ability to Grow Our Customer Base in Retail and Traditional Wholesale Distribution Channels

We are currently growing our customer base in a variety of physical retail and traditional wholesale distribution channels. Our products have launched in retailers nationwide from convenience and grocery stores to big-box retailers, such as Five Below, Target, Hy-Vee, FYE, Big Lots, Snackmagic, and Misfits Market/Imperfect Foods. In addition, we sell a substantial portion of our products through distributors such as Redstone, C.B. Distributors and Alpine Foods. We continue to increase our shelf presence, SKU portfolio and number of stores with existing customers. In addition, given the nascent state of the freeze dried candy segment and the number of potential retailer and wholesaler customers, we also believe there is a significant growth opportunity with customer acquisition in both the retail and wholesale channels. Customer acquisition in these channels depends on, among other things, our go-to-market function and our ability to meet the demand of customers who require large volumes of products.

Ability to Optimize Our Liquidity Position While Scaling

Our primary focus is developing our production capacity, which requires significant working capital for inventory and supply chain management, and capital expenditures for additional freeze driers. Our ability to effectively manage our liquidity position while increasing production capabilities will impact our cash flow and capitalization, including the need for additional working capital through future equity offerings or debt arrangements.

Growth of Our Team

As of September 30, 2023, we had 137 full-time personnel who work across various functional areas within our business, including manufacturing, sales, marketing, and administration.

We have significantly expanded our manufacturing and accounting functions, as well as our executive team, to support our rapid growth, particularly since March 2023. Growing our production capacity has accounted for a majority of the increase in employee headcount over that period as we scale our self-manufacturing capacity at our Irving, Texas facility, and we anticipate that commencing operations at additional facilities will continue to accelerate this growth. Additionally, we have increased our accounting headcount in preparation for being a public reporting company.

We also expect to increase our headcount across various functional areas as we expand our business operations, which could substantially increase our selling and distribution expense, marketing expense, and administrative expense. The anticipated increase in the size of our workforce may also require us to expand our current facilities or obtain new facilities, which will in turn necessitate additional capital expenditures and further increase our operational expense. However, while we expect to grow our headcount over time, we may experience challenges hiring and retaining a sufficient number of employees.

Ability to Expand Our Product Line

Our goal is to substantially expand our product line over time to increase our growth opportunity and reduce product-specific risks through SKU diversification into multiple products. Our pace of growth will be partially affected by the cadence and magnitude of new product launches over time. We believe the commercialization of these new products will require us to hire additional employees within our product design and commercialization team, thereby increasing our marketing expense, as well as research and development costs within our administrative expense.

Seasonality

Because we are so early in our lifecycle of growth, it is difficult to discern the exact magnitude of seasonality affecting our business. Any evidence of seasonality is not discernable from our growth.

Components of Results of Operations

Revenues

We derive revenues from the sales of our freeze dried treats.

Cost of Goods Sold

Our cost of goods sold consists primarily of material costs and labor on the sales of freeze dried treats.

Operating Expenses

Our operating expenses consist of general and administrative expenses, which includes salaries and benefits expenses, professional services expenses and other general and administrative expenses, intangible asset impairment losses and goodwill impairment losses.

We expect our general and administrative expenses will increase as our business grows.

Interest Expense

Interest expense consists primarily of the cash interest expense on outstanding debt and the amortization of the debt discount created upon the issuance of warrants in connection with debt.

Provision for Income Taxes

Due to our history of operating losses and expectation of future operating losses, we do not expect any significant income tax expenses and benefits for the foreseeable future.

Segment Overview

Our chief operating decision makers, who are our Chief Executive Officer and Interim Chief Financial Officer and our Executive Chairman, review financial information on an aggregate basis for purposes of allocating resources and evaluating financial performance, as well as for strategic operational decisions and managing the organization. For each of the years ended December 31, 2022 and 2021 and nine months ended September 30, 2023 and 2022, we have determined that we have one operating segment and one reportable segment.

Results of Operations

Comparison of the nine months ended September 30, 2023 and September 30, 2022

The following table summarizes our results of operations for the periods indicated:

	For the nine months ended September 30,
	2023	2022	$ Change	% Change

Revenues	$6,548,479	$381,056	$6,167,423	1,619%.
Cost of goods sold	5,046,434	263,289	4,783,145	1,817%
Gross Profit	1,502,045	117,767	1,384,278	1,175%

Operating expenses:
General and administrative:
Salaries and benefits	2,644,087	2,947,505	(303,418)	-10%
Professional services	404,256	177,197	227,059	128%
Other general and administrative	1,265,056	1,296,294	(31,238)	-2%
Total general and administrative	4,313,399	4,420,996	(107,597)	-2%
Depreciation and amortization	227,606	202,046	25,560	13%
Total operating expenses:	4,541,005	4,623,042	(82,037)	-2%

Net operating loss	(3,038,960)	(4,505,275)	1,466,315	-33%

Other income (expense):
Interest expense	(1,349,486)	(843,240)	(506,246)	60%
Gain on disposal of property and equipment	–	36,392	–	–
Total other income (expense)	(1,349,486)	(806,848)	(805,499)	100%

Net loss	$(4,388,446)	$(5,312,123)	$923,677	17%

Revenues

	Nine months ended September 30,
	2023	2022	$ Change	% Change

Revenues	$6,548,479	$381,056	$6,167,423	1,619%.

Revenues were approximately $6.5 million for the nine months ended September 30, 2023, compared to approximately $0.4 million for the nine months ended September 30, 2022, an increase of approximately $6.1 million, or 1,619%. Nine-month revenues consist primarily of approximately $5.0 million in the third quarter of 2023, of freeze dried candy sales. Revenues increased as we pivoted to sales of our freeze dried candy, put additional freezers into production, and expanded our business-to-business sales during the current period, compared to the same period in the prior year.

Cost of Goods Sold

	Nine months ended September 30,
	2023	2022	$ Change	% Change

Cost of goods sold	$5,046,434	$263,289	4,783,145	1,817%

Cost of goods sold for the nine months ended September 30, 2023 were approximately $5.0 million, compared to approximately $0.3 million for the nine months ended September 30, 2022, an increase of approximately $4.8 million, or 1,817%. Cost of goods sold, primarily consisting of material costs and labor on the sales of freeze dried candy products and a one-time inventory write down of approximately $2.1 million as we disposed of non-candy freeze dried products to pivot exclusively to our better selling candy products. Our gross profit margin was approximately 23% during the current period, compared to 31% during the comparative period.

Gross Profit

	Nine months ended September 30,
	2023	2022	$ Change	% Change

Gross profit	$1,502,045	$117,767	1,384,278	1,175%

Gross profit for the nine months ended September 30, 2023 was approximately $1.5 million compared to approximately $0.1 million for the nine months ended September 30, 2022. Our gross profit increased primarily due to significantly increased revenues.

Operating expenses

	Nine months ended September 30,
	2023	2022	$ Change	% Change

Operating expenses:
General and administrative:
Salaries and benefits	$2,644,087	$2,947,505	$(303,418)	-10%
Professional services	404,256	177,197	227,059	128%
Other general and administrative	1,265,056	1,296,294	(31,238)	-2%
Total general and administrative	4,313,399	4,420,996	(107,597)	-2%
Depreciation and amortization	227,606	202,046	25,560	13%
Total operating expenses:	4,541,005	4,623,042	(82,037)	-2%

Salaries and benefits

Salaries and benefits for the nine months ended September 30, 2023 were approximately $2.6 million, compared to approximately $2.9 million for the nine months ended September 30, 2022, a decrease of approximately $0.3 million, or 10%. Salaries and benefits included stock-based compensation expense for the nine months ended September 30, 2023 of approximately $0.5 million, compared to approximately $0.7 million for the nine months ended September 30, 2022, a decrease of approximately $0.2 million, or 28%. Stock-based compensation consists of approximately $0.4 million and $0.6 million of stock options expense incurred in the nine months ended September 30, 2023 and 2022, respectively, and approximately $0.1 million and $79,998 of expense related to shares of common stock issued to officers and consultants for services rendered in the nine months ended September 30, 2023 and 2022, respectively. The decrease in salaries and benefits was primarily due to accelerated vesting and severance paid to an executive in the nine months ended September 30, 2022, partially offset by increases in headcount to support operations in the current nine-month period.

Professional services

Professional services were approximately $0.4 million for the 2023 period, compared to approximately $0.2 million for the 2022 period, an increase of approximately $0.2 million, or 128%. The increase was primarily due to advisory fees related to capital raises for expansion plans and other costs related to rapid growth compared to the prior year period.

Other general and administrative expenses

Other general and administrative expenses for the nine months ended September 30, 2023 was approximately $1.27 million, compared to approximately $1.30 million for the nine months ended September 30, 2022, a decrease of $31,238, or 2%. The increase is primarily attributable to increased administrative infrastructure as we continue to scale the production and sales of our freeze dried products.

Depreciation

	Nine months ended September 30,
	2023	2022	$ Change	% Change

Depreciation	$306,092	$223,887	$82,205	37%

Depreciation expense for the nine months ended September 30, 2023 was approximately $0.3 million, compared to approximately $0.2 million for the nine months ended September 30, 2022, an increase of approximately $0.1 million, or 37%. The increase is due to the addition of two new freeze driers which were put into production during the nine months ended September 30, 2023.

Other Income (Expense)

	Nine months ended September 30,
	2023	2022	$ Change	% Change

Other income (expense)	$(1,349,486)	$(806,848)	$(805,499)	100%

In the nine months ended September 30, 2023, other expense was approximately $1.3 million, consisting of approximately $0.4 million of interest expense, including interest on our Economic Injury Disaster Loan (“EIDL”) loan with the United States Small Business Administration (“SBA”) and loans from our officers and directors, and approximately $0.9 million related to the amortization of warrants issued as a debt discount on the loans from our officers and directors. During the comparative nine months ended September 30, 2022, other expense was approximately $0.8 million, consisting of approximately $0.2 million of interest expense on our EIDL loan with the SBA and loans from our officers and directors, and approximately $0.6 million related to the amortization of warrants issued as a debt discount on the loans from our officers and directors, partially offset by a gain on disposal of property of $36,392. Interest expense increased by approximately $0.5 million or 60%, primarily due to the increased amortization of warrants issued in-the-money on loans from our officers and directors in the current period.

Provision for Income Taxes

	Nine months ended September 30,
	2023	2022	$ Change	% Change

Provision for Income Taxes	$–	$–	$–	–

Provision from Income Taxes remained at $0 for the nine months ended September 30, 2023 and September 30, 2022, respectively, as we maintain a full valuation allowance related to our net deferred tax assets, primarily due to our historical net loss position. Due to our history of operating losses and expectation of future operating losses, we do not expect any significant income tax expenses or benefits for the foreseeable future.

Net Loss

	Nine months ended September 30,
	2023	2022	$ Change	% Change

Net loss	$(4,388,446)	$(5,312,123)	$923,677	17%

Net loss for the nine months ended September 30, 2023 was approximately $4.4 million, compared to approximately $5.3 million during the nine months ended September 30, 2022, an increased net loss of $0.9 million, or 17%. Included in the nine months ended September 30, 2023 net loss was of approximately $2.1 million of inventory impairment and of approximately $0.3 million increased interest expense on debt financing issued with in-the-money warrants during the current period, as offset by increased gross profit of approximately $1.4 million.

Comparison of the years ended December 31, 2022 and December 31, 2021

The following table summarizes our results of operations for the periods indicated:

	Years Ended December 31,
	2022	2021	$ Change	% Change

Revenues	$428,132	$88,440	$339,692	384%
Cost of goods sold	308,293	81,311	226,982	279%
Gross Profit	119,839	7,129	112,710	1,581%

Operating expenses:
General and administrative:
Salaries and benefits	3,662,313	3,473,661	188,652	5%
Professional services	245,546	357,945	(112,399)	-31%
Other general and administrative	1,625,952	1,550,970	74,982	5%
Intangible asset impairment	310,173	–	310,173	100%
Goodwill impairment	4,887,297	1,524,030	3,363,267	221%
Total general and administrative	10,731,281	6,906,606	3,824,675	55%
Depreciation and amortization	274,053	208,448	65,605	31%
Total operating expenses:	11,005,334	7,115,054	3,890,280	55%

Net operating loss	(10,885,495)	(7,107,925)	3,777,570	53%

Other income (expense):
Interest expense	(1,277,965)	(5,911)	1,272,054	21,520%
Gain (loss) on disposal of property and equipment	36,392	(8,036)	44,428	553%
Gain on early extinguishment of debt	–	113,772	(113,772)	-100%
Gain (loss) on investment in Allied Esports Entertainment, Inc.	–	133,944	(133,944)	-100%
Total other income (expense)	(1,241,573)	233,769	1,475,342	631%

Net loss	$(12,127,068)	$(6,874,156)	$5,252,912	76%

Revenues

	Years Ended December 31,
	2022	2021	$ Change	% Change

Revenues	$428,132	$88,440	$339,692	384%

Revenues for the year ended December 31, 2022 were approximately $0.4 million, compared to $88,440 for the year ended December 31, 2021, an increase of approximately $0.3 million, or 384%. Revenues increased as we ramped up sales on our product lines and expanded our business-to-business sales during 2022, compared to the same period in the prior year. We had minimal revenues during the comparative period, as we had commenced sales midway through 2021.

Cost of Goods Sold

	Years Ended December 31,
	2022	2021	$ Change	% Change

Cost of goods sold	$308,293	$81,311	$226,982	279%

Cost of goods sold for the year ended December 31, 2022 were approximately $0.3 million, compared to $81,311 for the year ended December 31, 2021, an increase of approximately $0.2 million, or 279%. Cost of goods sold, primarily consisted of material costs and labor on the sales of freeze dried food products, resulted in a gross profit of approximately 28% and 8% during the year ended December 31, 2022, compared to the year ended December 31, 2021. Cost of goods sold and our gross profit increased as we began to realize economies of scale pursuant to our increased sales.

General and Administrative Expenses

	Years Ended December 31,
	2022	2021	$ Change	% Change
Operating expenses:
General and administrative:
Salaries and benefits	$3,662,313	$3,473,661	$188,652	5%
Professional services	245,546	357,945	(112,399)	-31%
Other general and administrative	1,625,952	1,550,970	74,982	5%
Intangible asset impairment	310,173	–	310,173	-100%
Goodwill impairment	4,887,297	1,524,030	3,363,267	221%
Total general and administrative	$10,731,281	$6,906,606	$3,824,675	55%

Salaries and Benefits

Salaries and benefits for the year ended December 31, 2022 were approximately $3.7 million, compared to approximately $3.5 million for the year ended December 31, 2021, an increase of approximately $0.2 million, or 5%. Salaries and benefits included stock-based compensation expense of $0.9 million for the year ended December 31, 2022, compared to approximately $1.4 million for the year ended December 31, 2021, a decrease of approximately $0.5 million, or 37%. Stock-based compensation consists of approximately $0.8 and $0.5 million of stock options expense incurred in the years ended December 31, 2022 and 2021, respectively, and $79,998 and approximately $0.8 million of expense related to shares of common stock issued to officers and consultants for services rendered in the years ended December 31, 2022 and 2021, respectively. The increase in salaries and benefits was primarily due to inflationary pressures, as diminished by decreased stock-based compensation awards.

Professional Services

General and administrative expenses related to professional services were approximately $0.2 million for the 2022 period, compared to approximately $0.4 million for the 2021 period, a decrease of approximately $0.1 million, or 31%. The decrease was primarily due to decreased legal fees incurred in connection with creating our brand in the comparative period that were not necessary in the current period.

Other General and Administrative Expenses

Other general and administrative expenses for the year ended December 31, 2022 were approximately $1.6 million, compared to $1.6 million for the year ended December 31, 2021, an increase of $74,982, or 5%. The increase is primarily attributable to increased administrative infrastructure as we seek to scale the production and sales of our freeze dried products.

Intangible Asset Impairment

Intangible asset impairment losses of approximately $0.3 million, for the year ended December 31, 2022, related to impairment of our licensing and trademark assets, as our sales have not ramped up quickly enough to support the carrying value.

Goodwill Impairment

Goodwill impairment losses related to our 2020 acquisition of S-FDF, LLC was approximately $4.9 million and $1.5 million for the years ended December 31, 2022 and 2021.

Depreciation

	Years Ended December 31,
	2022	2021	$ Change	% Change

Depreciation and amortization	$274,053	$208,448	$65,605	31%

Depreciation expense for the year ended December 31, 2022 was approximately $0.3 million, compared to approximately $0.2 million for year ended December 31, 2021, an increase of $65,605 or 31%. The increase is attributable to the significant increase in capital expenditures incurred as we developed our freeze dried foods production facility and placed it into service.

Other Income (Expense)

	Years Ended December 31,
	2022	2021	$ Change	% Change

Other income (expense):
Interest expense	$(1,277,965)	$(5,911)	$1,272,054	21,520%
Gain (loss) on disposal of property and equipment	36,392	(8,036)	44,428	553%
Gain on early extinguishment of debt	–	113,772	(113,772)	-100%
Gain (loss) on investment in Allied Esports Entertainment, Inc.	–	133,944	(133,944)	-100%
Total other income (expense)	$(1,241,573)	$233,769	$1,475,342	631%

In the year ended December 31, 2022, other expense was approximately $1.2 million, consisting of approximately $1.3 million of interest expense derived from operating loans, as offset by a gain on the disposal of equipment of $36,392.

In the year ended December 31, 2021, other income was approximately $0.2 million, consisting of a gain on early extinguishment of debt of approximately $0.1 million related to forgiveness of our Payroll Protection Program loan established as part of the Coronavirus Aid, Relief, and Economic Security Act and a net gain on investments in Allied Esports Entertainment, Inc. securities of approximately $0.1 million, as offset by $5,911 of interest expense derived from operating loans, and a loss on the disposal of equipment of $8,036.

Provision for Income Taxes

The Company had no income tax expense in the 2022 or 2021 periods, as the Company continues to reserve against any deferred tax assets due to the uncertainty of realization of any benefit.

Net Loss

	Years Ended December 31,
	2022	2021	$ Change	% Change

Net loss	$(12,127,068)	$(6,874,156)	$5,252,912	76%

Net loss for the year ended December 31, 2022 was approximately $12.1 million, compared to approximately $6.9 million during the year ended December 31, 2021, an increase of approximately $5.3 million, or 76%. The increased net loss was primarily due to our loss on impairment of intangible assets and goodwill related to our 2022 acquisition of S-FDF, LLC.

Non-GAAP Financial Measures

In addition to our results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we believe that Adjusted EBITDA, a non-GAAP financial measure, is a useful performance measure and metric for investors to evaluate current trends in our operations and compare the ongoing operating performance of our business from period to period. In addition, management uses Adjusted EBITDA to assess our operating performance and for internal planning purposes. We also believe this measure is widely used by investors, securities analysts, and other parties in evaluating companies in our industry as a measure of operational performance. However, the non-GAAP financial measure included in this prospectus has limitations and should not be considered in isolation, as a substitute for, or as superior to performance measures calculated in accordance with GAAP. Other companies may calculate this measure differently, or may not calculate it at all, which limits the usefulness of Adjusted EBITDA as a comparative measure. Because of these limitations, we consider, and you should consider, Adjusted EBITDA with other operating and financial performance measures presented in accordance with GAAP. For additional information, including a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, refer to the definitions and section entitled “Prospectus Summary—Summary Condensed Financial and Other Data—Non-GAAP Financial Measures” above.

Adjusted EBITDA decreased from approximately $(4.0) million from the year ended December 31, 2021 to approximately $(4.5) million for the year ended December 31, 2022, primarily driven by an increase in operating expenses in 2022 after adjusting for the non-cash impact of increased goodwill impairment and the non-cash impact of decreased stock-based compensation expense.

Adjusted EBITDA increased from approximately $(3.5) million for the nine months ended September 30, 2022 to approximately $(0.3) million for the nine months ended September 30, 2023, primarily driven by a decrease in operating expenses after adjusting for an inventory write-down of approximately $1.9 million in the nine months ended September 30, 2023.

Liquidity and Capital Resources

The following table summarizes our total current assets, liabilities and working capital at the periods indicated:

	December 31,		September 30,
	2022	2021	2023	2022
Current Assets	$2,578,057	$4,891,264	$5,874,424	3,619,620

Current Liabilities	$890,177	$403,057	$2,728,716	741,348

Working Capital	$1,687,880	$4,488,207	$3,145,708	2,878,272

As of September 30, 2023, our balance of cash and cash equivalents was approximately $2.1 million and we had total working capital of approximately $3.1 million. As of December 31, 2022, our balance of cash and cash equivalents was approximately $0.3 million and we had total working capital of approximately $1.7 million. Based on projections of cash expenditures in the Company’s current business plan, the cash on hand as of September 30, 2023 would be sufficient to sustain operations over the next year. We expect to incur significant costs related to the development and operation of our freeze dried candy business. Our plan for satisfying our cash requirements for the next twelve months is through cash on hand and additional financing in the form of equity or debt as needed. Our ability to scale production and distribution capabilities and further increase the value of our brands is largely dependent on our success in raising additional capital.

Indebtedness

Promissory Notes and Warrants

On April 8, 2022, the Company closed a private placement and concurrently entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”) to sell an aggregate $3.7 million of Promissory Notes (the “Notes”) and warrants (the “Warrants”) to purchase an aggregate 925,000 shares of common stock, representing 25,000 warrant shares per $100,000 of promissory notes. Accrued interest on the Notes was payable semi-annually beginning September 30, 2022 at the rate of 6% per annum, but on August 23, 2022, the notes were amended to update the terms of the interest payment to be payable at the earlier of the maturity date or January 1, 2025, rather than being paid semi-annually. The principal amount of the Notes mature and become due and payable on April 8, 2025. The Warrants are exercisable immediately and for a period of 10 years at a price of $2.35 per share. Proceeds to the Company from the sale of the Securities were $3.7 million. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of Common Stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption. Assuming full exercise thereof, further proceeds to the Company from the exercise of the Warrant shares is calculated as approximately $2.2 million. The offering closed simultaneously with execution of the Purchase Agreement. Of the aggregate $3.7 million of Notes, a total of $3,120,000 of Notes were sold to officers or directors, along with 780,000 of the Warrants.

On August 23, 2022, the Company closed on an offering to sell up to $2.5 million of promissory notes and warrants to purchase an aggregate 625,000 shares of the Company’s common stock, exercisable over a ten-year period at a price of $2.60 per share, representing 25,000 warrant shares per $100,000 of Notes purchased. The notes mature on August 23, 2025. Interest on the notes accrue at a rate of 8% per annum, payable on January 1, 2025. Loans may be advanced to the Company from time to time from August 23, 2023 to the maturity date. On December 21, 2022 and September 29, 2022, the Company received aggregate proceeds of $0.25 million and $0.75 million from two of the Company’s directors on the sale of these notes and warrants.

Cash Flows

The following table summarizes our cash flows for the periods indicated:

	Years Ended December 31,			Nine Months Ended September 30,
	2022	2021	$ Change	2023	2022	$ Change
Net cash used in operating activities	$(5,146,635)	$(5,551,261)	$(404,626)	$(3,328,516)	$(4,149,046)	$(820,530)
Net cash used in investing activities	(2,622,829)	(653,051)	1,969,778	(1,326,276)	(2,272,066)	(945,790)
Net cash provided by financing activities	4,700,000	7,637,511	(2,937,511)	6,475,000	4,450,000	2,025,000

Net change in cash and cash equivalents	$(3,069,464)	$1,433,199	(4,502,663)	1,820,208	(1,971,112)	3,791,320

Net Cash Used in Operating Activities

Net cash used in operating activities was approximately $5.1 million and $5.6 million for the years ended December 31, 2022 and 2021, respectively, a year over year decreased use of approximately $0.4 million. The decreased use was primarily due to increased revenues. Changes in working capital from continuing operating activities resulted in a decrease in cash of approximately $2.8 million during the year ended December 31, 2022, as compared to approximately $1.5 million for the same period in the previous year.

Net cash used in operating activities was approximately $3.3 million and $4.1 million for the nine months ended September 30, 2023 and 2022, respectively, a period over period decrease of approximately $0.8 million. Cash used in operations during the current nine month period included approximately $1.2 million of increases in accounts receivable, 100% of which were due within 30 days, and approximately $2.3 million of increases in cash paid for inventory, partially offset by approximately $0.8 million of increases in accounts payable and accrued expenses. The decrease in cash used in operating activities is due to increased gross margins, partially offset by increased non-cash items impacting our net operating loss.

Net Cash Used in Investing Activities

Net cash used in investing activities was approximately $2.6 million for the year ended December 31, 2022, compared to approximately $0.7 million for the year ended December 31, 2021, a year over year increased use of approximately $2.0 million. During the year ended December 31, 2022, cash used in investing activities consisted of $0.2 million paid for the purchase of property and equipment, approximately $2.5 million of payments for the construction of the Company’s second and third freeze dryers and expansion of its operations facility, as well as, $5,929 paid for the purchase of intangible assets, as offset by $63,957of proceeds received from the disposal of property and equipment. During the year ended December 31, 2021, cash used in investing activities consisted of approximately $1.0 million paid for the purchase of property and equipment and $84,594 paid for the purchase of intangible assets, as offset by approximately $0.4 million of proceeds received from the sale of Allied Esports Entertainment Inc. securities.

Net cash used in investing activities were approximately $1.3 million and $2.3 million for the nine months ended September 30, 2023 and 2022, respectively, a period over period decrease of approximately $0.9 million. Cash used in investing activities were comprised of approximately $1.3 million of fixed asset additions, as we completed our 2nd and 3rd freezers and finalized our office leasehold improvements during the nine months ended September 30, 2023, compared to approximately $2.3 million of fixed asset purchases during the nine months ended September 30, 2022.

Net Cash Provided by Financing Activities

Net cash provided by financing activities was approximately $4.7 million and $7.6 million for the years ended December 31, 2022 and 2021, respectively. Net cash provided by financing activities the year ended December 31, 2022 consisted of approximately $4.7 million of proceeds received from debt financing, including approximately $4.1 million received from related parties. Net cash provided by financing activities consisted of approximately $2.1 million of proceeds received from related party debt financing, and approximately $5.6 million we raised from the sale of an aggregate 631,250 shares of the Company’s common stock at $4.00 per share, and the sale of an aggregate 714,701 shares sold at $4.25 per share, during the year ended December 31, 2021.

Net cash provided by financing activities were approximately $6.5 million for the nine months ended September 30, 2023, which was comprised of cash proceeds from the issuance of 735,000 shares of common stock of approximately $3.7 million and $2.4 million of debt financing received from our officers and directors and approximately $0.4 million received from others under the same terms, compared to approximately $4.5 million, comprised of approximately $3.9 million of debt financing received from our officers and directors and approximately $0.6 million received from others under the same terms, for the nine months ended September 30, 2022.

Contractual Obligations and Commitments

Upon closing of the Asset Purchase Agreement, the Company assumed the Seller’s obligations under a real property lease for its 20,945 square foot facility at 1440 N. Union Bower Rd., Irving, TX 75061, under which an entity owned entirely by Ira Goldfarb is the landlord. The lease term is through September 15, 2025, with two five-year options to extend, at a monthly lease term of $10,036, with approximately a 3% annual escalation of lease payments commencing September 15, 2021.

On October 26, 2023, the Company entered into a lease agreement (the “2023 Lease Agreement”) with Prologis, Inc., a Maryland corporation (the “Landlord”). Pursuant to the terms of the 2023 Lease Agreement, beginning on November 1, 2023 the Company leases approximately 51,264 rentable square feet at Stemmons 10, 308 Mockingbird Lane, Dallas, TX 75247 for a term of approximately five years and two months (the “Initial Term”), which the Company intends to use as warehousing and distribution space. The 2023 Lease Agreement provides for base rent payments starting at approximately $42,500 per month (taking into consideration an initial phase-in of the base rent obligation) in the first year of the Initial Term, and increase each year, up to approximately $51,700 per month during the last year of the Initial Term. The 2023 Lease Agreement may be extended for a period of five years, at the option of the Company, at a rate to be based on a fair market rent rate determined at the time of the extension.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to impairment of property, plant and equipment, intangible assets, deferred tax assets and fair value computation using the Black Scholes option pricing model. We base our estimates on historical experience and on various other assumptions, such as the trading value of our common stock and estimated future undiscounted cash flows, that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe that our estimates, including those for the above-described items, are reasonable.

The establishment and consistent application of accounting policies is a vital component of accurately and fairly presenting our financial statements in accordance with GAAP, as well as ensuring compliance with applicable laws and regulations governing financial reporting. While there are rarely alternative methods or rules from which to select in establishing accounting and financial reporting policies, proper application often involves significant judgment regarding a given set of facts and circumstances and a complex series of decisions.

Cash in Excess of FDIC Insured Limits

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) and the Securities Investor Protection Corporation (“SIPC”) up to $250,000 and $500,000, respectively, under current regulations. The Company had approximately $1.7 million of cash in excess of FIDC insured limits as of September 30, 2023. The Company didn’t have any cash in excess of FDIC and SIPC insured limits at December 31, 2022. The Company had approximately $2.8 million in excess of FDIC and SIPC insured limits at December 31, 2021. The Company has not experienced any losses in such accounts.

Property and Equipment

Property and equipment are stated at the lower of cost or estimated net recoverable amount. The cost of property, plant and equipment is depreciated using the straight-line method based on the lesser of the estimated useful lives of the assets or the lease term based on the following life expectancy:

Software	3 years, or over the life of the agreement
Website	3 years
Office equipment	5 years
Furniture and fixtures	5 years
Machinery and equipment	7-10 years
Leasehold improvements	Fully extended lease-term

Repairs and maintenance expenditures are charged to operations as incurred. Major improvements and replacements, which extend the useful life of an asset, are capitalized and depreciated over the remaining estimated useful life of the asset. When assets are retired or sold, the cost and related accumulated depreciation and amortization are eliminated and any resulting gain or loss is reflected in operations. Depreciation was approximately $0.3 million and $0.2 million for the nine months ended September 30, 2023 and 2022, respectively. A total of $78,486 and $21,841 of the depreciation expense was allocated to inventory overhead, resulting in approximately $0.2 million and $0.2 million of depreciation expense for the nine months ended September 30, 2023 and 2022, respectively. Depreciation expense was approximately $0.3 million, including $25,500 capitalized as inventory overhead and expensed to cost of goods sold, and approximately $0.2 million for the years ended December 31, 2022 and 2021, respectively.

Impairment of Long-Lived Assets

Long-lived assets held and used by the Company are reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable or is impaired. Recoverability is assessed using undiscounted cash flows based upon historical results and current projections of earnings before interest and taxes. Impairment is measured using discounted cash flows of future operating results based upon a rate that corresponds to the cost of capital. Impairments are recognized in operating results to the extent that carrying value exceeds discounted cash flows of future operations.

Our intellectual property is comprised of indefinite-lived brand names acquired and have been assigned an indefinite life as we currently anticipate that these brand names will contribute cash flows to the Company perpetually. We evaluate the recoverability of intangible assets periodically by taking into account events or circumstances that may warrant revised estimates of useful lives or that indicate the asset may be impaired. Impairment analysis on intangible assets resulted in a loss of approximately $0.3 million for the year ended December 31, 2022.

Inventory

Inventory, consisting of raw materials, material overhead, labor, and manufacturing overhead, are stated at the average cost or net realizable value and consist of the following:

	September 30,	September 30,
	2023	2022
Finished goods	$369,227	$454,378
Packaging materials	485,840	459,435
Work in progress	633,473	636,768
Raw materials	752,130	349,942
Total inventory	$2,240,670	$1,900,523

	December 31, 2022	December 31, 2021
Finished goods	$384,241	$273,135
Packaging materials	416,663	95,436
Work in progress	864,460	613,063
Raw materials	307,515	470,263
Total inventory	$1,972,879	$1,451,897

During the nine months ending September 30, 2023, the Company wrote down approximately $2.1 million of non-candy freeze dried inventory to pivot exclusively to its better selling candy products. This write down is included in cost of goods sold in the accompanying condensed statement of operations. No reserve for obsolete inventories has been recognized.

Goodwill

The Company evaluates goodwill on an annual basis in the fourth quarter or more frequently if management believes indicators of impairment exist. Such indicators could include, but are not limited to (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. The Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, management conducts a quantitative goodwill impairment test. The impairment test involves comparing the fair value of the applicable reporting unit with its carrying value. The Company estimates the fair values of its reporting units using a combination of the income, or discounted cash flows, approach and the market approach, which utilizes comparable companies’ data. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, an impairment loss is recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. The Company’s evaluation of goodwill completed at year-end resulted in an impairment loss of approximately $4.9 million and $1.5 million for the years ended December 31, 2022 and 2021, respectively.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606 — Revenue from Contracts with Customers (“ASC 606”). Under ASC 606, the Company recognizes revenue from the sale of its freeze dried food products, in accordance with a five-step model in which the Company evaluates the transfer of promised goods or services and recognizes revenue when customers obtain control of promised goods or services in an amount that reflects the consideration which the Company expects to be entitled to receive in exchange for those goods or services. To determine revenue recognition for the arrangements that the Company determines are within the scope of ASC 606, the Company performs the following five steps: (1) identify the contract(s) with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when (or as) the entity satisfies a performance obligation. The Company has elected, as a practical expedient, to account for the shipping and handling as fulfillment costs, rather than as a separate performance obligation. Revenue is reported net of applicable provisions for discounts, returns and allowances. Methodologies for determining these provisions are dependent on customer pricing and promotional practices. The Company records reductions to revenue for estimated product returns and pricing adjustments in the same period that the related revenue is recorded. These estimates are based on industry-based historical data, historical sales returns, if any, analysis of credit memo data, and other factors known at the time.

Stock-Based Compensation

The Company accounts for equity instruments issued to employees in accordance with the provisions of ASC 718 Stock Compensation (“ASC 718”) and Equity-Based Payments to Non-employees pursuant to ASC 2018-07 (“ASC 2018-07”). All transactions in which the consideration provided in exchange for the purchase of goods or services consists of the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty’s performance is complete or the date at which a commitment for performance by the counterparty to earn the equity instruments is reached because of sufficiently large disincentives for nonperformance. Stock-based compensation was approximately $0.5 million and $0.7 million consisting of approximately $0.4 million and $0.7 million of stock options expense, using the Black-Scholes options pricing model and an effective term of 6 to 6.5 years based on the weighted average of the vesting periods and the stated term of the option grants and the discount rate on 5 to 7 year U.S. Treasury securities at the grant date, incurred in the nine months ended September 30, 2023 and 2022, respectively, and approximately $0.1 million and $79,998 of expense related to shares of common stock issued to officers and consultants for services rendered in the nine months ended September 30, 2023 and 2022, respectively.

Stock-based compensation was approximately $0.9 million and $1.4 million for the years ended December 31, 2022 and 2021, respectively. Stock-based compensation consisted of $79,998 and approximately $0.8 million related to the issuance of shares of common stock for services for the years ended December 31, 2022 and 2021, respectively. Amortization of the fair values of stock options issued for services and compensation totaled approximately $0.8 million and $0.5 million for the years ended December 31, 2022 and 2021, respectively. The fair values of stock options were determined using the Black-Scholes options pricing model and an effective term of 6 to 6.5 years based on the weighted average of the vesting periods and the stated term of the option grants and the discount rate on 5 to 7 year U.S. Treasury securities at the grant date, and are being amortized over the related implied service term, or vesting period. In addition, approximately $0.9 million of expenses related to the amortization of warrants issued in consideration for debt financing, using the Black-Scholes options pricing model and an effective term of 5 years based on the weighted average of the vesting periods and the stated term of the warrant grants and the discount rate on 5 year U.S. Treasury securities at the grant date were recognized as interest expense for the year ended December 31, 2022.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues, expenses, results of operations liquidity, capital expenditures or capital resources that are material to investors.

Recent Accounting Pronouncements

See Recently Issued Accounting Pronouncements in Note 1 to our audited financial statements included elsewhere in this prospectus for additional information.

Smaller Reporting Company Status

We are a “smaller reporting company” meaning that the market value of our stock held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. As a smaller reporting company, we may rely on exemptions from certain disclosure requirement that are available to smaller reporting companies. Specifically, as a smaller reporting company we have chosen and may continue to choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and smaller reporting companies have reduced disclosure obligations regarding executive compensation.

BUSINESS

Our Company

Sweeten the revolution. We have a confection to make: the candy classics you love, with a crunchy twist.

Sow Good is a trailblazing U.S.-based freeze dried candy and snack manufacturer dedicated to providing consumers with innovative and explosively flavorful freeze dried treats. Sow Good has harnessed the power of our proprietary freeze drying technology and product-specialized manufacturing facility to transform traditional candy into a novel and exciting everyday confectionaries subcategory that we call freeze dried candy. We began commercializing our freeze dried candy products in the first quarter of 2023, and as of September 30, 2023, we have twelve stock keeping units (“SKUs”) in our Sow Good Candy line of treats and eight SKUs in our Sow Good Crunch Cream line. We sell our treats across retail, wholesale distributors, and online e-commerce channels, which comprise 57%, 24%, and 9% of our sales through the second quarter of 2023, respectively. As of September 30, 2023, our treats are offered for sale in over 5,857 brick-and-mortar retail outlets in the United States, Canada, and Israel. The rapid demand growth for our delectable treats since their retail debut in March 2023 highlights our consumers’ excitement for our novel and explosively flavorful treats that “satisfy your sweet tooth in fewer bites.”

We have custom-built a 20,945 square foot freeze drying facility in Irving, Texas that allows us to freeze dry fourteen million units per year to our demanding quality and safety specifications. We built three multi-million dollar freeze driers using proprietary technology tailored specifically to our products, creating a truly state-of-the-art facility. In addition, due to strong customer demand, we have entered into co-manufacturing arrangements with third-party manufacturers whose freeze drying facilities meet our exacting production, sanitation and allergen control requirements, as well as our food quality and safety standards. Freeze drying removes up to 99% of moisture from a product in its frozen state by applying a small amount of heat in an extremely low air pressure, near outer space-like environment, through the use of massive vacuum chambers, resulting in moisture being removed from the product at the speed of sound. This process concentrates the flavor of the product, creating a “hyper dried, hyper crunchy, and hyper flavorful” treat. Our commitment to providing the most flavorful and crunchy treats extends into the product packaging process, where our over 100 employees as of September 30, 2023 put our treats through our hand-packed precision packaging process in vigilantly managed low humidity conditions to protect our treats from reintroduction to moisture.

We believe in building a company that creates good experiences for our customers and growth for our investors and employees through our core pillars: (i) innovation—creating novel products that delight our consumers; (ii) scalability—building strong business and manufacturing foundations to support rapid growth and accelerated retail launches; (iii) manufacturing excellence—harnessing our executive team’s manufacturing expertise and continuously refining our processes to maximize efficiencies and reduce energy intake and waste, effectively lowering our costs, increasing margins, and improving our sustainability practices; (iv) meaningful employment opportunities—providing growth opportunities for our communities by cultivating a growth-oriented and opportunity-rich workplace for our employees, top to bottom, and increasing our employee headcount fourfold since March 2023; and (v) food quality standards—achieving superior product outcomes by using humidity control throughout our entire facilities, and methodical hand-packed precision packaging process of our treats, which takes additional time and expense when compared to an automated system, but ensures optimal flavor and texture, and maximum protection of product integrity, thereby minimizing customer product return rates.

Sow Good is led by co-founders Claudia and Ira Goldfarb, who have over a decade of manufacturing experience with an extensive freeze drying background, dedication to job creation, and proven track record of identifying and growing niche trends into everyday categories. Under their leadership, our revenues have grown from $428,132 during the year ended December 31, 2022 to approximately $6.5 million for the nine-month period ended September 30, 2023, with approximately $5.0 million of that being recorded in the three-month period ended September 30, 2023. For the period ended September 30, 2023 our Adjusted EBITDA was approximately $(0.3) million compared to approximately $(3.5) million for the period ended September 30, 2022. See “Prospectus Summary—Summary Condensed Financial and Other Data—Non-GAAP Financial Measures” for a description of Adjusted EBITDA and a reconciliation to the nearest comparable GAAP metric.

Our Market Opportunity

We believe the candy category is stagnant, repetitive, and in need of revitalization to reengage and captivate consumers seeking innovative ways to satisfy their sweet cravings. We see our market opportunity as existing at the intersection of two burgeoning categories: freeze dried candy and non-chocolate confections. According to the National Confectioners Association (“NCA”), the non-chocolate confections market grew 13.8% in sales in 2022, exceeding $15 billion, and according to Grand View Research is forecasted to grow at a compounded annual growth rate of 5.8% from 2023 to 2030. We believe the nascent freeze dried candy market is poised for exponential growth given increasing consumer preferences for novel and distinctive candy products. According to the NCA, approximately 61% of shoppers occasionally or frequently seek out products they have never purchased before. Given our exceptional performance in retail launches, surging customer demand, and increasing production capacity, we are confident that we can catapult freeze dried candy from a trendy spark on social media to a stable, top-performing consumer confectionary category in retail.

Our Competitive Strengths

We believe we are well-positioned competitively to become the leader in the rapidly developing freeze dried candy market due to our distinctive branding, manufacturing expertise, ability to innovate, and advantage of being an early mover in the category.

A Distinctive and Trusted Brand Name

We believe we have a distinctive brand that consumers trust and helps distinguish our product on crowded retail shelves. Since Sow Good’s inception, we have invested heavily to elevate the Sow Good brand by creating a distinctive and cohesive brand design that sparks consumer curiosity and a desire to sample additional flavors carried by Sow Good. In addition, we use premium packaging materials to communicate the high-quality nature of our products and differentiate ourselves from competitive offerings. We further support our brand efforts through our informative and user-friendly direct-to-consumer website and growing social media presence, where consumers have notably taken to posting unpaid, authentic reviews. Video reviews of Sow Good’s products that are organically generated by TikTok users have amassed over 4.5 million views as of September 30, 2023. Retailers have applauded our strong brand presentation and we believe this has been a contributing factor in our success in securing coveted shelf space upon our launch of our freeze dried candy treats.

Manufacturing Expertise

Sow Good spent over two years and over $10.0 million dollars to develop a state of the art manufacturing facility and freeze drying equipment calibrated specifically for our products. Manufacturing freeze dried treats requires careful handling so as to protect the integrity of the crunch factor characteristic of freeze dried candy. These treats are fragile and can easily crumble into unusable product if not handled appropriately. In addition, subtle changes during the freeze drying process can result in dramatic variations in product quality and yield, which makes it very difficult to consistently manufacture freeze dried treats with optimal crunch and flavor at scale successfully. We have overcome these hurdles and achieved scale manufacturing of freeze dried treats by utilizing proprietary technology to custom build three large-scale freeze driers and by developing manufacturing processes that are tailored specifically for each of our products to ensure maximum flavor, crunch, and consistency. We believe the technical knowledge and expertise required to build a freeze drier facility matching our current capacity poses a substantial barrier to entry for competitors in the confectionary space. Moreover, our primary manufacturing facility located in Irving, Texas is a Safe Quality Food (“SQF”) II-certified facility, with a 97 score on our most recent food safety audit, which exemplifies our commitment to maintaining the highest standards in food safety, pathogen prevention, and allergen protocols.

Early Mover Advantage

Given that the freeze dried candy segment of the market is new, we believe we materially benefit from being among the first companies to enter the market at scale, with retail-ready branding and packaging, a diverse and comprehensive product assortment, and seasoned and experienced sales and branding team. Our early entry into the market has afforded us the time to learn and gain the necessary experience needed to effectively scale and refine the manufacturing, packaging, and distribution processes needed to be successful. We also further utilize our early insights into the burgeoning market to develop a broad product portfolio which include flavor profiles appealing to a broad audience that we believe retailers are seeking. When combined with the strength of our emerging brand, we believe this has allowed us to quickly capture limited available shelf space at retailers. As we continue to expand our presence, we believe the Sow Good brand will be viewed as a pioneer in the category, which should afford increased brand recognition and loyalty. When taken together, we believe these advantages should allow us to establish an early dominant market share in the category that would be difficult to displace due to the barriers to entry for companies just starting out in this market segment. We believe these factors may potentially deter new competitive entrants into the market.

Innovative Product-Development Process

Innovation is at the heart of our company. We are vigilantly monitoring emerging confectionary trends online and in retail and identifying niche markets, turning them into category staples as evidenced by our successful launch of our Crunch Cream line. We also have highly communicative retail relationships in which retailers inform us of new candy trends they detect in their stores, informing our next freeze dried candy development and launches. We utilize a test kitchen that is integrated with our in-house manufacturing capability and expertise to swiftly test, develop, and launch new products without sacrificing quality. For example, we launched our Crunch Cream line within nine weeks of ideation. By integrating our strong insight on industry trends with our agility, adaptability, and proficiency in new product development, we can take a product from inception to production in just a few months while maintaining our high food quality standards. We believe this allows us to introduce innovative freeze dried treats to the market that will further elevate the status of the Sow Good brand, entrench our existing customer relationships, and provide advantaged entry into new ones.

Our Growth Strategy

With no major direct competitors in the freeze dried candy space and the fact that there is minimal retail presence for the category, we are capitalizing on our early mover advantage and rapid scaling experience to become the dominant player in this fast growing market. Sow Good is seeking to build a high level of brand recognition, as well as develop a trust and understanding with consumers that our products have explosive and exciting taste. Our growth strategy is based on six primary elements: (i) increasing production capacity; (ii) deepening existing customer relationships; (iii) new customer expansion; (iv) expanding our product offering; (v) driving margin expansion; and (vi) vertically integrating our operations.

Increase Production Capacity:

Merely by meeting the current level of demand for our treats, we anticipate our net sales surging exponentially. Our initial retail launches of our freeze dried candy line significantly exceeded sales projections. The growing demand from new customers and desire for additional product volume from existing customers has necessitated a significant increase in production capacity. To try to meet this demand, we have increased our workforce fourfold since March 2023, transitioned to a 24/7 production cycle, and leased an additional 62,000 square feet of warehousing space to be able to meet and streamline distribution. In addition to scaling production of our current three freeze driers, we have placed deposits on three additional freeze driers for our facility, which will effectively double our current production capacity. We believe these additional freeze driers will be operational in the first quarter of calendar year 2024. Finally, we are entering into long-term exclusive contracts with other freeze drying co-manufacturers that will increase our production capacity fourfold.

Deepen Existing Customer Relationships:

Our products have launched in retailers nationwide from convenience and grocery stores to big-box retailers, such as Five Below, Target, Hy-Vee, FYE, Big Lots, Snackmagic, and Misfits Market/Imperfect Foods. In addition, we sell a substantial portion of our products through distributors such as Redstone Foods, C.B. Distributors and Alpine Foods. Video reviews of Sow Good’s products that are organically generated by TikTok users have amassed over 4.5 million views as of September 30, 2023. We believe there is a significant growth opportunity in increasing our shelf presence, SKU portfolio, and number of stores with our existing customers. For many of these customers, we launched with a limited number of SKUs and are now significantly outpacing initial sales projections. As we scale production, we will have the ability to increase the availability of our products to these customers in current locations and distribution to more of their stores, while also broadening our SKU portfolio offerings. Bolstering our distribution will be a key growth driver for Sow Good so more of our products are available wherever our consumers choose to shop, whether it be a retail store, convenience store, or directly online. To further support our retail launches with existing customers and strengthen our brand name, we are also introducing our product displays with distinctive designs and product highlights to enhance our visibility in current stores and educate new consumers on the advantages of freeze dried treats. We believe this strategy will capture the attention of new consumers, further educate and attract current consumers, and ultimately, increase sales for our retailers.

New Customer Expansion:

Based on our estimate of what penetration for a leading CPG brand should be at maturity, we believe Sow Good’s omnichannel distribution footprint should eventually be multiples of its current size. Currently, our products are marketed and sold through a diverse set of retail channels, including conventional, natural and specialty grocery, club, and convenience stores, and on our website. Increasing our customer base across distribution channels will be a key growth driver for Sow Good and our goal is to expand our customer base so that our products are available wherever our consumers choose to shop, whether it be a retail store, convenience store or directly online. While expanding distribution, we are simultaneously increasing our brand awareness through online and offline marketing initiatives to accelerate the sell-through velocity of our products once they reach the shelves of our customers.

Expand Our Product Offering:

We are working to increase the breadth of products offered to customers by leveraging our innovation expertise. We seek to achieve this by developing new candy products that complement our existing portfolio as well as the expansion into adjacent product categories. This is illustrated by the launch of our Crunch Cream freeze dried ice cream bars and sandwiches line in October 2023. We believe the expansion of our product offerings will help drive revenue and margin growth through (i) improving brand recognition, (ii) expanding existing customer relationships, and (iii) capturing new customers seeking unique products. In addition, as our product offering portfolio grows, we anticipate manufacturing efficiencies that provide for increased margin expansion and profitability.

Drive Margin Expansion:

Our near-term goal is to increase our net income at a faster rate than our sales growth. We believe that this can be achieved by taking several actions that will drive margin expansion. First, we plan to reduce our per-unit production cost by leveraging fixed costs as production volumes increase. Second, we aim to capture operating efficiencies from the refinement of our manufacturing process, which will further reduce our per-unit production cost. Third, we intend to utilize our sales data and market knowledge to manage our sales mix toward higher margin products over time. Fourth, we are actively pursuing cost reductions in our raw materials by implementing changes to our sourcing strategy. Fifth, we are developing product line expansions that optimize the efficiency of our freeze drying process. Finally, while we expect an increase in general and administrative expenses as we strengthen internal operating functions, we believe these expenses will grow at a slower rate than sales as we solidify our sales function, allowing for further margin improvement.

Vertically Integrate Our Operations:

A key part of driving our margin expansion is continuing to build our vertically integrated business model. The core of this strategy is our highly efficient manufacturing process, which enables rapid expansion of production capacity, provides fixed-cost leverage on increased volumes and optimizes our ability to control quality. In addition to manufacturing capabilities, we have internalized mechanical engineering, branding, design, packaging, digital marketing, customer service and data analytic capabilities, along with finance, research and development and human resource functions. Our broad in-house capabilities and manufacturing capacity are expected to enable significant fixed-cost leverage going forward in manufacturing, as well as most other operating expense line items.

Our Products

Our business operates under the Sow Good brand. We produce a unique portfolio of freeze dried treats under our Candy and Crunch Cream (freeze dried ice cream bars and sandwiches) product lines.

Sow Good Candy—Freeze Dried Candy

In the first quarter of 2023, we launched a freeze dried candy product line with a twelve SKU offering that is our largest seller. We use the power of freeze dried technology to transform familiar, traditional gummy, chewy, and hard candies into unique, novel, crunchy treats that are bursting with flavor for our consumers. Our freeze drying process hyper concentrates the candy flavor, adds a crunchy texture, and often increases the candy’s size, creating a sweet snacking experience that we believe can satisfy our customers’ sweet tooth in fewer bites. Our products have a wide range in flavor profiles—from sweet to sour to chocolate-y—shapes, and sizes to appeal to a wide range of customers. Pack sizes range from 1 to 4 oz, depending on the density and size of the product.

Sow Good Crunch Cream—Freeze Dried Ice Cream

Building upon the success of the Sow Good Candy brand, we launched our highly anticipated Sow Good Crunch Cream line of freeze dried, shelf-stable, no-melt, crunchy ice cream in October 2023. This line offers the novel experience of crunchy ice cream sandwiches and bars with flavors ranging from vanilla, Neapolitan, strawberry shortcake, chocolate, to cookies and cream. Pack sizes range from 1 to 2 ounces. We believe that participating in high-impulse categories such as ice cream represents a meaningful adjacent category that broadens our consumer base and increases engagement.

Motivated by our mission, success, and consumers’ feedback, we continue to innovate and expand our product offerings to address growing demand for freeze dried products that appeal to consumers.

Our Supply Chain and Manufacturing Process

Our Supply Chain

The primary raw materials used to manufacture our products include a variety of candy products including gummy candy, soft chews, taffy, as well as other candies. The price and availability of these raw materials can vary based on a number of factors beyond our control, including consumer demand, production constraints, adverse weather conditions, changes in supplier relationships, natural disasters, and public sentiment, among others. Certain raw materials used for individual SKUs are currently sourced from one supplier. We believe the company could find suitable replacements for such suppliers at similar terms if necessary. To hedge against price volatility and supply disruptions, we are actively expanding and diversifying our supplier network to reduce reliance on any one supplier or raw material.

Our Manufacturing and Packaging Process

We manufacture our products at our facility in Irving, Texas and through our co-manufacturing partners located worldwide. During the first nine months of 2023, all of our products were self-manufactured; however, we anticipate this changing in 2024 with the onboarding of several co-manufacturers with a significantly greater aggregate production capacity. It is important to note that all co-manufacturers have entered into long-term and exclusive agreements with Sow Good.

Our Irving, Texas facility consists of three freeze driers that we custom fabricated with technical programming tailored specifically to our products. For over three years we custom designed, fabricated and calibrated these freeze driers to meet our exact needs. Whereas most freeze driers operate on a standard software system, we have developed custom software to allow us to monitor, manipulate, and freeze dry our products with precision and adaptability. Our proprietary software allows for adjustment to a specific temperature at a granular level throughout the freeze drying process, offering us the significant benefit of freeze drying different products within the same freeze drier. This also allows us to monitor in real time every aspect of the freeze drying cycle to ensure optimal quality. If we identify one section of the freeze drier that is malfunctioning, we can deactivate that one section without shutting down the entire freeze drier. To increase our production capacity, we have three additional freeze driers that we expect will be operational by the end of the first quarter of 2024.

During our packaging process, to ensure maximum protection of our products’ flavor, texture, and overall integrity, our products are packaged in specially constructed humidity-controlled rooms. Reintroduction of moisture to the freeze dried product degrades the product’s crunch factor, which is the key characteristic of freeze dried treats. As such, we tightly monitor the water activity of the products, invest heavily in dehumidifying machinery, and perform regular “Sow Good Sensory Tests” to verify that, while the product may visually appear satisfactory, it undergoes a human taste test to guarantee that the product meets our sensory standards of being “hyper dried, hyper crunchy, and hyper flavorful.”

Our hand-packed precision packaging process entails meticulous, carefully human-handled packaging of each freeze dried treat. While this process is more laborious and expensive compared to using an automated packaging machine, the investment in our gentle packaging process protects the product from breakage and allows easier detection and removal of below-standard products. Our facility contains three packaging lines, allowing us to flexibly package different products in different rooms at the same time, which improves our efficiency and prevents cross-contamination concerns in the case of allergens.

Upon packaging completion, we perform regular spot-checks of our packaging seals, whose function is to further mitigate the risk of moisture reentry and protect product integrity. Our shipping cases are available to us in various packing configurations, providing us flexibility to meet customers’ varying case size requirements for packing products.

Our facility is Food and Drug Administration (“FDA”) and United States Department of Agriculture (“USDA”) registered and SQF-II certified. In addition, our facility is certified to manufacture organic, vegan, kosher, and halal products.

Quality Control

We utilize a comprehensive and rigorous food safety and quality management program, which employs manufacturing procedures, expert technical knowledge of food safety science, employee training, ongoing process innovation, and both internal and independent third-party auditing. We conduct routine environmental studies to test for Salmonella, E. coli, Listeria, and allergens. In the case of packaging products containing allergens, we perform a stringent sanitation process directly following completion of packaging to elimination cross-contamination concerns. We have a dedicated and well-trained sanitation team that cleans the facility multiple times each day. Additionally, our production employees follow strict good manufacturing practices (“GMPs”) to ensure food safety and quality, including wearing hair nets, gloves, and coats, which are washed daily.

We require our co-manufacturing partners to adopt and utilize our food safety and quality program. We conduct a thorough on-site evaluation process prior to initiating our arrangements to ensure that the co-manufacturing facilities meet our food safety and quality standards.

We and our co-manufacturers each have a food safety plan (“FSP”) that focuses on preventing food safety risks and is designed to be compliant with the requirements set forth under the Food Safety Modernization Act (“FSMA”). In addition, each facility has at least one preventive controls-qualified individual who has successfully completed training and received certification in the development and application of risk-based preventive controls, at least equivalent to that received under a standardized curriculum recognized by the USDA and FDA.

Each of our co-manufacturers’ facilities complies with the Global Food Safety Initiative. All facilities manufacturing our products are certified against a standard recognized by either the Safe Quality Food Institute or British Retail Consortium. These standards are integrated food safety and quality management protocols designed specifically for the food sector and offer a comprehensive methodology to manage food safety and quality. Certification provides an independent and external validation that a product, process, or service is designed to comply with applicable regulations and standards.

In order to comply with Foreign Supplier Verification Program we have a qualified individual who has successfully completed training in the development and application of a program that verifies that the products we import have been produced in a manner that meets applicable U.S. safety standards. See “—Government Regulation” below.

In addition to third-party inspections of our manufacturing partners, we have instituted audits to address topics including allergen control; ingredient, packaging and product specifications; and sanitation. Under FSMA, our Irving, Texas facility and co-manufacturers’ facilities are required to have an FSP, a hazard analysis critical control plant plan, or a hazard analysis critical control points plan that identifies critical pathways for contaminants and mandates control measures that must be used to prevent, eliminate, or reduce relevant food-borne hazards.

We believe that the years we spent building and refining our machinery and facility, meticulous manufacturing and packaging processes, and stringent food safety and quality controls, have provided a foundational ramp that propels our rapid sales success and creates a meaningful barrier to entry.

Sales Channels and Product Distribution

Our highly differentiated omnichannel distribution strategy has three key components: retailers, e-commerce, and distributors. In aggregate, this omnichannel strategy provides us with a diverse set of consumers and customer partners, leading to a larger total addressable market (“TAM”) opportunity than is normally available to products sold only in grocery stores, along with an opportunity to develop a direct relationship with our customers at our website, www.thisissowgood.com. This platform is already set up but with some items set as out of stock until we have additional production capacity.

We believe that our trusted brand name, our proprietary freeze drying process and extensive distribution are critical long-term and sustainable barriers to entry in the food industry. To date, wholesale and retail customers orders have outpaced our production capacity, resulting in a distribution backlog. Given that orders are continuing to accelerate in frequency and volume beyond our production capacity, we have commenced construction on an additional three freeze driers, which will bring our total count to six freeze driers, and we expect will be completed by the first quarter of 2024. In addition, we have entered into long-term, exclusive co-manufacturing contractual arrangements that will substantially increase our production capacity in the near term. Once we have sufficient capacity to fulfill all wholesale, retail, and e-commerce customers, we will begin looking at other opportunities to expand into adjacent categories and/or additional products.

Sow Good products are sold through a diverse set of retail channels, including conventional, natural and specialty grocery, club, and convenience stores. Since launching, Sow Good’s freeze dried candy line is available in Five Below, Target, Misfits Market/Imperfect Foods, TJX Canada, Big Lots, Hy-Vee, Cracker Barrel, and Circle K. In addition, we sell a substantial portion of our products through distributors such as Redstone Foods, C.B. Distributors and Alpine Foods. We currently estimate our products are in over 5,857 retail locations across the United States. The diversity of our retail channel represents a strong competitive advantage for Sow Good and provides us with a larger TAM than would be considered normal for a food brand that is singularly focused on the grocery market.

We initially distributed the majority of our products directly to our customers from our Irving, Texas facility. Due to the high volume of orders we were experiencing there was a need to increase our warehousing and distribution footprint. To this end, we leased a total of approximately 62,000 additional square feet of warehouse and distribution space in Irving, Texas in October 2023 to enable us to better handle this heightened volume and optimize our shipping and logistics operations. We are also in the process of leveraging our NetSuite Warehouse Management System to scale our distribution functions, increase efficiencies, and decrease human error.

Sales and Marketing

Sales

Our internal sales team is led by our Director of Sales and Branding who manages major retail accounts and a robust, close-knit network of brokers and distributors to strategically service our customers nationwide and internationally in Israel and Canada. We place a strong emphasis on expanding our presence in retail stores through activating new customers, increasing the number of stores with existing customers, expanding our SKU portfolio, increasing our visibility on shelf and in high-traffic store locations to ultimately increase sales. We work closely with retail buyers to track top-performing products and appropriately manage inventory levels. Being a lean team allows us to be dynamic, nimble, and respond in real-time to customer needs. We have repeatedly surpassed initial sales projections across multiple retail launches, requiring consistent communication with buyers to fine-tune forecasts and ensure accuracy and efficiency in our inventory management processes. Simultaneously, we are dedicated to broadening our SKU portfolio and maximizing volume in existing stores as part of our growth and market expansion strategies. Our specialized team also affords us the advantage of understanding every facet of our operations: our sales, executive, and production teams work closely with one another to understand our customers’ needs, adjust our strategies with precision, and actively increase our production capabilities to meet growing demand. We believe that our holistic, collaborative and strategic sales approach positions us as a dynamic and agile player, well-prepared to navigate the ever-growing freeze dried candy market.

Digital Marketing and Social Media

We currently manage all of our marketing activities in-house and do not rely on agencies or third parties for such activities. We believe maintaining authentic conversations with our robust and engaged community will allow us to durably and efficiently grow our brand equity relative to our competitors.

We primarily engage with our community directly through social media and our website.

Social Media. We interact daily with our consumers across our TikTok, Instagram, and Facebook accounts under the username @thisissowgood. Our social media presence allows us to directly connect with our audience, field customer service requests, share insights into our daily operations as a family start-up, and facilitate product giveaways either directly to our customers or through collaborations with other brands. We also have a YouTube page where we share additional video content as well as our podcast, Good Stories, hosted by our Director of Sales and Branding and often featuring Sow Good’s executive team, which is also available across all podcasting platforms. These efforts strengthen brand loyalty, provide compelling content, and facilitate online collaboration with our community.

Leveraging our retailers’ well-funded marketing campaigns, we engage their community influencers to encourage their followers to purchase our products in the retailer, particularly to bolster new launches and product restock announcements. However, the vast majority of content across social media featuring our products is generated organically by consumers.

The hashtag “freezedriedcandy” has amassed over 2 billion views and continues to be a viral topic on the video platform. Video reviews of Sow Good’s products that are organically generated by TikTok users have amassed over 4.5 million views as of September 30, 2023. The consistent and growing interest in freeze dried candy supports Sow Good’s belief that freeze dried candy is developing into an everyday category for retailers.

Website. We also maintain a registered domain website at www.thisissowgood.com. Our website attracted over 113,000 visitors from our launch in June 30, 2021 to September 30, 2023 with 63,000 visiting since the launch our freeze dried candy in March 2023 based on Google Analytics. Our website is used as a platform to promote our products, provide education regarding our freeze drying process, introduce our executive team, and provide business updates. The information contained on or accessed through our website does not constitute part of this prospectus.

Our Competition

Our brands primarily operate within the freeze dried candy and non-chocolate confections categories, but we also compete within the larger conventional packaged food category. The categories and markets we operate in are highly competitive and comprised of a diverse set of participants that include global multinational, national, regional, and local firms offering branded and/or private label products. Some of these competitors may have greater financial and other resources, longer operating histories, a broader assortment of product offerings, products that are well-accepted in the marketplace, more established relationships with retailers, and greater brand visibility among consumers.

Within the conventional packaged food category, our competitors include, but are not limited to, Nestlé S.A., The Hershey Company, Mars Inc., PepsiCo, Inc., Van Drunen Farms, Mondelēz International, Haribo. Within the freeze dried candy category, we believe our primary direct competitors are smaller or local companies that have significantly lower production capacity, distribution and/or branding, and includes such firms such as Crazy Candy and Trendy Treat, as well as others.

We believe the principal competitive factors for our business are taste, product quality, brand recognition and loyalty, price, convenience, product variety and innovation, customer service, access to retailer shelf-space, effectiveness of marketing and promotional activity, and the ability to respond to evolving customer preferences. While we believe we compete favorably with respect to each of these factors, there is no guarantee that we will be able to compete effectively against our current or future competitors.

Culture, Employees and Human Capital Resources

Sow Good firmly believes that we can all plant positive seeds to sow a better version of ourselves, our communities, and our world. We plant our seeds by coming into work each day dedicated to creating delicious treats that enrich the lives of our customers, partners and employees. We believe that we are only as excellent as our employees, which is why we provide a living wage, an energizing working environment, full benefits, and stock options to every employee. We strive for nothing short of excellence because that is what our customers, employees, and environment deserve. We believe that our company culture has been and will continue to be a key contributor to the fulfillment of this commitment. Our culture enables us to foster the creativity, teamwork, focus, and innovation we need to support our growth.

As of September 30, 2023, we had 137 full-time employees, of which 58% are female and 84% are minorities. None of our employees are covered by collective bargaining agreements and we have never experienced an organized work stoppage, strike or labor dispute.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. The principal purposes of our equity incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards.

Facilities

We do not own any real property. Our principal executive office and manufacturing facility is located in Irving, Texas, where we lease approximately 20,945 square feet of space under a lease agreement with an entity owned entirely by Ira Goldfarb that expires in September 2025, subject to two options to extend the term of the lease for successive five-year periods. We entered into the lease agreement in connection with the closing of the Asset Purchase Agreement in October 2020.

In addition to our principal executive office and food manufacturing facility, we lease approximately 51,264 square feet and 9,900 square feet at two separate warehouse facilities located in Irving, Texas, which we use to receive, store, package, and distribute our products, as well as for office and administrative purposes.

We believe that these facilities are sufficient to meet our current needs. We intend to expand our facilities or add new facilities as we grow, and we believe that suitable additional space will be available as needed to accommodate expansion of our operations.

Trademarks and Other Intellectual Property

To establish and protect our proprietary rights, we rely on a combination of copyright, trademark, trade dress, and trade secret laws, as well as confidentiality agreements and other contractual restrictions. We do not own any registered patents.

Our intellectual property is a strategically important component of our business. In particular, we believe that our trademarks are valuable assets that reinforce the distinctiveness of our brand to consumers, are critical to maintaining and improving our competitive position, and are an important aspect of building brand equity. As such, we consider our “Sow Good” name and our “Sow Good” logo trademarks to be among our most valuable intellectual property assets. We also believe that having distinctive marks that are readily identifiable on our products is an important factor in continuing to build our brand and distinguish our products. Accordingly, our products are marketed and sold uniformly under the registered trademark “Sow Good.” We expect to continue to invest in our trademark portfolio as we introduce new products and seek to build and protect our brand.

As of September 30, 2023, we owned two U.S. trademark registrations and had six pending U.S. trademark applications. Further, we have two registered domain names, www.thisissowgood.com and www.sowginc.com. The information contained on or accessed through our websites does not constitute part of this prospectus.

We also rely on unpatented proprietary expertise, recipes, and formulations, as well as other trade secrets and copyright protection, to maintain and improve our competitive position. We treat the confidential specifics of our marketing, promotions, and products as trade secrets, and information we work to keep confidential. In addition, we treat our proprietary information related to formulas, processes, know-how, and methods used in our production and manufacturing as trade secrets, and information we work to keep confidential. We have taken reasonable measures to keep each of these items, as well as our business and marketing plans, customer lists, and contracts, reasonably protected and secure.

While there is no active litigation involving any of our trademarks or other intellectual property rights, we may be required to enforce or defend our intellectual property rights against third parties in the future. For additional information regarding these and other risks related to our intellectual property portfolio and their potential effect on us, refer to the section entitled “Risk Factors—Risks Related to Our Intellectual Property, Information Technology, and Privacy.”

Security, Privacy and Data Protection

The regulatory environment surrounding information security and privacy is demanding, with the frequent imposition of new and changing requirements across our business. Various federal, state, and foreign legislative and regulatory bodies may expand current laws or regulations, enact new laws or regulations, or issue revised rules or guidance regarding privacy, data protection, information security, and consumer protection. We must comply with increasingly complex and rigorous laws and regulations regarding privacy and the collection, storage, use, processing, transfer, transmission, disclosure, and protection of personal and other data, which require us, among other things, to maintain reasonable and appropriate data security measures and to provide timely notice to individuals and regulators in the event that such personal information is compromised.

Earning and maintaining the trust of our customers, consumers, supply chain partners, employees, and securityholders is critical to the success and growth of our business, and we take significant measures to protect the privacy and security of their personal data and to comply with applicable laws. We have established and maintain an information security program, which is aligned with applicable standards and regulations, including Payment Card Industry Data Security Standard (“PCI-DSS”). In November 2020, California voters passed the California Privacy Rights Act (“CPRA”), which became fully effective on January 1, 2023. The CPRA imposed additional data privacy compliance requirements on companies covered by the legislation, including the expansion of consumers’ rights with respect to certain sensitive personal information. The CPRA also established a new regulatory agency dedicated to enforcing the requirements of the California Consumer Privacy Act (“CCPA”) and CPRA. The effects of the CCPA and CPRA may require us to continue to materially modify our data processing practices and policies and to incur substantial compliance-related costs and expenses. We must also comply with laws on advertising, including the Telephone Consumer Protection Act (“TCPA”) the Telemarketing Sales Rule, and Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (“CAN-SPAM Act”).

Our team of professionals works to identify and mitigate risks, implement best practices, and continue to evaluate ways to improve our information security. These steps include data encryption in transit and at rest, network security, limiting and authorizing access controls, and multi-factor authentication for access to systems with data. We also employ regular system monitoring, logging, and alerting to retain and analyze the security state of our corporate and production infrastructure. In addition, we take appropriate steps to help ensure that appropriate security measures are maintained by the third-party vendors we use, including by conducting security reviews.

Government Regulation

The food industry is highly regulated. We, our co-manufacturers, and our suppliers are subject to extensive laws and regulations in the United States by federal, state, and local government authorities, or by federal, state, and local government authorities in other jurisdictions where they are located. These laws and regulations apply to many aspects of our business, including the manufacture, packaging, labeling, distribution, advertising, sale, quality, and safety of our products, as well as the health and safety of our employees and the protection of the environment.

Our business is subject to extensive regulation by the FDA and the U.S. Federal Trade Commission (“FTC”), and other federal, state, and local authorities in the United States, and any other jurisdictions in which we may manufacture or sell our products. Specifically, in the United States, we and our products are subject to the requirements of the FDA and regulations promulgated thereby. This comprehensive regulatory program governs the manufacturing, nutritional value, composition and ingredients, packaging, labeling, and safety of food. Under this program, the FDA requires that facilities that manufacture food products comply with a range of requirements, including hazard analysis and preventative controls regulations, GMPs, and supplier verification requirements. Our processing facilities, including those of our co-manufacturers, are subject to periodic inspection by foreign, federal, state, and local authorities. For example, our Irving, Texas facility is subject to periodic inspections by the FDA and Occupational Safety and Health Administration to evaluate compliance with certain applicable requirements. In the instances where we do not control the manufacturing processes of our products, we rely upon our co-manufacturers for compliance with GMPs for the manufacturing of our products conducted by our co-manufacturers. We seek to comply with applicable laws and regulations through a combination of employing internal experience and expert personnel to monitor quality-assurance compliance, and we contract with third-party laboratories that conduct analyses of new products to establish nutrition labeling information and to help identify certain potential contaminants before distribution.

The FDA’s Foreign Supplier Verification Program requires that the U.S. owner or consignee of imported food take steps to verify that the foreign supplier of imported food is manufacturing the food in accordance with FDA requirements, that the importer understand what hazards the foreign supplier is controlling and how those hazards are controlled, and that this oversight program is documented. The regulation is being implemented using a tiered series of compliance dates based on the size of the U.S. importer and the foreign supplier. We have developed a program that we believe is in compliance with this regulation and are monitoring its ongoing implementation.

The FDA also requires that certain nutrition and product information appear on our product labels and, more generally, that our labels and labeling be truthful and not misleading. Similarly, the FTC requires that our marketing and advertising be truthful, not misleading, and not deceptive to consumers. We are also restricted from making certain types of claims about our products, including nutrient content claims, health claims, and claims regarding the effects of our products on any structure or function of the body, whether express or implied, unless we satisfy certain regulatory requirements and our representations are not misleading. Further, we must comply with additional laws impacting our advertising, including the TCPA, the Telemarketing Sales Rule, and the CAN-SPAM Act.

In addition to federal regulatory requirements in the United States, certain states impose their own manufacturing and labeling requirements. For example, every state in which our products are manufactured requires facility registration with the relevant state food safety agency, and those facilities are subject to state inspection as well as federal inspection. Further, states can impose state-specific labeling requirements, such as Proposition 65 in California.

We are currently subject to international laws and regulations where we manufacture our products, and to the extent we commence selling and distributing our products internationally, we will become subject to additional laws and regulations.

We are also subject to labor and employment laws, laws governing advertising, privacy laws, safety regulations, and other laws, including consumer protection regulations that regulate retailers or govern the promotion and sale of merchandise. Our operations, and those of our co-manufacturers and suppliers, are also subject to various laws and regulations relating to environmental protection and worker health and safety matters.

Although we have implemented policies and procedures designed to comply with existing laws and regulations, we operate in a highly regulated environment with constantly evolving legal and regulatory frameworks. Consequently, we are subject to heightened risk of legal claims, government investigations, or other regulatory enforcement actions.

Legal Proceedings

From time to time, we may be involved in various disputes and litigation matters that arise in the ordinary course of business. We are not currently engaged in any material legal proceedings.

MANAGEMENT

The following table provides information regarding our executive officers and members of our board of directors (ages as of the date of this prospectus):

Name	Age	Title
Claudia Goldfarb	48	Chief Executive Officer, Interim Chief Financial Officer, Director
Ira Goldfarb	66	Executive Chairman, Chairman of the Board of Directors
Bradley Berman	53	Director
Joe Mueller	54	Director
Lyle Berman	82	Director
Tim Creed	37	Director
Chris Ludeman	65	Director

Executive Officers

Claudia Goldfarb. Claudia Goldfarb has served as our Chief Executive Officer since October 2020, and has served as our interim Chief Financial Officer since April 1, 2022. Prior to that, Mrs. Goldfarb served as President and Chief Operating Officer of Prairie Dog Pet Products, LLC between January 2010 and July 2020. From 2010 until 2012, Mrs. Goldfarb also served as Chief Operating Officer of PGT Holdings. Mrs. Goldfarb attended St. Mary’s University in San Antonio, Texas to pursue an accounting degree. Mr. Ira Goldfarb, who is our Executive Chairman of the Board of Directors, is Mrs. Claudia Goldfarb’s husband. Mrs. Goldfarb was selected to serve on our Board of Directors due to her history with the Company and extensive product development, manufacturing and implementation experience in the consumer-packaged goods industry.

Ira Goldfarb. Ira Goldfarb has served as our Executive Chairman and Chairman of the Board of Directors since October 2020. Prior to that, from January 2012 until July 2020, Mr. Goldfarb founded and served as Chief Executive Officer of Prairie Dog Pet Products, LLC. Mr. Goldfarb also served as Chief Executive Officer of PGT Holdings from 2010 until 2012, and served as Chief Executive Officer of DS Retail Holdings, LLC, from 2006 until 2009. In 2009, Mr. Goldfarb co-founded Operation Ava Inc., one of the largest cat and dog rescue groups in Pennsylvania. Mr. Goldfarb attended the Fashion Institute of Technology in New York, New York. Mr. Goldfarb is the husband of Mrs. Claudia Goldfarb, who is our Chief Executive Officer. Mr. Goldfarb was selected to serve on our Board of Directors due to his history with the Company and extensive business, operational and management experience in the consumer-packaged goods industry.

Directors

Bradley Berman. Bradley Berman has been a director of Sow Good Inc. since October 1, 2020. Mr. Berman is the president of King Show Games, Inc., a company he founded in 1998. Mr. Berman worked in various capacities in casino gaming from 1992 until 2004 for Grand Casinos, Inc. and then Lakes Entertainment, Inc., achieving the position of Vice President of Gaming, after which he assumed a lesser role in that company. Mr. Berman was a director of Voyager Oil and Gas, Inc. (formerly Ante4 and WPT) from August 2004 to November 2010. Mr. Berman was a director of Black Ridge Oil & Gas from November 2010 to October 2020. Mr. Berman was a director of Allied Esports Entertainment Inc. (Nasdaq: AESE) (f/k/a Black Ridge Acquisition Corp.) from May 2017 to July 2023. Mr. Berman attended Mankato State University in Mankato, Minnesota and the University of Nevada at Las Vegas in Las Vegas, Nevada. Mr. Lyle Berman, who is one of our directors, is Mr. Brad Berman’s father. Mr. Berman was selected to serve on our Board of Directors because of his history with the Company and extensive experience in various private and public companies.

Joe Mueller. Joe Mueller has served as a Director since April 2022. Since September 2019, Mr. Mueller has served as Vice President of Industry and Customer Development for Kellogg Company. Prior to that, from March 2015 until September 2019, Mr. Mueller served as Kellogg Company’s Vice President, Walmart Snacks Team. Mr. Mueller also serves as a board member for the American Heart Association. Mr. Mueller earned his Bachelor of Science degree in Marketing and Management from Missouri State University and completed his MBA from the University of Phoenix. Mr. Mueller was selected to serve on our Board of Directors due to his extensive experience in the consumer-packaged goods industry.

Lyle Berman. Lyle Berman has been a director of Sow Good Inc. since October 2020. From 1999 until 2023, Mr. Berman served as Chairman of the Board and Chief Executive Officer of Lakes Entertainment Inc. From 1993 until 2000, Mr. Berman served as Chief Executive Officer of Rainforest Café, Inc., and from 1991 until 1998, Mr. Berman served as the Chairman of the Board of Directors of Grand Casinos, Inc. Mr. Berman holds a degree in Business Administration from the University of Minnesota. Mr. Lyle Berman is the father of one of our directors, Mr. Brad Berman. Mr. Berman was selected to serve on our Board of Directors because of his experience as a chief financial officer and his knowledge of public and private companies. With a proven track record of success and a wealth of experience, Lyle Berman brings invaluable insights and leadership qualities that can significantly benefit any company’s board of directors.

Tim Creed. Tim Creed has served as a Director since July 2022. Mr. Creed has also served as Senior Director of Human Resources at Mars, Inc. since July 2023. Mr. Creed is the Co-Founder of Creed UnCo, LLC, and served as a Partner from May 2021 until July 2023. From December 2021 until April 2023, Mr. Creed served as Chief Operating Officer of Guzman y Gomez Mexican Kitchen, and from August 2019 until May 2021, as Director of eCommerce at Bridgestone, Inc. Prior to that, Mr. Creed served as Digital Commerce Lead – KIND International at Mars, Inc., from August 2018 until August 2019. Mr. Creed holds Bachelor of Science degrees in both Psychology and Management from Macquarie University. Mr. Creed was selected to serve on our Board of Directors due to his extensive experience in the consumer food product and pet care industries.

Chris Ludeman. Chris Ludeman has served as a Director and Chairperson of the Audit Committee since January 2021. Since March 2011, Mr. Ludeman has served as Global President of Capital Markets at CBRE, where he also serves as a member of the Global Operating Committee and on the Americas Operations Management Board. Mr. Ludeman holds a Bachelor of Arts degree from the University of California, Santa Barbara. Mr. Ludeman was selected to serve on our Board of Directors because of his extensive management and institutional investor experience as well as his knowledge of capital markets.

Composition of our Board of Directors

Our business and affairs are managed under the direction of our board of directors. We currently have seven directors. Our current directors will continue to serve as directors until their resignation, removal or successor is duly elected.

Director Independence

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning her or his background, employment and affiliations, our board of directors has determined that none of our directors, other than Claudia Goldfarb and Ira Goldfarb, has any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our shares by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Party Transactions.”

Committees of Our Board of Directors

Our board of directors has established an audit committee. The composition and responsibilities of each of the audit committee of our board of directors are described below. Members serve on the audit committee until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

Our audit committee consists of Bradley Berman, Joe Mueller, Lyle Berman, Tim Creed and Chris Ludeman. Our board of directors has determined that satisfies the independence requirements under Rule 10A-3(b)(1) of the Exchange Act. The chair of our audit committee is Chris Ludeman, who our board of directors has determined is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The principal duties and responsibilities of our audit committee include, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•	helping to maintain and foster an open avenue of communication between management and the independent registered public accounting firm;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and full fiscal year operating results;

•	developing “whistle-blower” procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related party transactions;

•

obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes its internal controls environment and procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•	approving (or, as permitted, pre-approving) all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. Our “named executive officers,” and their positions are as follows:

Name	Title
Ira Goldfarb	Executive Chairman
Claudia Goldfarb	Chief Executive Officer, Interim Financial Officer
Brad Burke	Former Chief Financial Officer

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the periods indicated:

Summary Compensation Table
Name and Principal Position	Year	Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total

Ira Goldfarb,(1)	2022	$331,269	$–	$–	$–	$–	$–	$331,269
Executive Chairman	2021	$–	$330,788	$295,589	$–	$–	$–	$626,377

Claudia Goldfarb,(2)	2022	$293,625	$–	$–	$–	$–	$–	$293,625
Chief Executive Officer	2021	$–	$303,259	$295,589	$–	$–	$–	$598,848

Brad Burke, (3)	2022	$159,409	$–	$72,692	$–	$–	$–	$232,101
Former Chief Financial Officer	2021	$275,000	$–	$–	$–	$–	$–	$454,547

(1)

Mr. Goldfarb was appointed Executive Chairman and Chairman of the Board of Directors on October 1, 2020. We have agreed to compensate Mr. Goldfarb a total of $330,000 in cash per year commencing on January 1, 2022. On January 4, 2021, we issued 18,133 shares for Mr. Goldfarb’s services in 2020, and a total of 72,528 shares during 2021, of which 6,044 shares were subsequently issued on March 24, 2022. On October 2, 2020, we granted Mr. Goldfarb an option to purchase 50,000 shares of common stock at an exercise price of $5.25 per share. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 533% and a call option value of $5.2102, was $260,509. On December 28, 2020, we granted Mr. Goldfarb an option to purchase 16,500 shares of common stock at an exercise price of $4.00 per share. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 201% and a call option value of $3.9657, was $65,435. On January 4, 2021, we granted Mr. Goldfarb an option to purchase 75,000 shares of common stock at an exercise price of $3.70 per share. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 198% and a call option value of $3.9412, was $295,589.

(2)

Mrs. Goldfarb was appointed Chief Executive Officer on October 1, 2020. We have agreed to compensate Mrs. Goldfarb a total of $292,500 in cash per year commencing on January 1, 2022, and 5,541 shares per month through December 31, 2021. On January 4, 2021, we issued 16,623 shares for Mrs. Goldfarb’s services in 2020, plus an additional 66,492 shares, of which 5,541 shares were subsequently issued on March 24, 2022. On October 2, 2020, we granted Mrs. Goldfarb an option to purchase 50,000 shares of common stock at an exercise price of $5.25 per share. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 533% and a call option value of $5.2102, was $260,509. On December 28, 2020, we granted Mrs. Goldfarb an option to purchase 16,500 shares of common stock at an exercise price of $4.00 per share. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 201% and a call option value of $3.9657, was $65,435. On January 4, 2021, we granted Mrs. Goldfarb an option to purchase 75,000 shares of common stock at an exercise price of $3.70 per share. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 198% and a call option value of $3.9412, was $295,589.

(3)

Mr. Burke served as the Company’s Chief Financial Officer from December 28, 2020 through April 30, 2022, after serving as Interim Chief Financial Officer on an independent contractor basis from October 1, 2020. We had agreed to compensate Mr. Burke a total of $275,000 in cash per year. On April 1, 2022, we granted Mr. Burke an option to purchase 27,500 shares of common stock at an exercise price of $2.75 per share. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 406% and a call option value of $2.6433, was $72,692. On April 21, 2021, we granted Mr. Burke an option to purchase 27,500 shares of common stock at an exercise price of $5.50 per share. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 193% and a call option value of $5.4381, was $149,547.

Executive Compensation Program

For the years ended December 31, 2022 and 2021, the compensation for our named executive officers generally consisted of a base salary and cash bonuses. These elements (and the amounts of compensation and benefits under each element) were selected because we believe they are necessary to help us attract and retain executive talent which is fundamental to our success.

Below is a more detailed summary of the current executive compensation program as it relates to our named executive officers.

Base Salaries

Executive officer base salaries are based on job responsibilities and individual contribution. Our board of directors review the base salaries of our executive officers, including our named executive officers, considering factors such as corporate progress toward achieving objectives (without reference to any specific performance-related targets) and individual performance experience and expertise. Claudia Goldfarb, Ira Goldfarb and Brad Burke are our only named executive officers that have an employment agreement with us.

We entered into an employment agreement with Claudia Goldfarb on October 1, 2020, which was amended on January 4, 2021, under which she serves as our Chief Executive Officer. Pursuant to the employment agreement, we pay Mrs. Goldfarb (a) for the period beginning on October 1, 2020 and ending December 31, 2021, the issuance of 5,541 shares of the Company’s common stock per month, and (b) beginning on January 1, 2022, a base salary payable in monthly increments in an amount equal to the base salary of $292,500 per year through at least October 1, 2025, subject to annual 10% increases.

We entered into an employment agreement with Ira Goldfarb on October 1, 2020, which was amended on January 4, 2021, under which he serves as our Executive Chairman of the Board. Pursuant to the employment agreement, we pay Mr. Goldfarb (a) for the period beginning on the Closing Date and ending December 31, 2021, the issuance of 6,044 shares of the Company’s common stock per month, and (b) beginning on January 1, 2022, a base salary payable in monthly increments in an amount equal to the base salary of $330,000 per year through at least October 1, 2025, subject to annual 10% increases.

Additional factors reviewed by our board of directors in determining appropriate base salary levels and raises include subjective factors related to corporate and individual performance. For the year ended December 31, 2022, all executive officer base salary decisions were approved by the board of directors.

The 2022 annual base salaries for our named executive officers were as follows: (1) $331,269 for Ira Goldfarb, (2) $293,625 for Claudia Goldfarb and (3) $159,409 for Brad Burke. The 2021 annual base salaries for our named executive officers were as follows: $275,000 for Brad Burke.

Incentive Compensation Awards

Other than the awards under our 2012 Plan, 2016 Plan, 2018 Plan and 2020 Plan described below, no bonuses were granted in the year ended December 31, 2022.

If our revenue grows and bonuses become affordable and justifiable, we expect to use the following parameters in justifying and quantifying bonuses for our named executive officers and other officers of the Company: (1) the growth in our revenue, (2) the growth in our earnings before Adjusted EBITDA, and (3) our stock price. The board has not adopted specific performance goals and target bonus amounts, but may do so in the future.

Equity Incentive Awards

2012 Stock Incentive Plan

Effective June 10, 2012, as amended on February 22, 2011 and March 2, 2012, our board of directors adopted the Amended and Restated 2012 Stock Incentive Plan (the “2012 Plan”) under which a total of 25,000 shares of our common stock have been reserved for issuance as restricted stock or pursuant to the grant and exercise of stock options. The 2012 Plan has been approved by the holders of a majority of our outstanding shares.

2016 Stock Incentive Plan

Effective December 12, 2016, our board of directors adopted the 2016 Non-Qualified Stock Option Plan (the “2016 Plan”) under which a total of 12,712 shares of our common stock have been reserved for issuance pursuant to the grant and exercise of non-qualified stock options.

2018 Stock Incentive Plan

On March 1, 2018, the Board of the Company approved and adopted the Black Ridge Oil & Gas, Inc. 2018 Management Incentive Plan (the “2018 Plan”) and the form of 2018 Management Incentive Plan Award Agreement (the “2018 Award Agreement”). The purpose of the 2018 Plan is to provide a means by which eligible employees and directors may have the opportunity to be granted awards of the Company’s equity in Black Ridge Acquisition Corp. (“BRAC”). Pursuant to the 2018 Plan, we may grant to certain officers and directors a percentage of the shares of BRAC held by the Company as of the date of the closing of a business combination for the acquisition of a target business.

2020 Stock Incentive Plan

Effective December 5, 2019, as amended September 29, 2020, January 4, 2021 and March 19, 2021 our board of directors adopted the 2020 Stock Incentive Plan (the “2020 Plan”) under which a total of 814,150 shares of authorized common stock have been reserved for issuance as restricted stock or pursuant to the grant and exercise of stock options. Our 2020 Plan has been approved by a majority of the shareholders of record. We believe the use of stock-based long-term incentive compensation is vital to maintain a competitive position in attracting, retaining and motivating key personnel. The board considers several factors in determining whether awards are granted to an executive officer, including corporate progress towards achieving objectives, individual experience and expertise, subjective factors related to corporate and individual performance, the executive’s position, his or her performance and responsibilities, and the amount of options or other awards, if any, currently held by the officer and their vesting schedule.

The 2020 Plan enables our board of directors to provide equity-based incentives through grants of awards to the Company’s present and future employees, directors, consultants and other third-party service providers. The 2020 Plan is generally administered by the compensation committee of our board of directors. Subject to the provisions of the 2020 Plan, the compensation committee determines in its discretion the persons to whom and the times at which awards are granted, the sizes of such awards and all of their terms and conditions. The compensation committee has the authority and discretion to determine the terms of awards under the 2020 Plan.

In the event of a change of control as described in the 2020 Plan, the acquiring or successor entity may (i) accelerate the vesting of any or all awards, (ii) assume or substitute all or any awards outstanding under the 2020 Plan or substitute substantially equivalent awards or (iii) cash out any or all outstanding awards.

Unless terminated sooner, the 2020 Plan will terminate on the tenth anniversary of its effective date. Without stockholder approval, we may not amend the 2020 Plan to increase the total number of shares of common stock reserved for issuance pursuant to awards or reduce the minimum exercise price for options or exchange options for other awards.

Health and Welfare Benefits and Perquisites

At this stage of our business, we have benefits that are generally comparable to those offered by other small private and public companies and no prerequisites for our employees. Other than a 401(k) plan, we do not have any other retirement plan for our named executive officers. We may adopt these plans and confer other fringe benefits for our executive officers in the future.

Director Compensation

2022 Director Compensation

Our non-employee directors did not receive any cash compensation for their service as a non-employee director during the year ended December 31, 2022.

On April 11, 2022, we issued Mr. Mueller a total of 8,064 shares of common stock for annual director services. The fair value of the common stock was $24,998 based on the closing price of the Company’s common stock on the date of grant. On April 11, 2022, we granted Mr. Mueller an option to purchase 24,151 shares of common stock at an exercise price of $3.10 per share. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 153% and a call option value of $2.9574, was $71,423. Mr. Mueller also received a stock award of $24,998 during the year ended December 31, 2022.

On July 22, 2022, we issued Mr. Creed a total of 6,410 shares of common stock for annual director services. The fair value of the common stock was $25,000 based on the closing price of the Company’s common stock on the date of grant. On July 22, 2022, we granted Mr. Creed an option to purchase 24,151 shares of common stock at an exercise price of $3.90 per share. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 137% and a call option value of $3.6166, was $87,346. Mr. Creed also received a stock award of $25,000 during the year ended December 31, 2022.

2021 Director Compensation

Our non-employee directors did not receive any cash compensation for their service as a non-employee director during the year ended December 31, 2021.

On December 8, 2021, we issued Mr. Bradley Berman 8,333 shares of common stock for annual director services. The fair value of the common stock was $25,000 based on the closing price of the Company’s common stock on the date of grant.

On December 8, 2021 and January 27, 2021, we issued Mr. Ludeman a total of 13,333 and 6,400 shares of common stock, respectively, for annual director and audit committee services. The aggregate fair value of the common stock was $80,000 based on the closing price of the Company’s common stock on the respective grant dates. On January 27, 2021, we granted Mr. Ludeman an option to purchase 24,151 shares of common stock at an exercise price of $6.25 per share. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 198% and a call option value of $6.1794, was $149,239.

On December 8, 2021, we issued Mr. Lahti a total of 8,333 shares of common stock for annual director services. The fair value of the common stock was $25,000 based on the closing price of the Company’s common stock on the date of grant.

On December 8, 2021, we issued Mr. Lyle Berman a total of 8,333 shares of common stock for annual director services. The fair value of the common stock was $25,000 based on the closing price of the Company’s common stock on the date of grant.

On December 8, 2021, we issued Mr. Creed a total of 8,333 shares of common stock for annual director services. The fair value of the common stock was $25,000 based on the closing price of the Company’s common stock on the date of grant.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in the sections titled “Management” and “Executive Compensation,” the following is a description of each transaction since January 1, 2021 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Debt Financing

On May 11, 2023, the Company received proceeds of $100,000 from Bradley Berman, one of the Company’s directors, on behalf of the Bradley Berman Irrevocable Trust, from the sale of notes and warrants pursuant to an offering to sell up to $1,500,000 of promissory notes and warrants to purchase an aggregate 375,000 shares of the Company’s common stock, exercisable over a ten-year period at a price of $2.50 per share, representing 25,000 warrant shares per $100,000 of Notes purchased. The notes mature on May 11, 2024. Interest on the Notes accrue at a rate of 8% per annum, payable in cash semi-annually on June 30 and December 31.

On April 25, 2023, we closed on an offering to sell up to $1,500,000 of promissory notes and warrants to purchase an aggregate 375,000 shares of the Company’s common stock, exercisable over a ten-year period at a price of $2.50 per share, representing 25,000 warrant shares per $100,000 of Notes purchased. The notes mature on April 25, 2024. Interest on the Notes accrue at a rate of 8% per annum, payable in cash semi-annually on June 30 and December 31. On April 25, 2023, the Company received proceeds of $750,000 and $50,000 from the Company’s Chairman, Mr. Goldfarb, and the Cesar J. Gutierrez Living Trust, as beneficially controlled by the brother of the Company’s CEO, respectively, on the sale of these notes and warrants.

On August 23, 2022, we closed on an offering to sell up to $2.5 million of promissory notes and warrants to purchase an aggregate 625,000 shares of the Company’s common stock, exercisable over a ten-year period at a price of $2.60 per share, representing 25,000 warrant shares per $100,000 of Notes purchased. The notes mature on August 23, 2025. Interest on the Notes accrue at a rate of 8% per annum, payable on January 1, 2025. Loans may be advanced to the Company from time to time from August 23, 2023 to the Maturity Date. On December 21, 2022 and September 29, 2022, the Company received aggregate proceeds of $0.25 million and $0.75 million from two of the Company’s directors on the sale of these notes and warrants.

On April 8, 2022, the Company closed a private placement and concurrently entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”) to sell an aggregate $3.7 million of Promissory Notes (the “Notes”) and warrants (the “Warrants”) to purchase an aggregate 925,000 shares of common stock, representing 25,000 warrant shares per $100,000 of promissory notes. Accrued interest on the Notes was payable semi-annually beginning September 30, 2022 at the rate of 6% per annum, but on August 23, 2022, the notes were amended to update the terms of the interest payment to be payable at the earlier of the maturity date or January 1, 2025, rather than being paid semi-annually. The principal amount of the Notes mature and become due and payable on April 8, 2025. The Warrants are exercisable immediately and for a period of 10 years at a price of $2.35 per share. Proceeds to the Company from the sale of the Securities were $3.7 million. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of Common Stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption. Assuming full exercise thereof, further proceeds to the Company from the exercise of the Warrant Shares is calculated as approximately $2.2. The Offering closed simultaneously with execution of the Purchase Agreement. Of the aggregate $3.7 million of Notes, a total of approximately $3.1 of Notes were sold to officers or directors, along with 780,000 of the Warrants.

Common Stock Sold for Cash

On November 20, 2023, the Company entered into a Stock Purchase Agreement with multiple accredited investors to sell and issue to the purchasers thereunder, an aggregate of 426,288 shares of the Company's common stock at a stock price of $6.50 per share. The shares were issued on November 20, 2023. Proceeds to the Company from the sale of shares were approximately $2.8 million. A total of 38,077 of these shares, or proceeds of approximately $247,500, were purchased by officers and directors.

On August 30, 2023, the Company entered into a Stock Purchase Agreement with multiple accredited investors to sell and issue to the purchasers thereunder, an aggregate of 735,000 shares of the Company's common stock at a stock price of $5.00 per share. The shares were issued on August 30, 2023. Proceeds to the Company from the sale of shares were approximately $3.7 million. A total of 210,000 of these shares, or proceeds of approximately $1.1 million, were purchased by officers and directors.

On July 2, 2021, the Company entered into a Stock Purchase Agreement with multiple accredited investors to sell and issue to the purchasers, thereunder, an aggregate of 714,701 shares of the Company’s common stock at a price of $4.25 per share. Proceeds to the Company from the sale of the shares were approximately $3.0 million, of which approximately $2.5 million was received on June 30, 2021, and the other $0.6 million was received on July 9, 2021. The shares were all issued on July 9, 2021. A total of 407,204 of these shares, or proceeds of approximately $1.7 million were purchased by officers and directors, including 347,057 shares, or approximately $1.5 million, received on June 30, 2021.

On February 5, 2021, the Company entered into a Stock Purchase Agreement with multiple accredited investors to sell and issue to the purchasers an aggregate 631,250 shares of the Company’s common stock at a price of $4.00 per share for total proceeds of approximately $2.5 million. A total of 225,000 of these shares, or proceeds of $0.9 million were purchased by officers and directors.

Warrants Issued

On December 31, 2021, the Company closed a private placement and concurrently entered into a Note and Warrant Purchase Agreement with related parties to sell an aggregate of approximately $2.1 million of promissory notes, bearing 8% interest, and warrants to purchase an aggregate 311,250 shares of common stock, representing 15,000 warrant shares per $100,000 of promissory notes. The warrants are exercisable at a price of $2.21 per share over a ten-year term. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 198% and a call option value of $2.25, was approximately $0.7 million. The warrants will be expensed as a debt discount over the life of the loans. The officers, directors and related parties receiving grants and the amounts of such grants were as follows:

Name and Title at Time of Grant	Promissory Note	Stock Warrant Shares Granted
Ira and Claudia Goldfarb	$1,500,000	225,000
Chairman and Chief Executive Officer
Brad Burke	$25,000	3,750
Chief Financial Officer
Lyle Berman	$500,000	75,000
Director
Cesar J. Gutierrez	$50,000	7,500
Brother of the Company’s Chief Executive Officer

In consideration for four officers and director’s willingness to serve as guarantors of the Cadence Loan, the Company issued warrants to each of the Guarantors (the “Guarantor Warrants”) for the purchase of the Company’s common stock on March 12, 2020. The Guarantor Warrants entitle each Guarantor to purchase 26,250 shares of the Company’s common stock (the “Warrant Shares”) at an exercise price of $4.00 per share. The Guarantor Warrants expire on March 12, 2030. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 146% and a call option value of $3.59, was approximately $0.4 million. The warrants were expensed as a debt discount during the year ended December, 31, 2020. The officers and directors receiving grants and the amounts of such grants were as follows:

Name and Title at Time of Grant	Stock Warrant Shares Granted
Ken DeCubellis	26,250
Former Chief Executive Officer and Former Interim Chief Financial Officer
Bradley Berman	26,250
Director
Lyle Berman	26,250
Director
Benjamin Oehler	26,250
Former Director

Lease Agreement

The Company leases a 20,945 square foot facility in Irving, Texas, under which an entity owned entirely by Ira Goldfarb is the landlord. The lease term is through September 15, 2025, with two five-year options to extend, at a monthly lease rate of $10,036, with approximately 3% annual escalation of lease payments.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table provides information regarding the beneficial ownership of our common stock immediately following the completion of the distribution by:

•	each person known by us to beneficially own more than 5% of outstanding shares of Sow Good common stock;

•	each of the directors;

•	each of our executive officers named in the Summary Compensation Table under “Executive Compensation;”

•	all of our directors and executive officers as a group; and

•	the selling stockholders.

Except as otherwise noted in the footnotes below, each person or entity identified in the table has sole voting and investment power with respect to the securities beneficially owned.

The beneficial ownership of our voting securities is based on 5,603,083 shares of our common stock issued and outstanding as of September 30, 2023, plus an additional 426,288 shares of common stock issued in connection with the private placement offering completed on November 20, 2023.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if they have or share the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or have the right to acquire such powers within 60 days. Accordingly, the following table does not include options to purchase Sow Good common stock that are not exercisable within the next 60 days. Unless otherwise indicated, the address of each beneficial owners listed in the table below is c/o Sow Good Inc., 1440 N Union Bower Rd, Irving, TX 75061.

Name and Address of Beneficial Owner	Beneficial Ownership of Our Common Stock(1)	Percentage of Class
Directors and Executive Officers
Ira Goldfarb(2)	3,258,535	54.0%
Claudia Goldfarb(3)	2,185,989	36.3%
Lyle Berman(4)	1,018,658	16.9%
Bradley Berman(5)	213,904	3.5%
Chris Ludeman(6)	139,938	2.3%
Joe Mueller	20,894	0.3%
Tim Creed	13,085	0.2%
All directors and named executive officers as a group (7 persons)	4,798,128	79.6%
Selling Stockholders
Michael D. Bryant	125,000	2.1%
Greg Creed(7)	92,500	1.5%
John Nelson	85,294	1.4%
Linda Jirovec	75,095	1.3%

Cesar Gutierrez(8)	67,727	1.1%
Jeffrey Rubin	60,000	1.0%
Randall R. Kendrick Trustee FBO Randall R. Kendrick Trust UAD 12-7-15	50,000	*
Joseph Caldwell	47,058	*
Mark Salaman	30,770	*
Stuart Marshak	25,000	*
Watson Family Trust	23,529	*
Brad Burke	22,132	*
Lisa Kotlarz, LLC	17,693	*
Eva Klimczak Bengoa in trust of Carlos Bengoa	15,385	*
Alexandra Gutierrez	13,144	*
David Woloshin	14,853	*
Bradford Colbert	12,500	*
Bruno V. & Catherine Manno JTWROS	12,500	*
Edward Shensky	12,500	*
Anthony Campanga	12,500	*
Ercument Ucan	11,764	*
5 Dimes Consulting	11,762	*
James Cooksey	9,231	*
Richard Pennington	8,235	*
Howard Cohen	5,800	*
Neil Kumpers(9)	5,250	*
2009 Revocable Trust of Amy L. Langer	5,000	*
Jason Sell	5,000	*
Gary L. Davis	5,000	*
Brendon Fischer	5,000	*
Patrick Keuleers	4,705	*
Justin Passaretti	2,352	*
5% Stockholders
Benno Fischer(10)	490,000	8.2%
Carlos Bengoa(11)	353,847	5.9%
Morris Goldfarb(12)	267,647	4.5%

*         Represents beneficial ownership of less than 1%.

(1)        Except as pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned. The total number of issued and outstanding shares and the total number of shares owned by each person does not include unexercised warrants and stock options owned by parties other than for whom the calculation is presented, and is calculated as of November 20, 2023.

(2)        Includes 1,620,973 shares held in the name of S-FDF, LLC, which is an entity that Ira owns with his spouse, Claudia Goldfarb, 180,818 shares held in joint tenancy, and 50,000 shares which may be purchased pursuant to stock options exercisable within 60 days of November 20, 2023. Also includes 1,275,000 shares which may be purchased pursuant to warrants exercisable within 60 days of September 30, 2023, 250,000 of which are jointly held with his spouse, Claudia Goldfarb, 1,000,000 of which are held by Mr. Goldfarb's irrevocable trust, and 25,000 of which are held by IG Union Bower, for which Mr. Goldfarb is the beneficial owner.

(3)        Includes 1,620,973 shares held in the name of S-FDF, LLC, which is an entity that Claudia owns with her spouse, Ira Goldfarb, 180,818 shares held in joint tenancy, 50,000 shares which may be purchased pursuant to stock options exercisable within 60 days of November 20, 2023, and 250,000 shares which may be purchased pursuant to warrants exercisable within 60 days of November 20, 2023 that are jointly held with her spouse, Ira Goldfarb.

(4)        Includes 15,824 shares which may be purchased pursuant to stock options exercisable within 60 days of November 20, 2022, and 643,750 shares which may be purchased pursuant to warrants exercisable within 60 days of November 20, 2023. Does not include 123,910 shares held by trusts for the children of Mr. Lyle Berman, for which Mr. Gary Raimist is trustee.

(5)        Includes 16,157 shares which may be purchased pursuant to stock options exercisable within 60 days of November 20, 2023, and 51,250 shares which may be purchased pursuant to warrants exercisable within 60 days of November 20, 2023. Also includes 23,735 shares held by certain trusts for the children of Mr. Bradley Berman, and 6,196 shares owned by Mr. Bradley Berman’s spouse.

(6)         Includes 97,058 shares held by Christopher R. & Lynda M. Ludeman JTWROS. Includes 16,101 shares which may be purchased pursuant to stock options exercisable within 60 days of November 20, 2023.

(9)         Includes 50,000 shares held by Greg Creed Trustee FBO Creed Revocable Living Trust and includes 30,000 shares held by The Greg and Carolyn Creed Family Trust.

(10)        Includes 23,750 shares held by Cesar Gutierrez Living Trust, for which Cesar Gutierrez is the beneficial owner.

(11)        Includes 1,750 shares held by Jonathan Carrell Trust and includes 1,750 shares held by Stewart Timothy Carrell Trust Neil Kumpers TTEE.

(12)         Includes 25,000 shares held by Ben J. Fischer JTWROS Laree P. Hulshoff JTWROS. 490,000 shares of the Company’s shares owned by Benno John Fischer are being registered on the registration statement on Form S-1 to which this prospectus forms a part.

(13)         Includes 200,000 shares held by BC Marketing, LLC. The principal business address of the stockholder is 1918 N. Olive Street #350r, Dallas, TX 75201.

(14)        Includes 150,000 shares held by Sirrom, LLC, for which Morris Goldfarb is the beneficial ownership. The principal business address of the stockholder is 512 Seventh Avenue, 35th FL, New York, NY 10018.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and certain provisions of our Charter and Bylaws are summaries. Copies of these documents will be filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

General

Our Articles of Incorporation authorizes us to issue up to 520,000,000 shares of capital stock, consisting of 500,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share, of which 5,603,083 shares of common stock and no shares of preferred stock were issued and outstanding as of September 30, 2023. Our Articles of Incorporation authorizes our Board of Directors (our “Board”) to determine, at any time and from time to time, the number of authorized shares, as described below.

Common Stock

Holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Our holders of common stock do not have cumulative voting rights. Holders of common stock will be entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefor, which may be paid in cash, property, or in shares of the Company’s capital stock. Upon liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, the holders of common stock will be entitled to receive their ratable share of the net assets of the Company legally available for distribution after payment of all debts and other liabilities. There are no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Dividends

We have not declared or paid any dividends on our common stock since our inception and do not anticipate paying dividends for the foreseeable future. The payment of dividends is subject to the discretion of our Board and will depend, among other things, upon our earnings, our capital requirements, our financial condition, and other relevant factors. We intend to reinvest any earnings in the development and expansion of our business. Any cash dividends in the future to common stockholders will be payable when, as and if declared by our Board, based upon the board’s assessment of our financial condition and performance, earnings, need for funds, capital requirements, prior claims of preferred stock to the extent issued and outstanding, and other factors, including income tax consequences, restrictions and applicable laws. There can be no assurance, therefore, that any dividends on our common stock will ever be paid.

Preferred Stock

The shares of preferred stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the Board. The Board is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Nevada.

Anti-Takeover Effects of Nevada Law

Combinations with Interested Stockholders

We are a Nevada corporation and are generally governed by the Nevada Private Corporations Code, Chapter 78 of the Nevada Revised Statutes (“NRS”).

The “combinations with interested stockholder” provisions of Sections 78.411 to 78.444, inclusive, of the NRS, generally prohibit a Nevada corporation with at least 200 stockholders of record from engaging in various “combination” transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the combination is approved by the board of directors prior to the date the interested stockholder obtained such status or the combination is approved by the board of directors and at such time or thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders, and extends beyond the expiration of the two-year period, unless:

●

the combination was approved by the board of directors prior to the person becoming an interested stockholder or the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder or the combination is later approved by a majority of the voting power held by disinterested stockholders; or

●

consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to more than 5% of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to more than 5% of the aggregate market value of all outstanding voting shares of the corporation, (c) more than 10% of the earning power or net income of the corporation, and (d) certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our Company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

The provisions of NRS 78.411 to 78.444, inclusive, do not apply to any combination of a resident domestic combination with an interested stockholder after the expiration of four years after the person first became an interested stockholder.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders of record, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada. The control share statute prohibits an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power.

Generally, once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of the control share statutes, and will be subject to these statutes if we are an “issuing corporation” as defined in such statutes.

The effect of the Nevada control share statutes is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our Company.

Number of Directors; Vacancies; Removal

Our Bylaws provide that only our Board may increase or decrease the number of directors. Any vacancy on the Board may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office, and shall hold such office until his successor is duly elected and qualified. Any directorship to be filled by reason of an increase in the number of directors shall be filled by the affirmative vote of a majority of the directors then in office or by an election at an annual meeting, or at a special meeting of stockholders called for that purpose. A director chosen to fill a position resulting from an increase in the number of directors shall hold office only until the next election of directors by the stockholder.

Our Bylaws provide that any director or directors of the corporation may be removed from office at any time, with or without cause, by the vote or written consent of stockholders representing not less than a majority of the issued and outstanding capital stock entitled to voting power.

Authorized Shares

Without any action by our shareholders, we may increase or decrease the aggregate number of shares or the number of shares of any class we have authority to issue at any time. The board shall have authority to establish more than one class or series of shares of this corporation, and the different classes and series shall have such relative rights and preferences, with such designations, as the board may by resolution provide. Issuance of such a new class or series could, depending upon the terms of the class or series, delay, defer, or prevent a change of control of the Company.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws contain advance notice provisions that a stockholder must follow if it intends to bring business proposals or director nominations, as applicable, before a meeting of stockholders. These provisions may preclude our stockholders from bringing matters before the annual meeting of stockholders or from making nominations at the annual meeting of stockholders.

No Cumulative Voting

Holders of our common shares do not have cumulative voting rights in the election of Directors. The absence of cumulative voting may make it more difficult for shareholders owning less than a majority of our common shares to elect any Directors to our Board.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Empire Stock Transfer.

Trading Symbol and Market

Our common stock is quoted on the OTCQB under the symbol “SOWG.”

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict with certainty the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price prevailing from time to time. The sale of substantial amounts of our common stock in the public market or the perception that such sales could occur could adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

We had approximately 5,603,083 shares of our common stock outstanding as of September 30, 2023.

The shares of common stock that are held by affiliates, as well as shares reserved for future issuance under our stock plans, will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act.

Rule 144

In general, under Rule 144 as in effect on the date of this prospectus, beginning 90 days after the date of this prospectus a person (or persons whose shares of our common stock are required to be aggregated) who is an affiliate of ours is entitled to sell in any three-month period a number of shares of our common stock that does not exceed the greater of:

●	1% of the number of shares of our common stock then outstanding; or

●	the average weekly trading volume in the shares of our common stock on the OTCQB during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such a sale,

except that, in the case of restricted securities, at least six months have elapsed since the later of the date such shares were acquired from us or any of our affiliates.

Sales by our affiliates under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. An “affiliate” of ours is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with us.

Under Rule 144, a person (or persons whose shares are required to be aggregated) who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who holds shares of our common stock that are restricted securities, may sell such shares provided that at least six months have elapsed since the later of the date such shares were acquired from us or from any of our affiliates and subject to the availability of current information about us. If at least one year has elapsed since the later of the date such shares of our common stock were acquired from us or from any of our affiliates, such non-affiliate of ours may sell such shares without restriction under Rule 144.

Rule 701

Rule 701 of the Securities Act, as currently in effect, permits any of our employees, officers, directors or consultants who purchased or receive shares from us pursuant to a written compensatory plan or contract to resell such shares in reliance upon Rule 144, but without compliance with certain restrictions. Subject to any applicable lock-up agreements, Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 beginning 90 days after the date of this prospectus without complying with the holding period requirement of Rule 144 and that non-affiliates may sell such shares in reliance on Rule 144 beginning 90 days after the date of this prospectus without complying with the holding period, public information, volume limitation or notice requirements of Rule 144.

Form S-8 Registration Statements

We may file one or more registration statements on Form S-8 under the Securities Act with the SEC to register the offer and sale of shares of our common stock that are issuable under the 2012 Plan, the 2016 Plan, the 2018 Plan and the 2020 Plan. These registration statements will become effective immediately on filing. Shares covered by these registration statements will then be eligible for sale in the public markets, subject to vesting restrictions, and Rule 144 limitations applicable to affiliates.

10b5-1 Plans

After the offering, certain of our employees, including our executive officers, and/or directors may enter into written trading plans that are intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS OF COMMON STOCK

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our common stock by a Non-U.S. Holder (as defined below) that holds our common stock as a capital asset (generally, property held for investment). This discussion is based on the Code, Treasury Department regulations promulgated thereunder (“Regulations”), judicial decisions, administrative pronouncements and other relevant applicable authorities, all as currently in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). No ruling has been or will be sought from the Internal Revenue Service (the “IRS”), with respect to the matters discussed below, and there can be no assurance the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our common stock. In either case, the tax considerations of owning or disposing of our common stock could differ from those described below.

This discussion does not address all U.S. federal income tax considerations that may be applicable to Non-U.S. Holders in light of their particular circumstances or Non-U.S. Holders subject to special treatment under U.S. federal income tax law, such as:

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers, or traders in securities, commodities, or currencies;

•	certain former citizens or residents of the United States;

•	persons that elect to mark their securities to market;

•	persons holding our common stock as part of a straddle, hedge, conversion, or other integrated transaction;

•	persons who acquired shares of our common stock as compensation or otherwise in connection with the performance of services;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	tax-qualified retirement plans; and

•	tax-exempt organizations and governmental organizations.

In addition, this discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift, alternative minimum tax, or Medicare contribution tax considerations. Non-U.S. Holders should consult their tax advisors regarding the particular tax considerations to them of owning and disposing of our common stock.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of our common stock that is not for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions, or (ii) that has otherwise validly elected to be treated as a U.S. person under the applicable Regulations.

If a partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner or beneficial owner of the entity will generally depend on the status of the owner and the activities of the entity. Partners in a partnership (or beneficial owners of another entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) should consult their tax advisors regarding the tax considerations of an investment in our common stock.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF OTHER U.S. FEDERAL, FOREIGN, STATE OR LOCAL LAWS AND ANY APPLICABLE TAX TREATIES.

Distributions on our common stock

As discussed under “Dividend Policy” above, we do not currently anticipate paying cash dividends to our common stockholders. In the event that we do make distributions of cash or property (other than certain stock distributions) with respect to our common stock (or that we engage in certain redemptions that are treated as distributions with respect to common stock), any such distributions generally will be treated as dividends to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If a distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), the excess will be treated first as a tax-free return of capital to the extent of a Non-U.S. Holder’s adjusted tax basis in our common stock and thereafter as capital gain from the deemed sale, exchange or other taxable disposition of our common stock, with the tax treatment described below in “—Sale, exchange or other disposition of our common stock.”

Subject to the discussions below regarding effectively connected income and under “-Foreign account tax compliance act withholding taxes,” distributions treated as dividends paid on our common stock to a Non-U.S. Holder will generally be subject to U.S. federal withholding tax at a 30% rate, unless the Non-U.S. Holder is entitled to a reduced rate under an applicable income tax treaty. To obtain a reduced rate of withholding under an applicable income tax treaty, a Non-U.S. Holder will generally be required to (1) provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or any applicable successor or replacement forms), as applicable, certifying that it is not a U.S. person as defined under the Code and that it is entitled to benefits under the treaty or (2) if such Non-U.S. Holder’s common stock is held through certain foreign intermediaries or foreign partnerships, satisfy the relevant certification requirements of applicable Regulations. A Non-U.S. Holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Subject to the discussion below under “—Foreign account tax compliance act withholding taxes,” no amounts in respect of U.S. federal withholding tax will be withheld from dividends paid to a Non-U.S. Holder if the dividends are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) and the Non-U.S. Holder provides a properly executed IRS Form W-8ECI, or other applicable successor or replacement form before payment of any distributions. Instead, the effectively connected dividends will generally be subject to regular U.S. income tax on a net income basis as if the Non-U.S. Holder were a U.S. person as defined under the Code. A Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) on its effectively connected earnings and profits (subject to certain adjustments).

A Non-U.S. Holder who provides us with an IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8ECI or other applicable successor form will be required to periodically update such form.

Sale, exchange, or other disposition of our common stock

Subject to the discussion below under “—Information reporting and backup withholding,” a Non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale, exchange or other disposition of our common stock unless:

•

such gain is effectively connected with a trade or business conducted by such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain will generally be subject to U.S. federal income tax in the same manner as effectively connected dividend income as described above;

•

such Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case such gain will generally be subject to U.S. federal income tax at a rate of 30% (or a lower treaty rate), which gain may be offset by certain U.S.-source capital losses even though the individual is not considered a resident of the United States; or

•

we are or become a United States real property holding corporation (as defined in section 897(c) of the Code, a “USRPHC”), at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period.

Determining whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests. Although there can be no assurances in this regard, we believe we are not a USRPHC and we do not anticipate becoming a USRPHC for U.S. federal income tax purposes. If we become a USRPHC after this offering, so long as our common stock is regularly traded on an established securities market and continues to be so traded, a Non-U.S. Holder will not be subject to U.S. federal income tax on gain recognized from the sale, exchange or other disposition of shares of our common stock as a result of such status unless (1) such holder actually or constructively owned more than 5% of our common stock at any time during the shorter of (A) the five-year period preceding the disposition, or (B) the holder’s holding period for our common stock, and (2) we were a USRPHC at any time during such period when the more than 5% ownership test was met. If any gain on your disposition is taxable because we are a USRPHC and your ownership of our common stock exceeds 5%, you will be taxed on such disposition generally in the manner applicable to U.S. persons. Any such Non-U.S. Holder that owns or has owned, actually or constructively, more than 5% of our common stock is urged to consult that holder’s own tax advisor with respect to the particular tax consequences to such holder for the gain from the sale, exchange, or other disposition of shares of our common stock if we were to be or to become a USRPHC.

Information reporting and backup withholding

Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Under tax treaties or other agreements, the IRS may make its reports available to tax authorities in the Non-U.S. Holder’s country of residence.

Information reporting and, in certain circumstances, backup withholding will apply to the payment of dividends and proceeds of a sale or other disposition of our common stock made within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption by properly certifying its Non-U.S. Holder status on an IRS Form W-8BEN, W-8BEN-E, or other applicable or successor form.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act withholding taxes

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. FATCA may require withholding at a rate of 30% on dividends in respect of our common stock held by or through certain “foreign financial institutions” or a “non-financial foreign entity” (each as defined in the Code), unless such institution (i) enters into, and complies with, an agreement with the Treasury Department to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution to the extent such interests or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments or (ii) complies with an intergovernmental agreement between the United States and an applicable foreign country to report such information to its local tax authority, which will exchange such information with the U.S. authorities. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we or the applicable withholding agent will in turn provide to the Treasury Department. We will not pay any amounts to holders in respect of any amounts withheld. Under existing Regulations, FATCA withholding on gross proceeds from the sale or other disposition of our common stock was to take effect on January 1, 2019; however, recently proposed Regulations, which may currently be relied upon, would eliminate FATCA withholding on such types of payments. Non-U.S. Holders should consult their tax advisors regarding the possible implications of this withholding tax on their investment in our common stock.

U.S. federal estate tax

The estates of nonresident alien individuals are generally subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent. The U.S. federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the United States and the decedent’s country of residence.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes their permitted transferees, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares on the OTCQB or any other stock exchange, market or trading facility on which such shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of their shares of our common stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	in underwriting transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price;

•	distribution to members, limited partners or stockholders of selling stockholders;

•	“at the market” or through market makers or into an existing market for the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell their shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer their shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into stock lending, borrowing or hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our securities in the course of hedging the positions they assume. The selling stockholders may also sell their securities short and deliver these securities to close out their short positions, or loan or pledge such securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the shares offered by them will be the purchase price of the share less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of their shares to be made directly or through agents. We will not receive any of the proceeds from the resale of shares of our common stock being offered by the selling stockholders named herein.

The selling stockholders may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) of the Securities Act.

The selling stockholders also may resell all or a portion of their shares in open market transactions in reliance upon Rule 144, provided that they meet the criteria and conform to the requirements of that rule.

In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholders and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

Blue Sky Restrictions on Resale

When a selling stockholder wants to sell shares of our common stock under this prospectus in the United States, the selling stockholder will need to comply with state securities laws, also known as blue sky laws, with regard to secondary sales. All states offer a variety of exemptions from registration of secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a selling stockholder will be able to advise the stockholder as to which states have an exemption for secondary sales of our common stock.

Any person who purchases shares of our common stock from a selling stockholder pursuant to this Prosectus, and who subsequently wants to resell such shares will also have to comply with blue sky laws regarding secondary sales.

When this Registration Statement becomes effective, and a selling stockholder indicates in which state(s) he or she desires to sell his or her shares, we will be able to identify whether he or she will need to register or may rely on an exemption from registration.

LEGAL MATTERS

The validity of the shares of common stock offered hereby and certain other matters related to this prospectus have been passed upon for us by DLA Piper LLP (US) and Greenberg Traurig, LLP.

EXPERTS

The audited financial statements of Sow Good Inc. as of December 31, 2022 and 2021 and for each of the years in the two-year period ended December 31, 2022, appearing in this prospectus and registration statement have been audited by M&K CPAS, PLLC, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the common stock being sold in this offering, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We file annual, quarterly and current reports, information statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including Sow Good. The address of the SEC website is www.sec.gov.

We also maintain websites at www.sowginc.com and www.thisissowgood.com, through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our websites is not a part of this prospectus, and the inclusion of our website addresses in this prospectus is an inactive textual reference only.

Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of SOW GOOD, INC.,

Opinion on the Financial Statements

We have audited the accompanying balance sheets of SOW GOOD, INC., (the Company) as of December 31, 2022 and 2021, and the related statements of operations, stockholders’ equity, and cash flows for the two-year period then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered net losses from continuing and discontinued operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are discussed in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB .

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and the significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinion on the critical audit matter or on the accounts or disclosures to which they relate.

As discussed in Note 1 to the financial statements, the Company issues stock-based compensation in accordance with ASC 718, Compensation.

Auditing management’s calculation of the fair value of stock-based compensation can be a significant judgement given the fact the Company uses management estimates on various inputs to the calculation.

To evaluate the appropriateness of the fair value determined by management, we examined and evaluated the inputs management used in calculating the fair value of the stock-based compensation.

/s/ M&K CPAS, PLLC

M&K CPAS, PLLC

We have served as the Company’s auditor since 2010

Houston, TX

April 14, 2023

SOW GOOD INC.

BALANCE SHEETS

	December 31,	December 31,
	2022	2021
ASSETS

Current assets:
Cash and cash equivalents	$276,464	$3,345,928
Accounts receivable	191,022	12,382
Prepaid expenses	137,692	81,057
Inventory	1,972,879	1,451,897
Total current assets	2,578,057	4,891,264

Property and equipment:
Construction in progress	2,487,673	–
Property and equipment	3,055,579	2,891,352
Less accumulated depreciation	(508,257)	(210,096)
Total property and equipment, net	5,034,995	2,681,256

Security deposit	24,000	10,000
Right-of-use asset	1,261,525	1,329,089
Intangible assets	–	304,244
Goodwill	–	4,887,297

Total assets	$8,898,577	$14,103,150

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$452,606	$279,337
Accrued expenses	385,028	77,750
Current portion of operating lease liabilities	52,543	45,970
Total current liabilities	890,177	403,057

Operating lease liabilities	1,301,355	1,353,898
Notes payable, related parties, net of $2,692,757 and $699,213 of debt discounts at December 31, 2022 and 2021, respectively	3,502,243	1,375,787
Notes payable, net of $336,085 of debt discounts at December 31, 2022	393,915	150,000

Total liabilities	6,087,690	3,282,742

Commitments and contingencies	–	–

Stockholders' equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized, no shares issued and outstanding	–	–
Common stock, $0.001 par value, 500,000,000 shares authorized, 4,847,384 and 4,809,070 shares issued and outstanding at December 31, 2022 and 2021, respectively	4,847	4,809
Additional paid-in capital	58,485,602	54,342,027
Common stock payable, consisting of 11,585 shares at December 31, 2021	–	26,066
Accumulated deficit	(55,679,562)	(43,552,494)
Total stockholders' equity	2,810,887	10,820,408

Total liabilities and stockholders' equity	$8,898,577	$14,103,150

The accompanying notes are an integral part of these financial statements.

SOW GOOD INC.

STATEMENTS OF OPERATIONS

	For the Years
	Ended December 31,
	2022	2021

Revenues	$428,132	$88,440
Cost of goods sold	308,293	81,311
Gross profit	119,839	7,129

Operating expenses:
General and administrative expenses:
Salaries and benefits	3,662,313	3,473,661
Professional services	245,546	357,945
Other general and administrative expenses	1,625,952	1,550,970
Intangible asset impairment	310,173	–
Goodwill impairment	4,887,297	1,524,030
Total general and administrative expenses	10,731,281	6,906,606
Depreciation and amortization	274,053	208,448
Total operating expenses	11,005,334	7,115,054

Net operating loss	(10,885,495)	(7,107,925)

Other income (expense):
Interest expense, including $925,839 and $607,320 of warrants issued as a debt discount for the years ended December 31, 2022 and 2021, respectively	(1,277,965)	(5,911)
Gain (loss) on disposal of property and equipment	36,392	(8,036)
Gain on early extinguishment of debt	–	113,772
Gain on investment in Allied Esports Entertainment, Inc.	–	133,944
Total other income (expense)	(1,241,573)	233,769

Net loss	$(12,127,068)	$(6,874,156)

Weighted average common shares outstanding - basic and diluted	4,835,389	4,262,184
Net loss per common share - basic and diluted	$(2.51)	$(1.61)

The accompanying notes are an integral part of these financial statements.

SOW GOOD INC.

STATEMENT OF STOCKHOLDERS' EQUITY

			Additional	Common		Total
	Common Stock		Paid-in	Stock	Accumulated	Stockholders'
	Shares	Amount	Capital	Payable	Deficit	Equity

Balance, December 31, 2020	2,742,890	$2,743	$44,748,859	$1,982,197	$(36,678,338)	$10,055,461

Common stock issued on subscriptions payable for the purchase of S-FDF, LLC assets	500,973	501	1,853,099	(1,853,600)	–	–

Common stock sales for cash to officers and directors	496,911	497	2,055,128	–	–	2,055,625

Common stock sales for cash	849,040	849	3,506,037	–	–	3,506,886

Common stock issued to officers and directors for services	215,256	215	916,363	(102,531)	–	814,047

Common stock issued to employees and consultants for services	4,000	4	19,996	–	–	20,000

Common stock options granted to officers and directors for services	–	–	498,027	–	–	498,027

Common stock options granted to employees for services	–	–	45,305	–	–	45,305

Common stock warrants granted to related parties as a debt discount	–	–	699,213	–	–	699,213

Net loss	–	–	–	–	(6,874,156)	(6,874,156)

Balance, December 31, 2021	4,809,070	$4,809	$54,342,027	$26,066	$(43,552,494)	$10,820,408

Common stock warrants granted to related parties pursuant to debt financing	–	–	2,811,138	–	–	2,811,138

Common stock warrants granted to note holders pursuant to debt financing	–	–	444,330	–	–	444,330

Common stock issued to officers and directors for services	26,059	26	76,038	(26,066)	–	49,998

Common stock issued to advisory board for services	12,255	12	29,988	–	–	30,000

Common stock options granted to officers and directors for services	–	–	645,127	–	–	645,127

Common stock options granted to employees and advisors for services	–	–	136,954	–	–	136,954

Net loss	–	–	–	–	(12,127,068)	(12,127,068)

Balance, December 31, 2022	4,847,384	$4,847	$58,485,602	$–	$(55,679,562)	$2,810,887

The accompanying notes are an integral part of these financial statements.

SOW GOOD INC.

STATEMENTS OF CASH FLOWS

	For the Years
	Ended December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(12,127,068)	$(6,874,156)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debts expense	4,404	–
Depreciation and amortization	299,553	208,448
(Gain) loss on disposal of property and equipment	(36,392)	8,036
Loss on impairment of intangible assets	310,173	–
Loss on impairment of goodwill	4,887,297	1,524,030
Gain on investment in Allied Esports Entertainment, Inc.	–	(133,944)
Gain on early extinguishment of debt	–	(113,772)
Common stock issued to officers and directors for services	49,998	814,047
Common stock awarded to advisors and consultants for services	30,000	20,000
Amortization of stock options	782,081	543,332
Amortization of stock warrants issued as a debt discount	925,839	–
Decrease (increase) in current assets:
Accounts receivable	(183,044)	(12,382)
Prepaid expenses	(56,635)	(24,630)
Inventory	(520,982)	(1,310,526)
Security deposits	(14,000)	–
Right-of-use asset	67,564	65,113
Increase (decrease) in current liabilities:
Accounts payable	173,269	(45,778)
Accrued expenses	307,278	(179,209)
Lease liabilities	(45,970)	(39,870)
Net cash used in operating activities	(5,146,635)	(5,551,261)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds received from disposal of property and equipment	63,957	–
Proceeds received from sale of investment in Allied Esports Entertainment, Inc. securities	–	414,361
Purchase of property and equipment	(193,184)	(982,818)
Cash paid for construction in progress	(2,487,673)	–
Cash paid for intangible assets	(5,929)	(84,594)
Net cash used in investing activities	(2,622,829)	(653,051)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds received from notes payable, related parties	4,120,000	2,075,000
Proceeds received from notes payable	580,000	–
Proceeds received from the sale of common stock	–	5,562,511
Net cash provided by financing activities	4,700,000	7,637,511

NET CHANGE IN CASH AND CASH EQUIVALENTS	(3,069,464)	1,433,199
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	3,345,928	1,912,729
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$276,464	$3,345,928

SUPPLEMENTAL INFORMATION:
Interest paid	$134,444	$4,895
Income taxes paid	$–	$–

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Value of debt discounts attributable to warrants	$3,255,468	$699,213

The accompanying notes are an integral part of these financial statements.

SOW GOOD INC.

NOTES TO THE FINANCIAL STATEMENTS

Note 1 – Organization and Nature of Business

Effective January 21, 2021, we changed our name from Black Ridge Oil & Gas, Inc. to Sow Good Inc. (“SOWG,” “Sow Good,” or the “Company”) to pursue the freeze dried fruits and vegetables business as acquired with our October 1, 2020 acquisition of S-FDF, LLC. Our common stock is traded on the OTCQB under the trading symbol “SOWG”. At that time, our common stock started to be quoted on the OTCQB under the trading symbol “SOWG”, from the former trading symbol “ANFC”. Prior to April 2, 2012, the Company name was Ante5, Inc., which became an independent company in April 2010. We became a publicly traded company when our shares began trading on July 1, 2010. From October 2010 through August 2019, we had been engaged in the business of acquiring oil and gas leases and participating in the drilling of wells in the Bakken and Three Forks trends in North Dakota and Montana and /or managing similar assets for third parties.

On September 26, 2017, the Company finalized an equity raise utilizing a rights offering and backstop agreement, raising net proceeds of $5,051,675 and issuing 1,439,400 shares. The proceeds were used to sponsor a special purpose acquisition company, discussed below, with the remainder for general corporate purposes.

On October 10, 2017, the Company’s sponsored special purpose acquisition company, Black Ridge Acquisition Corp. (“BRAC”), completed an IPO raising $138,000,000 of gross proceeds (including proceeds from the exercise of an over-allotment option by the underwriters on October 18, 2017). In addition, the Company purchased 445,000 BRAC units at $10.00 per unit in a private placement transaction for a total contribution of $4,450,000 in order to fulfill its obligations in sponsoring BRAC, a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. BRAC’s efforts to identify a prospective target business were not limited to a particular industry or geographic region. Following the IPO and over-allotment, BROG owned 22% of the outstanding common stock of BRAC and managed BRAC’s operations via a management services agreement. On December 19, 2018, BRAC entered into a business combination agreement, which subsequently closed on August 9, 2019.

On October 1, 2020, the Company completed its acquisition of S-FDF, LLC pursuant to an Asset Purchase Agreement. In connection with the closing of the Asset Purchase Agreement, the Company acquired approximately $2.2 million in cash and certain assets and agreements related to the Seller’s freeze dried fruits and vegetables business for human consumption and entered into certain employment and registration rights agreements.

On February 5, 2021, the Company raised over $2.5 million of capital from the sale of 631,250 newly issued shares at a share price of $4.00 in a private placement. The proceeds were used to find capital expenditures and working capital investment.

On May 5, 2021, the Company announced the launch of our direct-to-consumer freeze dried consumer packaged goods (CPG) food brand, Sow Good. Sow Good launched with its first line of non-GMO products including 6 ready-to-make smoothies and 9 snacks.

On July 7, 2021, the Company raised over $3 million of capital from the sale of 714,701 newly issued shares at a share price of $4.25 in a private placement. Investors in the private placement included Sow Good’s Chief Executive Officer, Executive Chairman, and Chief Financial Officer, in addition to other Sow Good board members and a small group of accredited investors. The proceeds are being used to invest in inventory ahead of pursuing larger business-to-business relationships, as well as funding incremental capital expenditures and general operating expenses.

On July 23, 2021, we launched six new gluten-free granola products under the Sow Good brand. Sow Good’s granola products are made with health-conscious ingredients such as freeze dried fruit, almonds, hemp hearts, and coconut oil. Granola products are initially being sold direct-to-consumer and will later be targeted to the business-to-business segment.

On December 31, 2021, we sold an aggregate $2,075,000 of promissory notes and warrants to purchase an aggregate 311,250 shares of common stock to related parties, representing 15,000 warrant shares per $100,000 of promissory notes. The warrants are exercisable at a price of $2.21 per share over a ten-year term. The proceeds will be used for working capital investment and to ramp up our freeze dried consumer packaged goods business.

On April 8, 2022, we sold an aggregate $3,700,000 of promissory notes and warrants to purchase an aggregate 925,000 shares of common stock, including $3,120,000 and warrants to purchase an aggregate 780,000 shares of common stock, to related parties. The warrants are exercisable at a price of $2.35 per share over a ten-year term. These proceeds were used for working capital investment and to ramp up our freeze dried consumer packaged goods business.

On August 23, 2022, we closed on an offering to sell up to $2,500,000 of promissory notes and warrants to purchase an aggregate 625,000 shares of the Company’s common stock, exercisable over a ten-year period at a price of $2.60 per share, representing 25,000 warrant shares per $100,000 of Notes purchased. The notes mature on  August 23, 2025. Interest on the notes accrue at a rate of 8% per annum, payable on January 1, 2025. Loans may be advanced to the Company from time to time from August 23, 2023 to the Maturity Date. On December 21, 2022 and September 29, 2022, the Company received aggregate proceeds of $250,000 and $750,000 from two of the Company’s Directors on the sale of these notes and warrants.

Note 2 – Summary of Significant Accounting Policies

Basis of Accounting

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission (SEC). All references to Generally Accepted Accounting Principles (“GAAP”) are in accordance with The FASB Accounting Standards Codification (“ASC”) and the Hierarchy of Generally Accepted Accounting Principles.

Segment Reporting

FASB ASC 280-10-50 requires annual and interim reporting for an enterprise’s operating segments and related disclosures about its products, services, geographic areas and major customers. An operating segment is defined as a component of an enterprise that engages in business activities from which it may earn revenues and expenses, and about which separate financial information is regularly evaluated by the chief operating decision maker in deciding how to allocate resources. The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Environmental Liabilities

The Company was formerly a direct owner of assets in the oil and gas industry. The oil and gas industry is subject, by its nature, to environmental hazards and clean-up costs. At this time, management knows of no substantial losses from environmental accidents or events which would have a material effect on the Company.

Fair Value of Financial Instruments

Under FASB ASC 820-10-05, the Financial Accounting Standards Board establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement reaffirms that fair value is the relevant measurement attribute. The adoption of this standard did not have a material effect on the Company’s financial statements as reflected herein. The carrying amounts of cash, accounts receivable, prepaid expenses, inventory, accounts payable and accrued expenses reported on the balance sheets are estimated by management to approximate fair value primarily due to the short-term nature of the instruments. The Company had no items that required fair value measurement on a recurring basis.

Cash and Cash Equivalents

Cash equivalents include money market accounts which have maturities of three months or less. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. Cash equivalents are stated at cost plus accrued interest, which approximates market value. There were no cash equivalents on hand at December 31, 2022 and 2021.

Cash in Excess of FDIC Insured Limits

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) and the Securities Investor Protection Corporation (SIPC) up to $250,000 and $500,000, respectively, under current regulations. The Company didn’t have any cash in excess of FDIC and SIPC insured limits at December 31, 2022. The Company had approximately $2,813,000 in excess of FDIC and SIPC insured limits at December 31, 2021. The Company has not experienced any losses in such accounts.

Accounts Receivable

Accounts receivable are carried at their estimated collectible amounts. Trade accounts receivable are periodically evaluated for collectability based on past credit history with customers and their current financial condition. The Company had no allowance for doubtful accounts for either of the periods presented, as all accounts receivable had been subsequently collected.

Property and Equipment

Property and equipment are stated at the lower of cost or estimated net recoverable amount. The cost of property, plant and equipment is depreciated using the straight-line method based on the lesser of the estimated useful lives of the assets or the lease term based on the following life expectancy:

Software	3 years, or over the life of the agreement
Website	3 years
Office equipment	5 years
Furniture and fixtures	5 years
Machinery and equipment	7-10 years
Leasehold improvements	Fully extended lease-term

Repairs and maintenance expenditures are charged to operations as incurred. Major improvements and replacements, which extend the useful life of an asset, are capitalized and depreciated over the remaining estimated useful life of the asset. When assets are retired or sold, the cost and related accumulated depreciation and amortization are eliminated and any resulting gain or loss is reflected in operations. Depreciation expense was $299,553, including $25,500 capitalized as inventory overhead and expensed to cost of goods sold, and $208,448 for the years ended December 31, 2022 and 2021, respectively.

Impairment of Long-Lived Assets

Long-lived assets held and used by the Company are reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable or is impaired. Recoverability is assessed using undiscounted cash flows based upon historical results and current projections of earnings before interest and taxes. Impairment is measured using discounted cash flows of future operating results based upon a rate that corresponds to the cost of capital. Impairments are recognized in operating results to the extent that carrying value exceeds discounted cash flows of future operations.

Our intellectual property is comprised of indefinite-lived brand names acquired and have been assigned an indefinite life as we currently anticipate that these brand names will contribute cash flows to the Company perpetually. We evaluate the recoverability of intangible assets periodically by taking into account events or circumstances that may warrant revised estimates of useful lives or that indicate the asset may be impaired. Impairment analysis on intangible assets resulted in a loss of $310,173 for the year ended December 31, 2022.

Inventory

Inventory, consisting of raw materials, material overhead, labor, and manufacturing overhead, are stated at the average cost or net realizable value and consist of the following:

	December 31,	December 31,
	2022	2021
Finished goods	$384,241	$273,135
Packaging materials	416,663	95,436
Work in progress	864,460	613,063
Raw materials	307,515	470,263
Total inventory	$1,972,879	$1,451,897

No reserve for obsolete inventories has been recognized. We have not yet commenced significant production.

Goodwill

The Company evaluates goodwill on an annual basis in the fourth quarter or more frequently if management believes indicators of impairment exist. Such indicators could include, but are not limited to (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. The Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, management conducts a quantitative goodwill impairment test. The impairment test involves comparing the fair value of the applicable reporting unit with its carrying value. The Company estimates the fair values of its reporting units using a combination of the income, or discounted cash flows, approach and the market approach, which utilizes comparable companies’ data. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, an impairment loss is recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. The Company’s evaluation of goodwill completed at year-end resulted in an impairment loss of $4,887,297 and $1,524,030 for the years ended December 31, 2022 and 2021, respectively.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606 — Revenue from Contracts with Customers (“ASC” 606”). Under ASC 606, the Company recognizes revenue from the sale of its freeze dried food products, in accordance with a five-step model in which the Company evaluates the transfer of promised goods or services and recognizes revenue when customers obtain control of promised goods or services in an amount that reflects the consideration which the Company expects to be entitled to receive in exchange for those goods or services. To determine revenue recognition for the arrangements that the Company determines are within the scope of ASC 606, the Company performs the following five steps: (1) identify the contract(s) with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when (or as) the entity satisfies a performance obligation. The Company has elected, as a practical expedient, to account for the shipping and handling as fulfillment costs, rather than as a separate performance obligation. Revenue is reported net of applicable provisions for discounts, returns and allowances. Methodologies for determining these provisions are dependent on customer pricing and promotional practices. The Company records reductions to revenue for estimated product returns and pricing adjustments in the same period that the related revenue is recorded. These estimates are based on industry-based historical data, historical sales returns, if any, analysis of credit memo data, and other factors known at the time.

Basic and Diluted Earnings (Loss) Per Share

The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted on an “as if converted” basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the periods presented, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

Stock-Based Compensation

The Company accounts for equity instruments issued to employees in accordance with the provisions of ASC 718 Stock Compensation (ASC 718) and Equity-Based Payments to Non-employees pursuant to ASC 2018-07 (ASC 2018-07). All transactions in which the consideration provided in exchange for the purchase of goods or services consists of the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty’s performance is complete or the date at which a commitment for performance by the counterparty to earn the equity instruments is reached because of sufficiently large disincentives for nonperformance. Stock-based compensation was $862,079 and $1,377,379 for the years ended December 31, 2022 and 2021, respectively. Stock-based compensation consisted of $79,998 and $834,047 related to the issuance of shares of common stock for services for the years ended December 31, 2022 and 2021, respectively. Amortization of the fair values of stock options issued for services and compensation totaled $782,081 and $543,332 for the years ended December 31, 2022 and 2021, respectively. The fair values of stock options were determined using the Black-Scholes options pricing model and an effective term of 6 to 6.5 years based on the weighted average of the vesting periods and the stated term of the option grants and the discount rate on 5 to 7 year U.S. Treasury securities at the grant date, and are being amortized over the related implied service term, or vesting period. In addition, $925,839 of expenses related to the amortization of warrants issued in consideration of personal guarantees provided for debt financing, using the Black-Scholes options pricing model and an effective term of 5 years based on the weighted average of the vesting periods and the stated term of the warrant grants and the discount rate on 5 year U.S. Treasury securities at the grant date were recognized as interest expense for the year ended December 31, 2022.

Income Taxes

The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax basis of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

On December 22, 2017 the U.S. Tax Cuts and Jobs Act of 2017 (“Tax Reform”) was signed into law. As a result of Tax Reform, the U.S. statutory rate was lowered from 35% to 21% effective January 1, 2018, among other changes. ASC Topic 740 requires companies to recognize the effect of tax law changes in the period of enactment; therefore, the Company was required to value its deferred tax assets and liabilities at the new rate. The SEC issued Staff Accounting Bulletin No. 118 (“SAB 108”) to address the application of GAAP in situations when a registrant does not have the necessary information available, prepared or analyzed (including computations) in reasonable detail to complete the accounting for certain effects of Tax Reform. The ultimate impact may differ from the provisional amount, possibly materially, as a result of additional analysis, changes in interpretations and assumptions the Company has made, additional regulatory guidance that may be issued and actions the Company may take as a result of Tax Reform.

Uncertain Tax Positions

In accordance with ASC 740, “Income Taxes” (“ASC 740”), the Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be capable of withstanding examination by the taxing authorities based on the technical merits of the position. These standards prescribe a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. These standards also provide guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

Various taxing authorities can periodically audit the Company’s income tax returns. These audits include questions regarding the Company’s tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions. In evaluating the exposures connected with these various tax filing positions, including state and local taxes, the Company records allowances for probable exposures. A number of years may elapse before a particular matter, for which an allowance has been established, is audited and fully resolved. The Company has not yet undergone an examination by any taxing authorities.

The assessment of the Company’s tax position relies on the judgment of management to estimate the exposures associated with the Company’s various filing positions.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board ("FASB") that are adopted by the Company as of the specified effective date. If not discussed, management believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on the Company's financial statements upon adoption.

In October 2021, the FASB issued Accounting Standards Update (“ASU”) 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which creates an exception to the general recognition and measurement principle for contract assets and contract liabilities from contracts with customers acquired in a business combination. The new guidance will require companies to apply the definition of a performance obligation under accounting standard codification (“ASC”) Topic 606 to recognize and measure contract assets and contract liabilities (i.e., deferred revenue) relating to contracts with customers that are acquired in a business combination. Under current GAAP, an acquirer in a business combination is generally required to recognize and measure the assets it acquires and the liabilities it assumes at fair value on the acquisition date. The new guidance will result in the acquirer recording acquired contract assets and liabilities on the same basis that would have been recorded by the acquiree before the acquisition under ASC Topic 606. These amendments are effective for fiscal years beginning after December 15, 2022, with early adoption permitted. The adoption of ASU 2021-08 is not expected to have a material impact on the Company’s financial statements or related disclosures.

In May 2021, the FASB issued ASU No. 2021-04, Earnings Per Share (Topic 260), Debt – Modifications and Extinguishments (Subtopic 470-50), Compensation (Topic 718), and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40) Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity Classified Written Call Options. ASU 2021-04 addresses issuer’s accounting for certain modifications or exchanges of freestanding equity-classified written call options. ASU 2021-04 is effective for fiscal years beginning after December 15, 2021 and interim periods within those fiscal years, with early adoption permitted. The adoption of ASU 2021-04 has not had a material impact on the Company’s financial statements or related disclosures.

In March 2020, the FASB issued ASU 2020-04 establishing Topic 848, Reference Rate Reform. ASU 2020-04 contains practical expedients for reference rate reform related activities that impact debt, leases, derivatives and other contracts. The guidance is optional and is effective between March 12, 2020 and December 31, 2022. The guidance may be elected over time as reference rate reform activities occur. We are currently evaluating the impact that the expected market transition from the London Interbank Offered Rate, commonly referred to as LIBOR, to alternative references rates will have on our financial statements as well as the applicability of the aforementioned expedients and exceptions provided in ASU 2020-04.

No other new accounting pronouncements, issued or effective during the year ended December 31, 2022, have had or are expected to have a significant impact on the Company’s financial statements.

Note 3 – Going Concern

As shown in the accompanying financial statements, as of December 31, 2022, the Company had a cash balance of $276,464 and working capital of $1,687,880. We are too early in our development stage to project revenue with a necessary level of certainty; therefore, we may not have sufficient funds to sustain our operations for the next twelve months and we may need to raise additional cash to fund our operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company has commenced sales and continues to develop its operations. In the event sales do not materialize at the expected rates, management would seek additional financing or would attempt to conserve cash by further reducing expenses. There can be no assurance that we will be successful in achieving these objectives.

The Company continues to pursue sources of additional capital through debt and financing transactions or arrangements, including equity financing or other means. We may not be successful in identifying suitable funding transactions in a sufficient time period or at all, and we may not obtain the capital we require by other means. If we do not succeed in raising additional capital, our resources may not be sufficient to fund our business. Our ability to scale production and distribution capabilities and further increase the value of our brands, is largely dependent on our success in raising additional capital.

The financial statements do not include any adjustments that might result from the outcome of any uncertainty as to the Company’s ability to continue as a going concern. These financial statements also do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4 – Related Party

Debt Financing

On August 23, 2022, we closed on an offering to sell up to $2,500,000 of promissory notes and warrants to purchase an aggregate 625,000 shares of the Company’s common stock, exercisable over a ten-year period at a price of $2.60 per share, representing 25,000 warrant shares per $100,000 of Notes purchased. The notes mature on  August 23, 2025. Interest on the Notes accrue at a rate of 8% per annum, payable on January 1, 2025. Loans may be advanced to the Company from time to time from August 23, 2023 to the Maturity Date. On December 21, 2022 and September 29, 2022, the Company received aggregate proceeds of $250,000 and $750,000 from two of the Company’s Directors on the sale of these notes and warrants.

On  April 8, 2022, the Company closed a private placement and concurrently entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”) to sell an aggregate $3,700,000 of Promissory Notes (the “Notes”) and warrants (the “Warrants”) to purchase an aggregate 925,000 shares of common stock, representing 25,000 warrant shares per $100,000 of promissory notes. Accrued interest on the Notes was payable semi-annually beginning September 30, 2022 at the rate of 6% per annum, but on August 23, 2022, the notes were amended to update the terms of the interest payment to be payable at the earlier of the maturity date or January 1, 2025, rather than being paid semi-annually. The principal amount of the Notes mature and become due and payable on  April 8, 2025. The Warrants are exercisable immediately and for a period of 10 years at a price of $2.35 per share. Proceeds to the Company from the sale of the Securities were $3,700,000. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of Common Stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption. Assuming full exercise thereof, further proceeds to the Company from the exercise of the Warrant Shares is calculated as $2,173,750. The Offering closed simultaneously with execution of the Purchase Agreement. Of the aggregate $3,700,000 of Notes, a total of $3,120,000 of Notes were sold to officers or directors, along with 780,000 of the Warrants.

Common Stock Sold for Cash

On July 2, 2021, the Company entered into a Stock Purchase Agreement with multiple accredited investors to sell and issue to the purchasers, thereunder, an aggregate of 714,701 shares of the Company’s common stock at a price of $4.25 per Share, resulting in total proceeds received of $3,037,511. The stock sales included purchases by the following related parties:

	Shares	Amount
Ira and Claudia Goldfarb JTWRO, Chairman and CEO, respectively	58,824	$250,000
Brad Burke, former CFO	5,882	25,000
Lyle A. Berman Roevocable Trust, Director	117,647	500,000
Bradley Berman, Director	12,500	53,125
Christopher R. & Lynda M. Ludeman JTWROS, Director	47,058	200,000
Greg Creed Trustee FBO Creed Revocable Living Trust, former Director	30,000	127,500
	271,911	$1,155,625

On February 5, 2021, the Company entered into a Stock Purchase Agreement with multiple accredited investors to sell and issue to the purchasers an aggregate 631,250 shares of the Company’s common stock at a price of $4.00 per share for total proceeds of $2,525,000. The stock sales included purchases by the following related parties:

	Shares	Amount
Brad Burke, former CFO	12,500	$50,000
Lyle Berman Trustee FBO Lyle A. Berman Revocable Trust, Director	100,000	400,000
Bradley Berman, Director	12,500	50,000
Christopher R. & Lynda M. Ludeman JTWROS, Director	50,000	200,000
Greg Creed Trustee FBO Creed Revocable Living Trust, former Director	50,000	200,000
	225,000	$900,000

Common Stock Issued to Officers for Services, Common Stock Payable

On December 31, 2021, the Company awarded 5,541 and 6,044 shares of common stock to Claudia and Ira Goldfarb, respectively, for services earned during December 31, 2021. The aggregate fair value of the shares was $12,467 and $13,599 for Claudia and Ira, respectively, based on the closing price of the Company’s common stock on the date of grant. The shares were subsequently issued on March 25, 2022, in satisfaction of the outstanding common stock payable.

Common Stock and Options Awarded to Officers and Directors

On July 22, 2022, the Company accepted Mr. Joseph Lahti’s resignation from the Board of Directors and appointed Tim Creed as a member of the Board. Pursuant to the Company’s Non-Employee Director Compensation Plan, Mr. Creed received 6,410 shares of common stock as compensation. Pursuant to the Company’s 2020 Stock Incentive Plan (the “2020 Equity Plan”), Mr. Creed was also granted options to purchase 24,151 shares of the Company’s common stock at an exercise price of $3.90 per share. These options will vest 20% as of July 22, 2023 and 20% each anniversary thereafter until fully vested.

On April 11, 2022, the Company appointed Joe Mueller as a member of the Board of Directors and Audit Committee. Pursuant to the Company’s Non-Employee Director Compensation Plan, Mr. Mueller received 8,064 shares of common stock as compensation. Pursuant to the Company’s 2020 Equity Plan, Mr. Mueller was also granted options to purchase 24,151 shares of the Company’s common stock at an exercise price of $3.10 per share. These options will vest 20% as of April 11, 2023 and 20% each anniversary thereafter until fully vested.

On April 1, 2022, the Company granted options to purchase 27,500 shares of the Company’s common stock, having an exercise price of $2.75 per share, exercisable over a 10-year term, to the Company’s then Chief Financial Officer. The options were to vest 60% on the third anniversary, and 20% each anniversary thereafter until fully vested. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 406% and a call option value of $2.6433, was $72,692. The options were being expensed over the vesting period, however, pursuant to a Separation Agreement and Release, dated May 3, 2022, the vesting terms of the options were accelerated to be fully vested, resulting in $72,692 of stock-based compensation expense during the year ended December 31, 2022. Pursuant to the Separation Agreement and Release, the vesting of an aggregate 47,500, with a weighted average exercise price of $4.87, of Mr. Burke’s previously awarded options were also accelerated to be fully vested.

On various dates between January 31, 2021 and December 31, 2021, the Company issued an aggregate 60,951 and 66,484 shares in monthly increments of 5,541 and 6,044 shares to Claudia and Ira Goldfarb, respectively, for their services. The aggregate fair value of the shares was $290,792 and $317,188 for Claudia and Ira, respectively, based on the closing price of the Company’s common stock on the dates of grant.

On May 25, 2021, the Company issued 2,000 shares to each of two advisory board members for their services. The total aggregate fair value of the shares was $20,000, based on the closing price of the Company’s common stock on the date of grant.

On January 27, 2021, upon Benjamin Oehler’s resignation, the Company appointed Chris Ludeman as a member of the Board of Directors of the Company, and appointed him to the Company’s Audit Committee as Chairperson. Pursuant to his appointment, Mr. Ludeman was issued 6,400 shares of common stock for his services to be rendered. The aggregate fair value of the common stock was $40,000, based on the closing price of the Company’s common stock on the date of grant.

On January 7, 2021, the Company issued an aggregate 16,623 and 18,133 shares of common stock to Claudia and Ira Goldfarb, respectively, for services from October 2020 through December 31, 2020 in satisfaction of the outstanding common stock payable at December 31, 2020. The aggregate fair value of the shares was $61,505 and $67,092 for Claudia and Ira, respectively, based on the closing price of the Company’s common stock on the date of grant, was presented as Common Stock Payable as of December 31, 2020.

On December 8, 2021, the Company issued an aggregate 41,665 shares of common stock amongst its five Directors for annual services to be rendered. The aggregate fair value of the common stock was $125,000, based on the closing price of the Company’s common stock on the date of grant. The shares were expensed upon issuance.

On December 8, 2021, the Company issued an additional 5,000 shares to Mr. Chris Ludeman, for Audit Committee Chair services. The fair value of the common stock was $15,000, based on the closing price of the Company’s common stock on the date of grant. The shares were expensed upon issuance.

On April 22, 2021, Brad Burke was granted options to purchase 27,500 shares of the Company’s common stock, having an exercise price of $5.50 per share, exercisable over a 10-year term. The options were to vest 60% on the third anniversary, and 20% each anniversary thereafter until fully vested. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 193% and a call option value of $5.4381, was $149,547. The options were being expensed over the vesting period, however, pursuant to a Separation Agreement and Release, dated May 3, 2022, the vesting terms of the options were accelerated to be fully vested, resulting in $128,733 and $20,814 of stock-based compensation expense during the years ended December 31, 2022 and 2021, respectively.

On January 27, 2021, Chris Ludeman was granted options to purchase 24,151 shares of the Company’s common stock, having an exercise price of $6.25 per share, exercisable over a 10-year term. The options will vest in three equal annual installments beginning of January 27, 2022 and continuing on each of the two anniversaries thereafter until fully vested. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 198% and a call option value of $6.1794, was $149,239.

On January 4, 2021, Claudia and Ira Goldfarb were each granted options to purchase 75,000 shares of the Company’s common stock, having an exercise price of $3.70 per share, exercisable over a 10-year term. The options will vest in three equal installments beginning of January 4, 2022 and continuing on each of the two anniversaries thereafter until fully vested. The aggregate estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 198% and a call option value of $3.9412, was $591,178.

Warrants Granted

On December 31, 2021, the Company closed a private placement and concurrently entered into a Note and Warrant Purchase Agreement with related parties to sell an aggregate $2,075,000 of promissory notes, bearing 8% interest, and warrants to purchase an aggregate 311,250 shares of common stock, representing 15,000 warrant shares per $100,000 of promissory notes. The warrants are exercisable at a price of $2.21 per share over a ten-year term. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 198% and a call option value of $2.25, was $699,213. The warrants will be expensed as a debt discount over the life of the loans. The officers, directors and related parties receiving grants and the amounts of such grants were as follows:

	Promissory	Stock Warrant
Name and Title at Time of Grant	Note	Shares Granted
Ira and Claudia Goldfarb, Chairman and Chief Executive Officer	$1,500,000	225,000
Brad Burke, Chief Financial Officer	25,000	3,750
Lyle Berman, Director	500,000	75,000
Cesar J. Gutierrez, brother of the Company’s Chief Executive Officer	50,000	7,500
Total:	$2,075,000	311,250

Lease Agreement

Upon closing of the Asset Purchase Agreement, the Company assumed the Seller’s obligations under a real property lease for its 20,945 square foot facility in Irving, Texas, from IG Union Bower, LLC (“Union Bower”), an entity owned entirely by Ira Goldfarb, under which Union Bower is the landlord. The lease term is through  September 15, 2025, with two five-year options to extend, at a monthly lease term of $10,036, with approximately a 3% annual escalation of lease payments commencing September 15, 2021.

Departure of CFO

On April 30, 2022, Mr. Brad Burke resigned as the Company’s Chief Financial Officer, and the Company’s Chief Executive Officer, Claudia Goldfarb, was appointed as the interim Chief Financial Officer. On May 3, 3022, the Company entered into a Separation Agreement and Release, which entitled Mr. Burke to receive an amount equal to the base salary that he would have received for a three-month period (“Severance Pay”), and the accelerated vesting of options to purchase an aggregate 75,000 shares of common stock with a weighted average exercise price of $4.09 per share, along with an extension of the time period to exercise such stock option agreements to the fifth anniversary of the separation.

Note 5 – Fair Value of Financial Instruments

Under FASB ASC 820-10-5, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The standard outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. Under GAAP, certain assets and liabilities must be measured at fair value, and FASB ASC 820-10-50 details the disclosures that are required for items measured at fair value.

The Company has cash and cash equivalents and a revolving credit facility that must be measured under the fair value standard. The Company’s financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy. The three levels are as follows:

Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 - Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 - Unobservable inputs that reflect our assumptions about the assumptions that market participants would use in pricing the asset or liability.

The following schedule summarizes the valuation of financial instruments at fair value on a recurring basis in the balances sheet as of December 31, 2022 and 2021:

	Fair Value Measurements at December 31, 2022
	Level 1	Level 2	Level 3
Assets
Cash and cash equivalents	$276,464	$–	$–
Total assets	276,464	–	–
Liabilities
Notes payable, related parties, net of $2,692,757 of debt discounts	–	3,502,243	–
Notes payable, net of $336,085 of debt discounts	–	393,915	–
Total liabilities	–	3,896,158	–
	$276,464	$3,896,158	$–

	Fair Value Measurements at December 31, 2021
	Level 1	Level 2	Level 3
Assets
Cash and cash equivalents	$3,345,928	$–	$–
Intangible assets	–	304,244	–
Goodwill	–	4,887,297	–
Total assets	3,345,928	5,191,541	–
Liabilities
Notes payable, related parties, net of $699,213 of debt discounts	–	1,375,787	–
Notes payable	–	150,000	–
Total liabilities	–	1,525,787	–
	$3,345,928	$3,665,754	$–

There were no transfers of financial assets or liabilities between Level 1 and Level 2 inputs for the years ended December 31, 2022 and 2021.

Note 6 – Prepaid Expenses

Prepaid expenses consist of the following:

	December 31,
	2022	2021
Prepaid software licenses	$36,424	$28,314
Prepaid insurance costs	16,746	11,179
Trade show advances	18,707	22,728
Prepaid rent	27,043	–
Prepaid office and other costs	38,772	18,836
Total prepaid expenses	$137,692	$81,057

Note 7 – Property and Equipment

Property and equipment at December 31, 2022 and 2021, consisted of the following:

	December 31,	December 31,
	2022	2021
Office equipment	$13,872	$13,872
Machinery	1,643,010	1,478,022
Software	70,000	70,000
Website	71,589	71,589
Leasehold improvements	1,257,108	1,257,869
Construction in progress	2,487,673	–
	5,543,252	2,891,352
Less: Accumulated depreciation and amortization	(508,257)	(210,096)
Total property and equipment, net	$5,034,995	$2,681,256

Construction in progress consists of costs incurred to build out our manufacturing facility in Irving Texas, along with the construction of our freeze driers. These costs will be capitalized as Leasehold Improvements and Machinery, respectively, upon completion.

On July 1, 2022, the Company disposed of certain leasehold improvements that were damaged. The Company received proceeds on the disposal of $62,308 pursuant to a settlement with the manufacturer, resulting in a gain on the disposal of property and equipment of $36,392, which represented the proceeds received, less the net book value at the time of disposal.

On December 31, 2021, the Company disposed of packaging equipment no longer in service. No proceeds were received on the disposal of the equipment, resulting in a loss on disposal of fixed assets of $8,036, which represented the net book value at the time of disposal.

Depreciation of property and equipment was $299,553, including $25,500 capitalized as inventory overhead and expensed to cost of goods sold, and $208,448 for the years ended December 31, 2022 and 2021, respectively.

Note 8 – Leases

The Company leases its 20,945 square foot operating and office facility under a non-cancelable real property lease agreement that expires on  August 31, 2025, with two five-year options to extend, at a monthly lease term of $10,036, with approximately a 3% annual escalation of lease payments commencing September 15, 2021, subject to the ASU 2016-02. In the locations in which it is economically feasible to continue to operate, management expects to enter into a new lease upon expiration. The operating and office facility lease contains provisions requiring payment of property taxes, utilities, insurance, maintenance and other occupancy costs applicable to the leased premise. As the Company’s leases do not provide implicit discount rates, the Company uses an incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments.

The components of lease expense were as follows:

	For the Year Ended
	December 31,
	2022	2021
Operating lease cost:
Amortization of right-of-use asset	$67,564	$65,113
Interest on lease liability	79,317	81,768
Total operating lease cost	$146,881	$146,881

Supplemental balance sheet information related to leases was as follows:

	December 31,	December 31,
	2022	2021
Operating lease:
Operating lease assets	$1,261,525	$1,329,089

Current portion of operating lease liability	$52,543	$45,970
Noncurrent operating lease liability	1,301,355	1,353,898
Total operating lease liability	$1,353,898	$1,399,868

Weighted average remaining lease term:
Operating leases (in years)	13.3	14.0

Weighted average discount rate:
Operating lease	5.75%	5.75%

Supplemental cash flow and other information related to operating leases was as follows:

	For the Year Ended
	December 31,
	2022	2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows used for operating leases	$45,970	$39,870

Leased assets obtained in exchange for lease liabilities:
Total operating lease liabilities	$–	$1,431,463

The future minimum lease payments due under operating leases as of December 31, 2022 is as follows:

Fiscal Year Ending	Minimum Lease
December 31,	Commitments
2023	$129,046
2024	132,917
2025	136,905
2026	141,012
2027 and thereafter	1,412,988
Total	$1,952,868
Less effects of discounting	598,970
Lease liability recognized	$1,353,898

Note 9 – Intangible Assets

Intangible assets consist of the following:

	December 31,
	2022	2021
Licenses	$–	$2,500
Branding, Sow Good	–	159,083
Branding, Sustain Us	–	48,399
Trademarks and patents	–	94,262
Total intangible assets	$–	$304,244

We evaluate the recoverability of intangible assets periodically by taking into account events or circumstances that may warrant revised estimates of useful lives or that indicate the asset may be impaired. Impairment analysis on intangible assets resulted in a loss of $310,173 for the year ended December 31, 2022.

Note 10 – Notes Payable, Related Parties

Notes payable, related parties consists of the following at December 31, 2022 and 2021, respectively:

	December 31,	December 31,
	2022	2021

On December 21, 2022, the Company received $250,000 pursuant to a note and warrant purchase agreement from the Lyle A. Berman Revocable Trust, as beneficially controlled by one of the Company’s Directors, as lender. The unsecured note matures on August 23, 2025. The note bears interest at 8% per annum, payable on January 1, 2025. The noteholder also received warrants to purchase 62,500 shares of common stock, exercisable at $2.60 per share over a ten-year term.	$250,000	$–

On September 29, 2022, the Company received $500,000 pursuant to a note and warrant purchase agreement from a trust held by the Company’s Chairman, Mr. Goldfarb, as lender. The unsecured note matures on August 23, 2025. The note bears interest at 8% per annum, payable on January 1, 2025. The noteholder also received warrants to purchase 125,000 shares of common stock, exercisable at $2.60 per share over a ten-year term.	500,000	–

On September 29, 2022, the Company received $250,000 pursuant to a note and warrant purchase agreement from the Lyle A. Berman Revocable Trust, as beneficially controlled by one of the Company’s Directors, as lender. The unsecured note matures on August 23, 2025. The note bears interest at 8% per annum, payable on January 1, 2025. The noteholder also received warrants to purchase 62,500 shares of common stock, exercisable at $2.60 per share over a ten-year term.	250,000	–

On April 8, 2022, the Company received $2,000,000 pursuant to a note and warrant purchase agreement from a trust held by the Company’s Chairman, Mr. Goldfarb, as lender. The unsecured note bears interest at 6% per annum, compounded semi-annually, and was payable in cash semi-annually on June 30th and December 31st. On August 23, 2022, the note was amended to update the terms of the interest payment to be payable at the earlier of the maturity date or January 1, 2025, rather than being paid semi-annually. The note matures on April 8, 2025. The noteholder also received warrants to purchase 500,000 shares of common stock, exercisable at $2.35 per share over a ten-year term.

	2,000,000	–

On April 8, 2022, the Company received $100,000 pursuant to a note and warrant purchase agreement with the Company’s Chairman and CEO, Mr. & Mrs. Goldfarb, as lenders. The unsecured note bears interest at 6% per annum, compounded semi-annually, and was payable in cash semi-annually on June 30th and December 31st. On August 23, 2022, the note was amended to update the terms of the interest payment to be payable at the earlier of the maturity date or January 1, 2025, rather than being paid semi-annually. The note matures on April 8, 2025. The noteholder also received warrants to purchase 25,000 shares of common stock, exercisable at $2.35 per share over a ten-year term.

	100,000	–

On April 8, 2022, the Company received $100,000 pursuant to a note and warrant purchase agreement with IG Union Bower LLC, an entity owned by Ira Goldfarb, the Company’s Chairman, as lender. The unsecured note bears interest at 6% per annum, compounded semi-annually, and was payable in cash semi-annually on June 30th and December 31st. On August 23, 2022, the note was amended to update the terms of the interest payment to be payable at the earlier of the maturity date or January 1, 2025, rather than being paid semi-annually. The note matures on April 8, 2025. The noteholder also received warrants to purchase 25,000 shares of common stock, exercisable at $2.35 per share over a ten-year term.

	100,000	–

On April 8, 2022, the Company received $920,000 pursuant to a note and warrant purchase agreement from the Lyle A. Berman Revocable Trust, as beneficially controlled by one of the Company’s Directors, as lender. The unsecured note bears interest at 6% per annum, compounded semi-annually, and was payable in cash semi-annually on June 30th and December 31st. On August 23, 2022, the note was amended to update the terms of the interest payment to be payable at the earlier of the maturity date or January 1, 2025, rather than being paid semi-annually. The note matures on April 8, 2025. The noteholder also received warrants to purchase 230,000 shares of common stock, exercisable at $2.35 per share over a ten-year term.

	920,000	–

On December 31, 2021, the Company received $1,500,000 pursuant to a note and warrant purchase agreement with the Company’s Chairman and CEO, Mr. & Mrs. Goldfarb, as lenders. The unsecured note bears interest at 8% per annum, compounded semi-annually, and shall be payable in cash semi-annually on June 30th and December 31st. The note matures on December 31, 2024. The noteholders also received warrants to purchase 225,000 shares of common stock, exercisable at $2.21 per share over a ten-year term.	1,500,000	1,500,000

On December 31, 2021, the Company received $500,000 pursuant to a note and warrant purchase agreement from the Lyle A. Berman Revocable Trust, as beneficially controlled by one of the Company’s Directors, as lender. The unsecured note bears interest at 8% per annum, compounded semi-annually, and shall be payable in cash semi-annually on June 30th and December 31st. The note matures on December 31, 2024. The noteholder also received warrants to purchase 75,000 shares of common stock, exercisable at $2.21 per share over a ten-year term.	500,000	500,000

On December 31, 2021, the Company received $25,000 pursuant to a note and warrant purchase agreement from the Company’s former CFO, Bradley K. Burke, as lender. The unsecured note bears interest at 8% per annum, compounded semi-annually, and shall be payable in cash semi-annually on June 30th and December 31st. The note matures on December 31, 2024. The noteholder also received warrants to purchase 3,750 shares of common stock, exercisable at $2.21 per share over a ten-year term.	25,000	25,000

On December 31, 2021, the Company received $50,000 pursuant to a note and warrant purchase agreement from the Cesar J. Gutierrez Living Trust, as beneficially controlled by the brother of the Company’s CEO, as lender. The unsecured note bears interest at 8% per annum, compounded semi-annually, and shall be payable in cash semi-annually on June 30th and December 31st. The note matures on December 31, 2024. The noteholder also received warrants to purchase 7,500 shares of common stock, exercisable at $2.21 per share over a ten-year term.	50,000	50,000

Total notes payable, related parties	6,195,000	2,075,000
Less unamortized debt discounts:	2,692,757	699,213
Notes payable	3,502,243	1,375,787
Less: current maturities	–	–
Notes payable, related parties, less current maturities	$3,502,243	$1,375,787

The Company recorded total discounts of $2,811,138 and $699,213, consisting of debt discounts on warrants granted to the related parties during the years ended December 31, 2022 and 2021, respectively. The discounts are being amortized to interest expense over the term of the notes, until repayment, using the straight-line method, which closely approximates the effective interest method. The Company recorded $817,594 of stock-based interest expense pursuant to the amortization of discounts during the year ended December 31, 2022.

The Company recognized $320,580 of interest expense for the year ended December 31, 2022. No interest expense was recognized during the year ended December 31, 2021.

Note 11 – Notes Payable

Notes payable consists of the following at December 31, 2022 and 2021, respectively:

	December 31,	December 31,
	2022	2021

On April 8, 2022, the Company received $80,000 pursuant to a note and warrant purchase agreement from an accredited investor, as lender. The unsecured note bears interest at 6% per annum, compounded semi-annually, and was payable in cash semi-annually on June 30th and December 31st. On August 23, 2022, the note was amended to update the terms of the interest payment to be payable at the earlier of the maturity date or January 1, 2025, rather than being paid semi-annually. The note matures on April 8, 2025. The noteholders also received warrants to purchase 20,000 shares of common stock, exercisable at $2.35 per share over a ten-year term.

	$80,000	$–

On April 8, 2022, the Company received $500,000 pursuant to a note and warrant purchase agreement from an accredited investor, as lender. The unsecured note bears interest at 6% per annum, compounded semi-annually, and was payable in cash semi-annually on June 30th and December 31st. On August 23, 2022, the note was amended to update the terms of the interest payment to be payable at the earlier of the maturity date or January 1, 2025, rather than being paid semi-annually. The note matures on April 8, 2025. The noteholders also received warrants to purchase 125,000 shares of common stock, exercisable at $2.35 per share over a ten-year term.

	500,000	–

On June 16, 2020, the Company entered into a loan authorization and loan agreement with the United States Small Business Administration (the “SBA”), as lender, pursuant to the SBA’s Economic Injury Disaster Loan (“EIDL”) assistance program in light of the impact of the COVID-19 pandemic on the Company’s business (the “EIDL Loan Agreement”) encompassing a $150,000 Promissory Note issued to the SBA (the “EIDL Note”)(together with the EIDL Loan Agreement, the “EIDL Loan”), bearing interest at 3.75% per annum. In connection with entering into the EIDL Loan, the Company also executed a security agreement, dated June 16, 2020, between the SBA and the Company (the “EIDL Security Agreement”) pursuant to which the EIDL Loan is secured by a security interest on all of the Company’s assets. Under the EIDL Note, the Company is required to pay principal and interest payments of $731 every month beginning June 16, 2021. All remaining principal and accrued interest is due and payable on June 16, 2050. The EIDL Note may be repaid at any time without penalty.

	150,000	150,000

Total notes payable	730,000	150,000
Less: unamortized debt discounts	336,085	–
Notes payable	393,915	–
Less: current maturities	–	–
Notes payable, less current maturities	$393,915	$150,000

The Company recorded total discounts of $444,330, consisting of debt discounts on warrants granted to accredited investors on April 8, 2022. The discounts are being amortized to interest expense over the term of the notes, until repayment, using the straight-line method, which closely approximates the effective interest method. The Company recorded $108,245 of stock-based interest expense pursuant to the amortization of discounts during the year ended December 31, 2022.

The Company recognized $31,546 and $5,911 of interest expense for the years ended December 31, 2022 and 2021, respectively.

The Company recognized interest expense for the years ended December 31, 2022 and 2021, as follows:

	December 31,	December 31,
	2022	2021

Interest on notes payable, related parties	$320,580	$–
Amortization of debt discounts on notes payable, related parties	817,594	–
Interest on notes payable	31,546	5,911
Amortization of debt discounts on notes payable	108,245	–
Total interest expense	$1,277,965	$5,911

Note 12 – Stockholders’ Equity

Preferred Stock

The Company has 20,000,000 authorized shares of $0.001 par value preferred stock. No shares have been issued to date.

Common Stock Sold for Cash

On July 2, 2021, the Company entered into a Stock Purchase Agreement with multiple accredited investors to sell and issue to the purchasers, thereunder, an aggregate of 714,701 shares of the Company’s common stock at a price of $4.25 per Share. Proceeds to the Company from the sale of the Shares were $3,037,511. A total of 271,911 of these shares, or proceeds of $1,155,625 were purchased by officers and directors.

On February 5, 2021, the Company entered into a Stock Purchase Agreement with multiple accredited investors to sell and issue to the Purchasers an aggregate 631,250 shares of the Company’s common stock at a price of $4.00 per share for total proceeds of $2,525,000. A total of 225,000 of these shares, or proceeds of $900,000 were purchased by officers and directors.

Common Stock Issued to Directors for Services

On July 22, 2022, the Company accepted Mr. Joseph Lahti’s resignation from the Board of Directors and appointed Tim Creed as a member of the Board. Pursuant to the Company’s Non-Employee Director Compensation Plan, Mr. Creed received 6,410 shares of common stock as compensation. The fair value of the shares was $25,000, based on the closing price of the Company’s common stock on the date of grant.

On April 11, 2022, the Company appointed Joe Mueller as a member of the Board of Directors and Audit Committee. Pursuant to the Company’s Non-Employee Director Compensation Plan, Mr. Mueller received 8,064 shares of common stock as compensation. The fair value of the shares was $24,998, based on the closing price of the Company’s common stock on the date of grant.

On December 8, 2021, the Company issued an aggregate 41,665 shares of common stock amongst its five Directors for annual services to be rendered. The aggregate fair value of the common stock was $125,000, based on the closing price of the Company’s common stock on the date of grant. The shares were expensed upon issuance.

On December 8, 2021, the Company issued an additional 5,000 shares to Mr. Chris Ludeman for Audit Committee Chair services. The fair value of the common stock was $15,000, based on the closing price of the Company’s common stock on the date of grant. The shares were expensed upon issuance.

On October 1, 2020, the Company issued an aggregate 20,835 shares of common stock amongst its five Directors for annual services to be rendered. The aggregate fair value of the common stock was $125,010, based on the closing price of the Company’s common stock on the date of grant. The shares were expensed upon issuance.

On October 1, 2020, the Company issued an additional 2,500 shares to Mr. Benjamin Oehler, for former Audit Committee Chair services. The fair value of the common stock was $15,000, based on the closing price of the Company’s common stock on the date of grant. The shares were expensed upon issuance.

Common Stock Awarded to Advisory Board Members

On April 20, 2022, the Company awarded an aggregate total of 8,000 shares of common stock to two advisory board members for services. The aggregate fair value of the shares was $20,000, based on the closing price of the Company’s common stock on the date of grant.

On March 25, 2022, the Company awarded 4,255 shares of common stock to a newly appointed advisory board member for services. The fair value of the shares was $10,000, based on the closing price of the Company’s common stock on the date of grant.

Issuance of Shares for Services

On various dates between January 31, 2021 and December 31, 2021, the Company issued an aggregate 60,951 and 66,484 shares in monthly increments of 5,541 and 6,044 shares to Claudia and Ira Goldfarb, respectively, for their services. The aggregate fair value of the shares was $290,792 and $317,188 for Claudia and Ira, respectively, based on the closing price of the Company’s common stock on the dates of grant.

On May 25, 2021, the Company issued 2,000 shares to each of two advisory board members for their services. The total aggregate fair value of the shares was $20,000, based on the closing price of the Company’s common stock on the date of grant.

On January 27, 2021, upon Benjamin Oehler’s resignation, the Company appointed Chris Ludeman as a member of the Board of Directors of the Company, and appointed him to the Company’s Audit Committee as Chairperson. Pursuant to his appointment, Mr. Ludeman was issued 6,400 shares of common stock for his services to be rendered. The aggregate fair value of the common stock was $40,000, based on the closing price of the Company’s common stock on the date of grant.

Common Stock Issued to Officers for Services, Common Stock Payable

On December 31, 2021, the Company awarded 5,541 and 6,044 shares of common stock to Claudia and Ira Goldfarb, respectively, for services earned during December 31, 2021. The aggregate fair value of the shares was $12,467 and $13,599 for Claudia and Ira, respectively, based on the closing price of the Company’s common stock on the date of grant. The shares were subsequently issued on March 25, 2022, in satisfaction of the outstanding common stock payable.

On January 7, 2021, the Company issued an aggregate 16,623 and 18,133 shares of common stock to Claudia and Ira Goldfarb, respectively, for services from October 2020 through December 31, 2020 in satisfaction of the outstanding common stock payable at December 31, 2020. The aggregate fair value of the shares was $61,505 and $67,092 for Claudia and Ira, respectively, based on the closing price of the Company’s common stock on the date of grant, was presented as Common Stock Payable as of December 31, 2020.

Note 13 – Options

The 2020 Equity Plan was approved by written consent of a majority of shareholders of record as of November 12, 2019 and adopted by the Board on  December 5, 2019, as provided in the definitive information statement filed with Securities and Exchange Commission on January 10, 2020 (the “DEF 14C”). The description of the 2020 Equity Plan is qualified in its entirety by the text of the 2020 Equity Plan, a copy of which was attached as Annex C to the DEF 14C. On September 29, 2020, January 4, 2021, and March 19, 2021, the Board of Directors adopted and approved amendments that in aggregate increase the number of shares reserved for issuance under the 2020 Equity Plan to an aggregate total of 814,150 shares and such amendments were approved by a majority of shareholders of record on September 3, 2021.

Outstanding Options

Options to purchase an aggregate total of 590,991 shares of common stock at a weighted average strike price of $4.53, exercisable over a weighted average life of 8.1 years were outstanding as of December 31, 2022.

Options Granted

On July 22, 2022, the Company appointed Tim Creed as a member of the Board. Pursuant to the Company’s 2020 Equity Plan, Mr. Creed was granted options to purchase 24,151 shares of the Company’s common stock at an exercise price of $3.90 per share. These options will vest 20% as of July 22, 2023 and 20% each anniversary thereafter until fully vested. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 137% and a call option value of $3.6166, was $87,346. The options are being expensed over the vesting period, resulting in $7,753 of stock-based compensation expense during the year ended December 31, 2022. As of December 31, 2022, a total of $79,593 of unamortized expenses are expected to be expensed over the vesting period.

On April 11, 2022, the Company appointed Joe Mueller as a member of the Board of Directors and Audit Committee. Pursuant to the Company’s 2020 Equity Plan, Mr. Mueller was granted options to purchase 24,151 shares of the Company’s common stock at an exercise price of $3.10 per share. These options will vest 20% as of April 11, 2023 and 20% each anniversary thereafter until fully vested. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 406% and a call option value of $2.6433, was $71,423. The options are being expensed over the vesting period, resulting in $10,763 of stock-based compensation expense during the year ended December 31, 2022. As of December 31, 2022, a total of $60,660 of unamortized expenses are expected to be expensed over the vesting period.

On April 1, 2022, a total of nineteen employees and consultants were granted options to purchase an aggregate 35,977 shares of the Company’s common stock, having an exercise price of $2.75 per share, exercisable over a 10-year term. The options will vest 60% on the third anniversary, and 20% each anniversary thereafter until fully vested. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 406% and a call option value of $2.6433, was $95,099. The options are being expensed over the vesting period, resulting in $13,859 of stock-based compensation expense during the year ended December 31, 2022. As of December 31, 2022, a total of $70,420 of unamortized expenses are expected to be expensed over the vesting period.

On April 1, 2022, the Company granted options to purchase 27,500 shares of the Company’s common stock, having an exercise price of $2.75 per share, exercisable over a 10-year term, to the Company’s then Chief Financial Officer. The options were to vest 60% on the third anniversary, and 20% each anniversary thereafter until fully vested. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 406% and a call option value of $2.6433, was $72,692. The options were being expensed over the vesting period, however, pursuant to a Separation Agreement and Release, dated May 3, 2022, the vesting terms of the options were accelerated to be fully vested, resulting in $72,692 of stock-based compensation expense during the year ended December 31, 2022. Pursuant to the Separation Agreement and Release, the vesting of an aggregate 47,500, with a weighted average exercise price of $4.87, of Mr. Burke’s previously awarded options were also accelerated to be fully vested.

On March 30, 2022, a total of sixteen employees and consultants were granted options to purchase an aggregate 19,436 shares of the Company’s common stock, having an exercise price of $2.75 per share, exercisable over a 10-year term. The options will vest 60% on the third anniversary, and 20% each anniversary thereafter until fully vested. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 407% and a call option value of $2.6435, was $51,380. The options are being expensed over the vesting period, resulting in $7,096 of stock-based compensation expense during the year ended December 31, 2022. As of December 31, 2022, a total of $26,756 of unamortized expenses are expected to be expensed over the vesting period.

On March 25, 2022, a newly appointed advisory board member was granted options to purchase an aggregate 6,382 shares of the Company’s common stock, having an exercise price of $2.35 per share, exercisable over a 10-year term. The options will vest 20% on each anniversary over a five-year period, until fully vested. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 406% and a call option value of $2.2584, was $14,413. The options are being expensed over the vesting period, resulting in $2,220 of stock-based compensation expense during the year ended December 31, 2022. As of December 31, 2022, a total of $12,193 of unamortized expenses are expected to be expensed over the vesting period.

On December 8, 2021, a total of eight employees and consultants were granted options to purchase an aggregate 18,531 shares of the Company’s common stock, having an exercise price of $3.00 per share, exercisable over a 10-year term. The options will vest 60% on the third anniversary, and 20% each anniversary thereafter until fully vested. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 199% and a call option value of $2.9731, was $55,094. The options are being expensed over the vesting period, resulting in $4,636 and $693 of stock-based compensation expense during the years ended December 31, 2022 and 2021, respectively. As of December 31, 2022, a total of $6,260 of unamortized expenses are expected to be expensed over the vesting period.

On August 27, 2021, a total of twelve employees and consultants were granted options to purchase an aggregate 11,918 shares of the Company’s common stock, having an exercise price of $6.00 per share, exercisable over a 10-year term. The options will vest 60% on the third anniversary, and 20% each anniversary thereafter until fully vested. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 193% and a call option value of $5.9316, was $70,693. The options are being expensed over the vesting period, resulting in $8,252 and $4,883 of stock-based compensation expense during the years ended December 31, 2022 and 2021, respectively. As of December 31, 2022, a total of $21,679 of unamortized expenses are expected to be expensed over the vesting period.

On May 25, 2021, two advisory board members were granted options to purchase an aggregate 6,000 shares of the Company’s common stock, having an exercise price of $5.00 per share, exercisable over a 10-year term. The options will vest 60% on the third anniversary, and 20% each anniversary thereafter until fully vested. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 191% and a call option value of $4.9272, was $29,562. The options are being expensed over the vesting period, resulting in $5,912 and $3,564 of stock-based compensation expense during the years ended December 31, 2022 and 2021, respectively. As of December 31, 2022, a total of $20,086 of unamortized expenses are expected to be expensed over the vesting period.

On April 22, 2021, Brad Burke was granted options to purchase 27,500 shares of the Company’s common stock, having an exercise price of $5.50 per share, exercisable over a 10-year term. The options will vest 60% on the third anniversary, and 20% each anniversary thereafter until fully vested. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 193% and a call option value of $5.4381, was $149,547. The options were being expensed over the vesting period, however, pursuant to a Separation Agreement and Release, dated May 3, 2022, the vesting terms of the options were accelerated to be fully vested, resulting in $128,733 and $20,814 of stock-based compensation expense during the years ended December 31, 2022 and 2021, respectively.

On April 22, 2021, a total of fifteen employees and consultants were granted options to purchase an aggregate 19,875 shares of the Company’s common stock, having an exercise price of $5.50 per share, exercisable over a 10-year term. The options will vest 60% on the third anniversary, and 20% each anniversary thereafter until fully vested. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 193% and a call option value of $5.4381, was $108,082. The options were expensed over the vesting period, resulting in $14,658 and $13,361 of stock-based compensation expense during the years ended December 31, 2022 and 2021, respectively. As of December 31, 2022, a total of $47,638 of unamortized expenses are expected to be expensed over the vesting period.

On January 27, 2021, Chris Ludeman was granted options to purchase 24,151 shares of the Company’s common stock, having an exercise price of $6.25 per share, exercisable over a 10-year term. The options will vest in three equal annual installments beginning of January 27, 2022 and continuing on each of the two anniversaries thereafter until fully vested. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 198% and a call option value of $6.1794, was $149,239. The options are being expensed over the vesting period, resulting in $29,848 and $22,815 of stock-based compensation expense during the years ended December 31, 2022 and 2021, respectively. As of December 31, 2022, a total of $96,576 of unamortized expenses are expected to be expensed over the vesting period.

On January 4, 2021, Claudia and Ira Goldfarb were each granted options to purchase 75,000 shares of the Company’s common stock, having an exercise price of $3.70 per share, exercisable over a 10-year term. The options will vest in three equal installments beginning of January 4, 2022 and continuing on each of the two anniversaries thereafter until fully vested. The aggregate estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 198% and a call option value of $3.9412, was $591,178. The options are being expensed over the vesting period, resulting in $197,060 and $194,900 of stock-based compensation expense during the years ended December 31, 2022 and 2021, respectively. As of December 31, 2022, a total of $199,218 of unamortized expenses are expected to be expensed over the vesting period.

The Company recognized a total of $782,081, and $543,332 of compensation expense during the years ended December 31, 2022 and 2021, respectively, related to common stock options issued to Employees and Directors that are being amortized over the implied service term, or vesting period, of the options. The remaining unamortized balance of these options is $1,203,511 as of December 31, 2022.

Options Cancelled or Forfeited

An aggregate 61,642 and 176,312 options with a weighted average strike price of $5.87 and $12.66 per share were forfeited by former employees during the years ended December 31, 2022 and 2021, respectively.

Options Expired

No options expired during the years ended December 31, 2022 and 2021.

Options Exercised

No options were exercised during the years ended December 31, 2022 and 2021.

The following is a summary of information about the Stock Options outstanding at December 31, 2022.

Shares Underlying Options Outstanding						Shares Underlying Options Exercisable
Range of Exercise Prices			Shares Underlying Options Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Shares Underlying Options Exercisable	Weighted Average Exercise Price
$2.35	-	$195.00	590,991	8.1	$4.53	160,199	$5.02

The following is a summary of activity of outstanding stock options:

		Weighted
		Average
	Number	Exercise
	of Shares	Prices
Balance, December 31, 2020	459,524	$8.70
Options granted	257,975	4.36
Options cancelled	(176,312)	(12.66)
Balance, December 31, 2021	541,187	6.77
Options granted	137,597	2.99
Options cancelled	(87,793)	(7.11)
Balance, December 31, 2022	590,991	$4.53

Exercisable, December 31, 2022	160,199	$5.02

Note 14 – Warrants

Outstanding Warrants

Warrants to purchase an aggregate total of 1,591,250 shares of common stock at a $2.47 strike price, exercisable over a weighted average life of 9.16 years were outstanding as of December 31, 2022.

Warrants Granted

On December 21, 2022, warrants to purchase an aggregate 62,500 shares of common stock were issued to a director pursuant to a private placement debt offering in which aggregate proceeds of $250,000 were received in exchange for promissory notes and warrants to purchase an aggregate 62,500 shares of common stock, representing 25,000 warrant shares per $100,000 of promissory notes. The warrants are fully vested and exercisable over a period of 10 years at a price of $2.60 per share. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of Common Stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 316% and a weighted average call option value of $3.15, was $196,942. The warrants are being expensed over the life of the loans, resulting in $2,018 of stock-based compensation expense during the year ended December 31, 2022. As of December 31, 2022, a total of $194,924 of unamortized expenses are expected to be expensed over the remaining life of the outstanding debts.

On September 29, 2022, warrants to purchase an aggregate 187,500 shares of common stock were issued to directors pursuant to a private placement debt offering in which aggregate proceeds of $750,000 were received in exchange for promissory notes and warrants to purchase an aggregate 187,500 shares of common stock, representing 25,000 warrant shares per $100,000 of promissory notes. The warrants are fully vested and exercisable over a period of 10 years at a price of $2.60 per share. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of Common Stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 140% and a weighted average call option value of $1.9441, was $364,512. The warrants are being expensed over the life of the loans, resulting in $32,355 of stock-based compensation expense during the year ended December 31, 2022. As of December 31, 2022, a total of $332,157 of unamortized expenses are expected to be expensed over the remaining life of the outstanding debts.

On April 8, 2022, warrants to purchase an aggregate 925,000 shares of common stock were issued pursuant to a private placement debt offering in which aggregate proceeds of $3,700,000 were received in exchange for promissory notes and warrants to purchase an aggregate 925,000 shares of common stock, representing 25,000 warrant shares per $100,000 of promissory notes. The warrants are fully vested and exercisable over a period of 10 years at a price of $2.35 per share. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of Common Stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption. A total of 780,000 of the warrants were issued to officers or directors. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 154% and a weighted average call option value of $2.9443, was $2,694,014. The warrants are being expensed over the life of the loans, resulting in $656,301 of stock-based compensation expense during the year ended December 31, 2022. As of December 31, 2022, a total of $2,037,713 of unamortized expenses are expected to be expensed over the lives of outstanding debts.

On December 31, 2021, the Company closed a private placement and concurrently entered into a Note and Warrant Purchase Agreement with related parties to sell an aggregate $2,075,000 of promissory notes and warrants to purchase an aggregate 311,250 shares of common stock, representing 15,000 warrant shares per $100,000 of promissory notes. The warrants are exercisable at a price of $2.21 per share over a ten-year term. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 198% and a call option value of $2.25, was $699,213. The warrants are being expensed over the life of the loans, resulting in $235,165 of stock-based compensation expense during the year ended December 31, 2022. As of December 31, 2022, a total of $464,048 of unamortized expenses are expected to be expensed over the lives of outstanding debts. The officers, directors and related parties receiving grants and the amounts of such grants were as follows:

Stock Warrant
Name and Title at Time of Grant	Shares Granted
Ira and Claudia Goldfarb, Chairman and Chief Executive Officer	225,000
Brad Burke, Chief Financial Officer	3,750
Lyle Berman, Director	75,000
Cesar J. Gutierrez, brother of the Company’s Chief Executive Officer	7,500
Total:	311,250

A total of 1,300 warrants with a weighted average exercise price of $3.00 per share expired during the year ended December 31, 2022. No warrants were exercised, cancelled or expired during the years ended December 31, 2022 and 2021, otherwise.

The following is a summary of activity of outstanding warrants:

		Weighted
		Average
	Number	Exercise
	of Shares	Prices
Balance, December 31, 2020	106,300	$3.99
Warrants granted	311,250	2.21
Balance, December 31, 2021	417,550	2.66
Warrants granted	1,175,000	2.40
Warrants expired	(1,300)	(3.00)
Balance, December 31, 2022	1,591,250	$2.47

Exercisable, December 31, 2022	1,591,250	$2.47

Note 15 – Commitments

Legal Proceedings

The Company may be subject from time to time to various inquiries, administrative proceedings and litigation relating to matters arising in the normal course of business. The Company is not currently a defendant in any material litigation and is not aware of any threatened litigation that could have a material effect on the Company. Management is not able to estimate the minimum loss to be incurred, if any, as a result of the final outcome of the matters arising in the normal course of business but believes they are not likely to have a material adverse effect upon the Company’s financial position or results of operations and, accordingly, no provision for loss has been recorded.

Cash in Excess of FDIC Limits

The Company periodically maintains cash balances at banks in excess of federally insured amounts. The extent of loss, if any, to be sustained as a result of any future failure of a bank or other financial institution is not subject to estimation at this time.

Lease Commitments

Upon closing of the Asset Purchase Agreement, the Company assumed the Seller’s obligations under a real property lease for its 20,945 square foot facility in Irving, Texas, under which an entity owned entirely by Ira Goldfarb is the landlord. The lease term is through  September 15, 2025, with two five-year options to extend, at a monthly lease term of $10,036, with approximately a 3% annual escalation of lease payments commencing September 15, 2021.

Note 16 – Gain on Early Extinguishment of Debt

During the year ended December 31, 2021, the Company recognized a gain on early extinguishment of debt of $113,772, consisting of the forgiveness of $112,925 of principal and $847 of interest, on our PPP loan pursuant to Payroll Protection Program established as part of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”).

Note 17 – Gain on Investment in Allied Esports Entertainment, Inc.

Following the close of BRAC’s merger, the Company retained 2,685,500 shares of AESE common stock with a value, based on the closing stock of $4.45 on the merger, of $11,950,475, and tradeable warrants to purchase 505,000 shares of AESE (NASDAQ: AESEW) (“Sponsor Warrants”), of which the Company had sold its last remaining 177,479 shares for total net proceeds of $414,361 as of December 31, 2021, and still owned 177,479 shares as of December 31, 2020, after selling 1,970,920 shares for total net proceeds of $3,108,067, selling warrants to purchase 505,000 Sponsor Warrants for total proceeds of $73,668, and distributing 537,101 Sponsor Shares on August 10, 2020 to employees and directors under the 2018 Management Incentive Plan.

As of December 31, 2021, the Company had sold all of its shares in AESE common stock, and as of December 31, 2020, the market value of the Company’s investment in AESE’s common stock was $280,417, based on the closing stock price of $1.58 per share, resulting in losses on our investment in securities, as follows:

	December 31,	December 31,
	2022	2021
Net gain (loss) on investment in Allied Esports Entertainment, Inc. securities	$–	$133,944
Less: Net gains and losses recognized on equity securities sold during the period	–	(133,944)
Unrealized losses recognized on equity securities still held at the end of the period	$–	$–

Note 18 – Income Taxes

We account for income taxes under the provisions of ASC Topic 740, Income taxes, which provides for an asset and liability approach for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences, using currently enacted tax laws, attributable to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts calculated for income tax purposes.

Our provision for income taxes for the years ended December 31, 2022 and 2021 consisted of the following:

December 31,
	2022	2021
Current taxes	$–	$–
Deferred taxes	–	–
Net income tax provision (benefit)	$–	$–

The effective income tax rate for the years ended December 31, 2022 and 2021 consisted of the following:

	December 31,
	2022	2021
Federal statutory income tax rate	21.00%	21.00%
State income taxes	0.00%	0.00%
Permanent differences	0.10%	0.10%
Change in effective state income tax rate	0.00%	0.00%
True up prior year tax return	(0.50)%	(0.50)%
Change in valuation allowance	(20.60)%	(20.60)%
Net effective income tax rate	0.00%	0.00%

The components of the deferred tax assets and liabilities as of December 31, 2022 and 2021 are as follows:

	December 31,
	2022	2021
Deferred tax assets:
Federal and state net operating loss carryovers	$8,681,830	$7,575,182
Stock compensation	862,079	2,221,408
Stock-based debt discounts	925,839	–
Goodwill and intangibles	5,197,470	210,959
Reorganization costs	–	28,135
Total deferred tax assets	$15,667,218	$10,035,684

Deferred tax liabilities:
Property and equipment	(149,777)	(279,737)
Unrealized gain on investment in Allied Esports Entertainment, Inc.	–	(2,850,375)
Total deferred liabilities	(149,777)	(3,130,112)

Net deferred tax assets (liabilities)	15,517,441	6,905,572
Less: valuation allowance	(15,517,441)	(6,905,572)
Deferred tax assets (liabilities)	$–	$–

As of December 31, 2022, the Company has a net operating loss carryover of approximately $41,300,000. Under existing Federal law, a portion of the net operating loss may be utilized to offset taxable income through the year ended December 31, 2037. A portion of the net operating loss carryover begins to expire in 2030. For tax years beginning after December 31, 2017, pursuant to the enactment of the Tax Cuts and Jobs Act (“TCJA”) net operating losses now carry forward indefinitely but are limited to offsetting 80% of taxable income in a tax year. Of the total net operating loss as of December 31, 2022, approximately $4,240,000 of the Company’s NOL is subject to the TCJA net operating loss provisions.

ASC Topic 740 provides that a valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. In 2021, The Company increased its valuation allowance from 6,905,572 to $15,517,441 to adjust for the increase in net deferred tax assets primarily due to an increase in the net operating loss carryovers. The Company believes it is more likely than not that the benefit of these remaining assets will not be realized.

The Company filed annual US Federal income tax returns and annual income tax returns for the state of Minnesota through 2020. Going forward, it will file annual state income tax returns for the state of Texas. We are not subject to income tax examinations by tax authorities for years before 2016 for all returns. Income taxing authorities have conducted no formal examinations of our past federal or state income tax returns and supporting records.

The Company adopted the provisions of ASC Topic 740 regarding uncertainty in income taxes. The Company has found no significant uncertain tax positions as of any date on or before December 31, 2022.

Note 19 – Subsequent Events

The Company evaluates events that have occurred after the balance sheet date through the date hereof, which these financial statements were issued. No events occurred of a material nature that would have required adjustments to or disclosure in these financial statements except as follows:

Debt Financing

On various dates from January 5, 2023 to March 7, 2023, the Company received aggregate proceeds of $1,250,000 from two of the Company’s Directors on the sale of an offering entered into on September 29, 2022, to sell up to $2,500,000 of promissory notes and warrants to purchase an aggregate 625,000 shares of the Company’s common stock, exercisable over a ten-year period at a price of $2.60 per share, representing 25,000 warrant shares per $100,000 of Notes purchased. The notes mature on August 23, 2025. Interest on the Notes accrue at a rate of 8% per annum, payable on January 1, 2025. The Company issued aggregate warrants to purchase 312,500 shares of common stock pursuant to the advances received on this offering.

SOW GOOD INC.

CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2023	2022
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$2,096,672	$276,464
Accounts receivable, net	1,388,630	191,022
Prepaid expenses	148,452	137,692
Inventory	2,240,670	1,972,879
Total current assets	5,874,424	2,578,057

Property and equipment:
Construction in progress	721,563	2,487,673
Property and equipment	6,147,965	3,055,579
Less accumulated depreciation	(814,349)	(508,257)
Total property and equipment, net	6,055,179	5,034,995

Security deposit	36,309	24,000
Right-of-use asset	1,551,252	1,261,525

Total assets	$13,517,164	$8,898,577

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$709,697	$452,606
Accrued interest	646,382	226,575
Accrued expenses	283,723	158,453
Current portion of operating lease liabilities	165,869	52,543
Current maturities of notes payable, related parties, net of $261,996 of debt discounts as of September 30, 2023	638,004	-
Current maturities of notes payable, net of $114,959 of debt discounts as of September 30, 2023	285,041	-
Total current liabilities	2,728,716	890,177

Operating lease liabilities	1,493,001	1,301,355
Notes payable, related parties, net of $1,851,118 and $2,692,757 of debt discounts as of September 30, 2023 and December 31, 2022, respectively	5,843,882	3,502,243
Notes payable, net of $148,421 and $336,085 of debt discounts as of September 30, 2023 and December 31, 2022, respectively	581,579	393,915

Total liabilities	10,647,178	6,087,690

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value, 500,000,000 shares authorized, 5,603,083 and 4,847,384 shares issued and outstanding as of September 30, 2023 and December 31, 2022	4,942	4,847
Additional paid-in capital	62,933,052	58,485,602
Accumulated deficit	(60,068,008)	(55,679,562)
Total stockholders' equity	2,869,986	2,810,887

Total liabilities and stockholders' equity	$13,517,164	$8,898,577

See accompanying notes to unaudited condensed financial statements.

SOW GOOD INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

Revenues	$5,034,203	$87,741	$6,548,479	$381,056
Cost of goods sold	2,717,254	65,195	5,046,434	263,289
Gross profit	2,316,949	22,546	1,502,045	117,767

Operating expenses:
General and administrative expenses:
Salaries and benefits	1,262,332	788,450	2,644,087	2,947,505
Professional services	294,720	61,209	404,256	177,197
Other general and administrative expenses	350,082	403,429	1,265,056	1,296,294
Total general and administrative expenses	1,907,134	1,253,088	4,313,399	4,420,996
Depreciation and amortization	72,190	69,127	227,606	202,046
Total operating expenses	1,979,324	1,322,215	4,541,005	4,623,042

Net operating income (loss)	337,625	(1,299,669)	(3,038,960)	(4,505,275)

Other expense:
Interest expense	(3,641)	(383,995)	(1,349,486)	(843,240)
Gain on disposal of property and equipment	-	36,392	-	36,392
Total other expense	(3,641)	(347,603)	(1,349,486)	(806,848)

Net income (loss)	$333,984	$(1,647,272)	$(4,388,446)	$(5,312,123)

Weighted average common shares outstanding - basic	5,123,735	4,845,851	4,942,182	4,831,346
Net income (loss) per common share - basic	$0.07	$(0.34)	$(0.89)	$(1.10)

Weighted average common shares outstanding - diluted	8,066,577	4,845,851	4,942,182	4,831,346
Net income (loss) per common share - diluted	$0.04	$(0.34)	$(0.89)	$(1.10)

See accompanying notes to unaudited condensed financial statements.

SOW GOOD INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

(Unaudited)

	For the Three Months Ended September 30, 2023
			Additional	Common		Total
	Common Stock		Paid-in	Stock	Accumulated	Stockholders'
	Shares	Amount	Capital	Payable	Deficit	Equity
Balance, June 30, 2023	4,868,083	$4,868	$59,117,367	$-	$(60,401,992)	$(1,279,757)
Common stock issued in private placement offering	735,000	74	3,674,926	-	-	3,675,000
Common stock options granted to officers and directors for services	-	-	106,215	-	-	106,215
Common stock options granted to employees and advisors for services	-	-	34,544	-	-	34,544
Net loss for the three months ended September 30, 2023	-	-	-	-	333,984	333,984
Balance, September 30, 2023	5,603,083	$4,942	$62,933,052	$-	$(60,068,008)	$2,869,986

	For the Three Months Ended September 30, 2022
			Additional	Common		Total
	Common Stock		Paid-in	Stock	Accumulated	Stockholders'
	Shares	Amount	Capital	Payable	Deficit	Equity
Balance, June 30, 2022	4,840,974	$4,841	$57,637,706	$-	$(47,217,345)	$10,425,202
Common stock warrants granted to related parties pursuant to debt financing	-	-	364,512	-	-	364,512
Common stock issued to officers and directors for services	6,410	6	24,994	-	-	25,000
Common stock options granted to officers and directors for services	-	-	113,166	-	-	113,166
Common stock options granted to employees and advisors for services	-	-	17,702	-	-	17,702
Net loss for the three months ended September 30, 2022	-	-	-	-	(1,647,272)	(1,647,272)
Balance, September 30, 2022	4,847,384	$4,847	$58,158,080	$-	$(48,864,617)	$9,298,310

SOW GOOD INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

(Unaudited)

	For the Nine Months Ended September 30, 2023
			Additional	Common		Total
	Common Stock		Paid-in	Stock	Accumulated	Stockholders'
	Shares	Amount	Capital	Payable	Deficit	Equity
Balance, December 31, 2022	4,847,384	$4,847	$58,485,602	$-	$(55,679,562)	$2,810,887
Common stock issued in private placement offering	735,000	74.00	3,674,926	-	-	3,675,000
Common stock issued to officers and directors for services	20,699	21	125,208	-	-	125,229
Common stock warrants granted to related parties pursuant to debt financing	-	-	197,198	-	-	197,198
Common stock warrants granted to note holders pursuant to debt financing	-	-	50,682	-	-	50,682
Common stock options granted to officers and directors for services	-	-	330,922	-	-	330,922
Common stock options granted to employees and advisors for services	-	-	68,514	-	-	68,514
Net loss for the nine months ended September 30, 2023	-	-	-	-	(4,388,446)	(4,388,446)
Balance, September 30, 2023	5,603,083	$4,942	$62,933,052	$-	$(60,068,008)	$2,869,986

	For the Nine Months Ended September 30, 2022
			Additional	Common		Total
	Common Stock		Paid-in	Stock	Accumulated	Stockholders'
	Shares	Amount	Capital	Payable	Deficit	Equity
Balance, December 31, 2021	4,809,070	$4,809	$54,342,027	$26,066	$(43,552,494)	$10,820,408
Common stock warrants granted to related parties pursuant to debt financing	-	-	2,614,196	-	-	2,614,196
Common stock warrants granted to note holders pursuant to debt financing	-	-	444,330	-	-	444,330
Common stock issued to officers and directors for services	26,059	26	76,038	(26,066)	-	49,998
Common stock issued to advisory board for services	12,255	12	29,988	-	-	30,000
Common stock options granted to officers and directors for services	-	-	530,908	-	-	530,908
Common stock options granted to employees and advisors for services	-	-	120,593	-	-	120,593
Net loss for the nine months ended September 30, 2022	-	-	-	-	(5,312,123)	(5,312,123)
Balance, September 30, 2022	4,847,384	$4,847	$58,158,080	$-	$(48,864,617)	$9,298,310

See accompanying notes to unaudited condensed financial statements.

SOW GOOD INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended
	September 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,388,446)	$(5,312,123)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	306,092	223,887
Non-cash amortization of right-of-use asset and liability	15,245	16,816
Gain on disposal of property and equipment	-	(36,392)
Impairment of obsolete inventory	2,075,080	129,162
Common stock issued to officers and directors for services	125,229	49,998
Common stock awarded to advisors and consultants for services	-	30,000
Amortization of stock options	399,436	651,501
Amortization of stock warrants issued as a debt discount	900,228	607,320
Decrease (increase) in current assets:
Accounts receivable	(1,197,608)	(213,509)
Prepaid expenses	(10,760)	(37,333)
Inventory	(2,342,871)	(577,788)
Security deposits	(12,309)	(14,000)
Increase (decrease) in current liabilities:
Accounts payable	257,091	208,486
Accrued interest	419,807	-
Accrued expenses	125,270	124,929
Net cash used in operating activities	(3,328,516)	(4,149,046)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds received from disposal of property and equipment	-	63,957
Purchase of property and equipment	(1,326,276)	(154,853)
Cash paid for construction in progress	-	(2,175,241)
Cash paid for intangible assets	-	(5,929)
Net cash used in investing activities	(1,326,276)	(2,272,066)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of common stock	3,675,000	-
Proceeds received from notes payable, related parties	2,400,000	3,870,000
Proceeds received from notes payable	400,000	580,000
Net cash provided by financing activities	6,475,000	4,450,000

NET CHANGE IN CASH AND CASH EQUIVALENTS	1,820,208	(1,971,112)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	276,464	3,345,928
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,096,672	$1,374,816

SUPPLEMENTAL INFORMATION:
Interest paid	$27,878	$134,444
Income taxes paid	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Reclassification of construction in progress to property and equipment	$1,766,110	$-
Value of debt discounts attributable to warrants	$247,880	$3,058,526

See accompanying notes to unaudited condensed financial statements.

SOW GOOD INC.

Notes to Condensed Financial Statements

(Unaudited)

Note 1 – Organization and Nature of Business

Effective January 21, 2021, we changed our name from Black Ridge Oil & Gas, Inc. (business acquired with our October 1, 2020 acquisition of S-FDF, LLC) to Sow Good Inc. (“SOWG,” “Sow Good,” or the “Company”) to pursue the production of freeze dried fruits and vegetables, a business we later expanded to include freeze dried candy. At that time, our common stock began to be quoted on the OTCQB under the trading symbol “SOWG,” from the former trading symbol “ANFC.” Prior to April 2, 2012, Black Ridge Oil & Gas was known as Ante5, Inc., a publicly traded company since July 1, 2010. From October 2010 through August 2019, Ante5, Inc. and Black Ridge Oil & Gas, Inc. participated in the acquisition and development of oil and gas leases.

On May 5, 2021, the Company announced the launch of our direct-to-consumer freeze dried consumer packaged goods (CPG) food brand, Sow Good. Sow Good launched its first line of non-GMO products including six ready-to-make smoothies and nine snacks. On July 23, 2021, we launched six new gluten-free granola products under the Sow Good brand.

In the first quarter of 2023, the Company launched a freeze dried candy product line with a 9-nine SKU offering that is projected to continue being a major driver of growth. After launching our freeze dried candy product line we discontinued our smoothie, snack and granola products. During the second quarter of 2023, we completed the construction of our second and third freeze driers to facilitate the increased production demands for our recently launched candy products. The significant and rising demand for our freeze dried candy products has led us to begin construction of our fourth, fifth, and sixth freeze driers, which we expect to be completed in the first quarter of 2024.

Note 2 – Basis of Presentation and Significant Accounting Policies

The interim condensed financial statements included herein, presented in accordance with United States generally accepted accounting principles ("GAAP") and stated in US dollars, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to not make the information presented misleading.

These statements reflect all adjustments, which in the opinion of management, are necessary for fair presentation of the information contained therein. Except as otherwise disclosed, all such adjustments are of a normal recurring nature. It is suggested that these interim condensed financial statements be read in conjunction with the audited financial statements for the year ended December 31, 2022, which were included in our Annual Report on Form 10-K. The Company follows the same accounting policies in the preparation of interim reports.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain amounts in the prior period financial statements have been reclassified to conform with the current period.

Cash in Excess of FDIC Limits

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $250,000 under current regulations. The Company had $1,745,520 of cash in excess of FIDC insured limits as of  September 30, 2023, and has not experienced any losses in such accounts.

Fair Value of Financial Instruments

The Company's financial statements are prepared in accordance with ASC 820, "Fair Value Measurement," which requires the measurement of certain financial instruments at fair value. The Company's financial instruments primarily consist of cash and cash equivalents, and accounts receivable, which approximate fair value due to their short-term nature, and Term Loans, which are typically carried at amortized cost. For financial instruments or investments that are required to be reported at fair value under GAAP, the applicable guidance for fair value measurement would require the Company to include the determination of the appropriate fair value hierarchy level for each instrument. The fair value hierarchy levels consist of the following:

Level 1: Quoted Prices in Active Markets for Identical Assets or Liabilities - This level represents the highest degree of observability, where fair values are based on quoted market prices for identical assets or liabilities in active markets.

Level 2: Inputs Other Than Quoted Prices Included within Level 1 - Fair values in this level are based on inputs other than quoted market prices but are still observable, such as quoted market prices for similar assets or liabilities, or inputs derived from market data.

Level 3: Unobservable Inputs - This level includes fair values for which there are no observable inputs and relies on the reporting entity's own assumptions and estimates. These fair values are considered the least reliable and most subjective.

Property and Equipment

Property and equipment are stated at the lower of cost or estimated net recoverable amount. The cost of property, plant and equipment is depreciated using the straight-line method based on the lesser of the estimated useful lives of the assets or the lease term based on the following life expectancy:

(In years)
Software	3, or over the life of the agreement
Website	3
Office equipment	5
Furniture and fixtures	5
Machinery and equipment	7 - 10
Leasehold improvements	Fully extended lease-term

Repairs and maintenance expenditures are charged to operations as incurred. Major improvements and replacements, which extend the useful life of an asset, are capitalized and depreciated over the remaining estimated useful life of the asset. When assets are retired or sold, the cost and related accumulated depreciation and amortization are eliminated, and any resulting gain or loss is reflected in operations. Depreciation was $306,092 and$223,887 for the nine months ended September 30, 2023 and 2022, respectively. A total of $78,486 and $21,841 of the depreciation expense was allocated to inventory overhead, resulting in $227,606 and $202,046 of depreciation expense for the nine months ended September 30, 2023 and 2022, respectively.

Impairment of Long-Lived Assets

Long-lived assets held and used by the Company are reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable or is impaired. Recoverability is assessed using undiscounted cash flows based upon historical results and current projections of earnings before interest and taxes. Impairment is measured using discounted cash flows of future operating results based upon a rate that corresponds to the cost of capital. Impairments are recognized in operating results to the extent that carrying value exceeds discounted cash flows of future operations.

Our intellectual property is comprised of indefinite-lived brand names acquired and have been assigned an indefinite life as we currently anticipate that these brand names will contribute cash flows to the Company perpetually. We evaluate the recoverability of intangible assets periodically by taking into account events or circumstances that may warrant revised estimates of useful lives or that indicate the asset may be impaired.

Inventory

Inventory, consisting of raw materials, material overhead, labor, and manufacturing overhead, are stated at the average cost or net realizable value and consists of the following:

	September 30,	December 31,
	2023	2022
Finished goods	$369,227	$384,241
Packaging materials	485,840	416,663
Work in progress	633,473	864,460
Raw materials	752,130	307,515
Total inventory	$2,240,670	$1,972,879

During the nine months ending September 30, 2023, the Company wrote down $2,075,080 of non-candy freeze dried inventory to pivot exclusively to its better selling candy products. This write down is included in cost of goods sold in the accompanying condensed statement of operations. No reserve for obsolete inventories has been recognized.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606 — Revenue from Contracts with Customers (“ASC” 606”). Under ASC 606, the Company recognizes revenue from the sale of its freeze dried food products, in accordance with a five-step model in which the Company evaluates the transfer of promised goods or services and recognizes revenue when customers obtain control of promised goods or services in an amount that reflects the consideration which the Company expects to be entitled to receive in exchange for those goods or services. To determine revenue recognition for the arrangements that the Company determines are within the scope of ASC 606, the Company performs the following five steps: (1) identify the contract(s) with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when (or as) the entity satisfies a performance obligation. The Company has elected, as a practical expedient, to account for the shipping and handling as fulfillment costs, rather than as a separate performance obligation. Revenue is reported net of applicable provisions for discounts, returns and allowances. Methodologies for determining these provisions are dependent on customer pricing and promotional practices. The Company records reductions to revenue for estimated product returns and pricing adjustments in the same period that the related revenue is recorded. These estimates are based on industry-based historical data, historical sales returns, if any, analysis of credit memo data, and other factors known at the time.

Customer Concentration

For the three-month period ended  September 30, 2023, one large retail customer accounted for 46% of our revenues and one food distributor accounted for 20% of our revenues. For the three-month period ended September 30, 2022, two large retail customers accounted for 37% and 25% of our revenues and one large food distributor accounted for 18% of our revenues. Our top five customers accounted for 86% and 91% of our revenues during the nine months ended September 30, 2023 and 2022.

For the nine-month period ended  September 30, 2023, one large retail customer accounted for 44% of our revenues and one food distributor accounted for 20% of our revenues. For the nine-month period ended September 30, 2022, two food distributor customers accounted for 30% each, of our revenues. Our top five customers accounted for 82% of our revenues during both nine months ended September 30, 2023 and 2022.

Accounts Receivable

Accounts receivable are carried at their estimated collectible amounts. Trade accounts receivable are periodically evaluated for collectability based on past credit history with customers and their current financial condition. The Company had an allowance for doubtful accounts of $1,894 as of  September 30, 2023.

Supplier Concentration

For the three month period ended  September 30, 2023, two large candy suppliers accounted for 17% and 10% each of our purchases from vendors. The Company considers these vendors to be critical suppliers of candy for our freeze dried candy production. For the three month period ended September 30, 2022 no suppliers represented greater than 10% or more of our purchases from vendors.

For the nine-month period ended  September 30, 2023, one large candy supplier accounted for 18% of our purchases from vendors. For the nine-month period ended September 30, 2022 no vendors accounted for 10% or more of our purchases from vendors. The Company is actively working to diversify its supplier base to mitigate risks associated with vendor concentration. Efforts are made to establish relationships with new suppliers and explore alternative sourcing options.

Basic and Diluted Earnings (Loss) Per Share

The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted on an “as if converted” basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the periods presented, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

Income Taxes

The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax basis of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Stock Based Compensation

The Company accounts for equity instruments issued to employees in accordance with the provisions of ASC 718 Stock Compensation (ASC 718) and Equity-Based Payments to Non-employees pursuant to ASC 2018-07 (ASC 2018-07). All transactions in which the consideration provided in exchange for the purchase of goods or services consists of the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty’s performance is complete or the date at which a commitment for performance by the counterparty to earn the equity instruments is reached because of sufficiently large disincentives for nonperformance. Stock-based compensation was $524,696 and $731,499 consisting of $399,436 and $651,501 of stock options expense, using the Black-Scholes options pricing model and an effective term of 6 to 6.5 years based on the weighted average of the vesting periods and the stated term of the option grants and the discount rate on 5 to 7 year U.S. Treasury securities at the grant date, incurred in the nine months ended September 30, 2023 and 2022, respectively, and $125,229 and $79,998 of expense related to shares of common stock issued to officers and consultants for services rendered in the nine months ended September 30, 2023 and 2022, respectively.

Recent Accounting Pronouncements

Recently Adopted Accounting Standards Financial Instruments – Credit Losses. The Financial Accounting Standards Board ("FASB") issued five Accounting Standards Updates (ASUs) related to financial instruments – credit losses. The ASUs issued were: (1) in June 2016, ASU 2016-13, “Financial Instruments – Credit Losses (“ASC 326”): Measurement of Credit Losses on Financial Instruments,” (2) in November 2018, ASU 2018-19, “Codification Improvements to Topic 326, Financial Instruments—Credit Losses,” (3) in April 2019, ASU 2019-04, “Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments,” (4) in May 2019, ASU 2019-05, “Financial Instruments – Credit Losses (Topic 326): Targeted Transition Relief” and (5) in November 2019, ASU 2019-11, “Codification Improvements to Topic 326, Financial Instruments—Credit Losses.” Additionally, in February and March 2020, the FASB issued ASU 2020-02, “Financial Instruments—Credit Losses (Topic 326) and Leases (ASC 842): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 119 and Update to SEC Section on Effective Date Related to Accounting Standards Update No. 2016-02, Leases (ASC 842)” and ASU 2020-03, “Codification Improvements to Financial Instruments,” respectively, which include amendments to ASC 326.

ASU 2016-13 is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. ASU 2018-19 clarifies that receivables arising from operating leases are not within the scope of the credit losses standard, but rather, should be accounted for in accordance with the leasing standard. ASU 2019-04 clarifies and improves areas of guidance related to the recently issued standards on financial instruments – credit losses, derivatives and hedging, and financial instruments. ASU 2019-05 provides entities that have certain instruments within the scope of ASC Subtopic 326-20, Financial Instruments—Credit Losses—Measured at Amortized Cost, with an option to irrevocably elect the fair value option in Subtopic 825- 10, Financial Instruments—Overall. ASU 2019-11 clarifies guidance around how to report expected recoveries among other narrow-scope and technical improvements. ASU 2020-02 adds a SEC paragraph pursuant to the 7 Table of Contents issuance of SEC Staff Accounting Bulletin No. 119 on loan losses to FASB Codification ASC 326 and updates the SEC section of the Codification for the change in the effective date of ASC 842. ASU 2020-03 makes narrow-scope improvements to various aspects of the financial instrument guidance as part of the FASB’s ongoing Codification improvement project aimed at clarifying specific areas of accounting guidance to help avoid unintended application. The Company adopted the applicable guidance in ASU 2016-13, ASU 2018-19, ASU 2019-04, ASU 2019-05, ASU 2019-11, ASU 2020-02 and ASU 2020-03 on January 1, 2023, and the adoption did not have a material impact on its consolidated financial statements and related disclosures.

Our financial assets are limited to trade receivables. We estimate our reserve based on historical loss information. We believe that historical loss information is a reasonable base on which to determine expected credit losses for trade receivables held at the reporting date because the composition of the trade receivables at the reporting date is consistent with that used in developing the historical credit-loss percentages. However, the Company will continue to monitor and adjust the historical loss rates to reflect the effects of current conditions and forecasted changes.

No new accounting pronouncements, issued or effective during the period ended September 30, 2023, have had or are expected to have a significant impact on the Company’s financial statements.

Note 3 – Going Concern

As of September 30, 2023, the Company had an accumulated retained deficit of $60,068,000 and net losses for both the quarter and year to date periods ended September 30, 2023, along with $2,096,672 of cash on hand, and working capital of $3,145,708. We are too early in our development to be able to project operating results with the necessary level of certainty; our plans for growth include significant capital expenditures, which we may not be able to fund through operating cash flows; therefore, we may not have sufficient funds to sustain our operations for the next twelve months while also executing our plan for growth. These factors raise substantial doubt about our Company's ability to continue as a going concern.

During the current third quarter of 2023, the Company achieved a significant improvement in its operating results. This improvement was primarily driven by increased sales of our freeze dried candy to large retail customers, coupled with increased margins in the third quarter of 2023, related to our pivot away from slower selling products to focus on our customers demand for freeze dried candy.

Management has developed and implemented a comprehensive plan to improve the Company's financial position. In the third quarter of 2023, to support its ongoing operations, the Company secured additional capital of $3,675,000 through a share offering. Management plans to use this additional capital investment to reduce our production constraints through additional freeze driers and necessary warehouse space. Our ability to scale production and distribution capabilities and further increase the value of our brands is largely dependent on our success in raising additional capital.

The financial statements do not include any adjustments that might result from the outcome of any uncertainty as to the Company’s ability to continue as a going concern. The financial statements also do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4 – Related Party

Debt Financing

On May 11, 2023, the Company received proceeds of $100,000 from Bradley Berman, one of the Company’s directors, on behalf of the Bradley Berman Irrevocable Trust, from the sale of notes and warrants pursuant to an offering to sell up to $1,500,000 of promissory notes and warrants to purchase an aggregate 375,000 shares of the Company’s common stock, exercisable over a ten-year period at a price of $2.50 per share, representing 25,000 warrant shares per $100,000 of Notes purchased. The notes mature on May 11, 2024. Interest on the Notes accrue at a rate of 8% per annum, payable in cash semi-annually on June 30 and December 31.

On April 25, 2023, we closed on an offering to sell up to $1,500,000 of promissory notes and warrants to purchase an aggregate 375,000 shares of the Company’s common stock, exercisable over a ten-year period at a price of $2.50 per share, representing 25,000 warrant shares per $100,000 of Notes purchased. The notes mature on April 25, 2024. Interest on the Notes accrue at a rate of 8% per annum, payable in cash semi-annually on June 30 and December 31. On April 25, 2023, the Company received proceeds of $750,000 and $50,000 from the Company’s Chairman, Mr. Goldfarb, and the Cesar J. Gutierrez Living Trust, as beneficially controlled by the brother of the Company’s CEO, respectively, on the sale of these notes and warrants.

On August 23, 2022, we closed on an offering to sell up to $2,500,000 of promissory notes and warrants to purchase an aggregate 625,000 shares of the Company’s common stock, exercisable over a ten-year period at a price of $2.60 per share, representing 25,000 warrant shares per $100,000 of Notes purchased. The notes mature on August 23, 2025. Interest on the Notes accrue at a rate of 8% per annum, payable on January 1, 2025. On various dates between January 5, 2023 and April 11, 2023, the Company received aggregate proceeds of $2,500,000 from two of the Company’s Directors on the sale of these notes and warrants.

Common Stock Issued to Directors for Services

On June 1, 2023, the Company issued an aggregate 20,699 shares of common stock amongst its five non-employee Directors for annual services to be rendered. The aggregate fair value of the common stock was $125,229, based on the closing price of the Company’s common stock on the date of grant. The shares were expensed upon issuance.

Common Shares Issued Pursuant to Private Placement Offering

On August 30, 2023, the Company raised $3,674,926 of capital from the sale of 735,000 newly issued shares at a share price of $5.00 in a private placement. Investors in the private placement included Sow Good’s Chief Executive Officer and Executive Chairman, in addition to certain other Sow Good board members and accredited investors. The proceeds were used in funding incremental capital expenditures and general operating expenses.

Leases

The Company leases a 20,945 square foot facility in Irving, Texas, under which an entity owned entirely by Ira Goldfarb is the landlord. The lease term is through September 15, 2025, with two five-year options to extend, at a monthly lease rate of $10,036, with approximately 3% annual escalation of lease payments.

Note 5 – Fair Value of Financial Instruments

The fair values of cash and cash equivalents, accounts receivable, accounts payable, and other current liabilities approximate their carrying amounts due to the short maturities of these instruments.

We have financial instruments as of  September 30, 2023 and  December 31, 2022 for which the fair value is summarized below:

	September 30, 2023		December 31, 2022
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Liabilities
Notes payable, related parties, net of $2,113,114 of debt discounts	6,481,886	6,160,883	3,502,243	4,502,093
Notes payable, net of $263,380 of debt discounts	866,620	858,041	393,915	413,018
Total liabilities	7,348,506	7,018,924	3,896,158	4,915,111

There were no transfers of financial assets or liabilities between Level 1 and Level 2 inputs for the three months ended September 30, 2023.

Note 6 – Prepaid Expenses

Prepaid expenses consist of the following:

	September 30,	December 31,
	2023	2022
Prepaid software licenses	$45,424	$36,424
Prepaid insurance costs	20,437	16,746
Trade show advances	24,848	18,707
Prepaid rent	-	27,043
Prepaid office and other costs	57,743	38,772
Total prepaid expenses	$148,452	$137,692

Note 7 – Property and Equipment

Property and equipment as of  September 30, 2023 and December 31, 2022, consists of the following:

	September 30,	December 31,
	2023	2022
Machinery	$4,578,679	$1,643,010
Leasehold improvements	1,409,767	1,257,108
Software	70,000	70,000
Website	71,589	71,589
Office equipment	17,930	13,872
Construction in progress	721,563	2,487,673
	6,869,528	5,543,252
Less: Accumulated depreciation and amortization	(814,349)	(508,257)
Total property and equipment, net	$6,055,179	$5,034,995

Construction in progress consisted of costs incurred to build our second and third freeze driers, and to build out our offices within our facility in Irving, Texas. A total of $2,705,524 and $135,596 of these costs were reclassified as Machinery and Leasehold Improvements, respectively, when they were placed in service during the nine months ended September 30, 2023.

The Company recognized depreciation of $306,092 and $223,887, of which $78,486 and $21,841 was allocated to inventory overhead, resulting in $227,606 and $202,046 of depreciation expense for the nine months ended September 30, 2023 and 2022, respectively. Depreciation expense was $72,190 and $69,127 for the three months ended September 30, 2023 and 2022, respectively.

Note 8 – Leases

The Company determines if an arrangement is a finance lease or operating lease at inception and recognizes right-of-use (“ROU”) assets and lease liabilities at commencement date based on the present value of the lease payments over the lease term.  For operating leases, our right-of-use assets are amortized on a straight-line basis over the lease term with rent expense recorded to operating expenses.  The depreciable life of related leasehold improvements is based on the shorter of the useful life or the lease term.

The Company leases its 20,945 square foot facility under a non-cancelable real property lease agreement that expires on August 31, 2025, with two five-year options to extend, at a monthly lease rate of $10,036, with approximately a 3% annual escalation of lease payments commencing September 15, 2021. The facility lease contains provisions requiring payment of property taxes, utilities, insurance, maintenance and other occupancy costs applicable to the leased premise. As the Company’s leases do not provide implicit discount rates, the Company uses an incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The incremental borrowing rate for the lease at the time of commencement was 5.75%.

On July 1, 2023, the Company leased additional warehouse space in Irving, Texas, of approximately 9,000 feet under a 37-month lease at a rate of $8,456 per month, with approximately a 4% annual escalation of lease payments. The facility lease contains provisions requiring payment of property taxes, utilities, insurance, maintenance and other occupancy costs applicable to the leased premise. As the Company’s leases do not provide implicit discount rates, the Company uses an incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The incremental borrowing rate for the lease at the time of commencement was 8%.

The components of lease expense were as follows:

	For the Nine Months Ended
	September 30,
	2023	2022
Right-of-Use lease cost:
Amortization of right-of-use asset	$79,213	$16,816
Total lease cost	$79,213	$16,816

Supplemental balance sheet information related to leases was as follows:

	September 30,	December 31,
	2023	2022
Operating lease:
Operating lease assets	$1,551,252	$1,261,525

Current portion of operating lease liability	$165,869	$52,543
Noncurrent operating lease liability	1,493,001	1,301,355
Total operating lease liability	$1,658,870	$1,353,898

Weighted average remaining lease term:
Operating leases (in years)	7.9	13.3
Weighted average discount rate:
Operating lease	6.20%	5.75%

Supplemental cash flow and other information related to operating leases was as follows:

	For the Nine Months Ended
	September 30,
	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows used for operating leases	$128,840	$33,609

The future minimum lease payments due under operating leases as of September 30, 2023 is as follows:

Fiscal Year Ending	Minimum Lease
December 31,	Commitments
2023 (for the three months remaining)	$65,595
2024	265,827
2025	274,834
2026	223,171
2027 and thereafter	1,412,988
$2,242,415
Less effects of discounting	583,545
Lease liability recognized	$1,658,870

Note 9 – Notes Payable, Related Parties

Notes payable, related parties consists of the following as of  September 30, 2023 and December 31, 2022, respectively:

	September 30,	December 31,
	2023	2022

On May 11, 2023, the Company received $100,000 pursuant to a note and warrant purchase agreement from Bradley Berman, one of the Company’s Directors, on behalf of the Bradley Berman Irrevocable Trust, as lender. The unsecured note matures on May 11, 2024. The note bears interest at 8% per annum, payable in cash semi-annually on June 30 and December 31, with appropriate pro rata adjustments made for any partial interest accrual period. The noteholder also received warrants to purchase 25,000 shares of common stock, exercisable at $2.50 per share over a ten-year term. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of Common Stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption.

	$100,000	$-

On April 25, 2023, the Company received $50,000 pursuant to a note and warrant purchase agreement from the Cesar J. Gutierrez Living Trust, as beneficially controlled by the brother of the Company’s CEO, as lender. The unsecured note matures on April 25, 2024. The note bears interest at 8% per annum, payable in cash semi-annually on June 30 and December 31, with appropriate pro rata adjustments made for any partial interest accrual period. The noteholder also received warrants to purchase 12,500 shares of common stock, exercisable at $2.50 per share over a ten-year term. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of Common Stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption.

	50,000	-

On April 25, 2023, the Company received $750,000 pursuant to a note and warrant purchase agreement from a trust held by the Company’s Chairman, Mr. Goldfarb, as lender. The unsecured note matures on April 25, 2024. The note bears interest at 8% per annum, payable in cash semi-annually on June 30 and December 31, with appropriate pro rata adjustments made for any partial interest accrual period. The noteholder also received warrants to purchase 187,500 shares of common stock, exercisable at $2.50 per share over a ten-year term. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of Common Stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption.

	750,000	-

On April 11, 2023, the Company received $250,000 pursuant to a note and warrant purchase agreement from the Lyle A. Berman Revocable Trust, as beneficially controlled by one of the Company’s Directors, as lender. The unsecured note matures on August 23, 2025. The note bears interest at 8% per annum, payable on January 1, 2025. The noteholder also received warrants to purchase 62,500 shares of common stock, exercisable at $2.60 per share over a ten-year term.	250,000	-

On March 7, 2023, the Company received $250,000 pursuant to a note and warrant purchase agreement from the Lyle A. Berman Revocable Trust, as beneficially controlled by one of the Company’s Directors, as lender. The unsecured note matures on August 23, 2025. The note bears interest at 8% per annum, payable on January 1, 2025. The noteholder also received warrants to purchase 62,500 shares of common stock, exercisable at $2.60 per share over a ten-year term.	250,000	-

On March 2, 2023, the Company received $250,000 pursuant to a note and warrant purchase agreement from a trust held by the Company’s Chairman, Mr. Goldfarb, as lender. The unsecured note matures on August 23, 2025. The note bears interest at 8% per annum, payable on January 1, 2025. The noteholder also received warrants to purchase 62,500 shares of common stock, exercisable at $2.60 per share over a ten-year term.	250,000	-

On February 1, 2023, the Company received $500,000 pursuant to a note and warrant purchase agreement from a trust held by the Company’s Chairman, Mr. Goldfarb, as lender. The unsecured note matures on August 23, 2025. The note bears interest at 8% per annum, payable on January 1, 2025. The noteholder also received warrants to purchase 125,000 shares of common stock, exercisable at $2.60 per share over a ten-year term.	500,000	-

On January 5, 2023, the Company received $250,000 pursuant to a note and warrant purchase agreement from the Lyle A. Berman Revocable Trust, as beneficially controlled by one of the Company’s Directors, as lender. The unsecured note matures on August 23, 2025. The note bears interest at 8% per annum, payable on January 1, 2025. The noteholder also received warrants to purchase 62,500 shares of common stock, exercisable at $2.60 per share over a ten-year term.	250,000	-

On December 21, 2022, the Company received $250,000 pursuant to a note and warrant purchase agreement from the Lyle A. Berman Revocable Trust, as beneficially controlled by one of the Company’s Directors, as lender. The unsecured note matures on August 23, 2025. The note bears interest at 8% per annum, payable on January 1, 2025. The noteholder also received warrants to purchase 62,500 shares of common stock, exercisable at $2.60 per share over a ten-year term.	250,000	250,000

On September 29, 2022, the Company received $500,000 pursuant to a note and warrant purchase agreement from a trust held by the Company’s Chairman, Mr. Goldfarb, as lender. The unsecured note matures on August 23, 2025. The note bears interest at 8% per annum, payable on January 1, 2025. The noteholder also received warrants to purchase 125,000 shares of common stock, exercisable at $2.60 per share over a ten-year term.	500,000	500,000

On September 29, 2022, the Company received $250,000 pursuant to a note and warrant purchase agreement from the Lyle A. Berman Revocable Trust, as beneficially controlled by one of the Company’s Directors, as lender. The unsecured note matures on August 23, 2025. The note bears interest at 8% per annum, payable on January 1, 2025. The noteholder also received warrants to purchase 62,500 shares of common stock, exercisable at $2.60 per share over a ten-year term.	250,000	250,000

On April 8, 2022, the Company received $2,000,000 pursuant to a note and warrant purchase agreement from a trust held by the Company’s Chairman, Mr. Goldfarb, as lender. The unsecured note bears interest at 6% per annum, compounded semi-annually, and was payable in cash semi-annually on June 30th and December 31st. On August 23, 2022, the note was amended to update the terms of the interest payment to be payable at the earlier of the maturity date or January 1, 2025, rather than being paid semi-annually. The note matures on April 8, 2025. The noteholder also received warrants to purchase 500,000 shares of common stock, exercisable at $2.35 per share over a ten-year term.

	2,000,000	2,000,000

On April 8, 2022, the Company received $100,000 pursuant to a note and warrant purchase agreement with the Company’s Chairman and CEO, Mr. & Mrs. Goldfarb, as lenders. The unsecured note bears interest at 6% per annum, compounded semi-annually, and was payable in cash semi-annually on June 30th and December 31st. On August 23, 2022, the note was amended to update the terms of the interest payment to be payable at the earlier of the maturity date or January 1, 2025, rather than being paid semi-annually. The note matures on April 8, 2025. The noteholder also received warrants to purchase 25,000 shares of common stock, exercisable at $2.35 per share over a ten-year term.

	100,000	100,000

On April 8, 2022, the Company received $100,000 pursuant to a note and warrant purchase agreement with IG Union Bower LLC, an entity owned by Ira Goldfarb, the Company’s Chairman, as lender. The unsecured note bears interest at 6% per annum, compounded semi-annually, and was payable in cash semi-annually on June 30th and December 31st. On August 23, 2022, the note was amended to update the terms of the interest payment to be payable at the earlier of the maturity date or January 1, 2025, rather than being paid semi-annually. The note matures on April 8, 2025. The noteholder also received warrants to purchase 25,000 shares of common stock, exercisable at $2.35 per share over a ten-year term.

	100,000	100,000

On April 8, 2022, the Company received $920,000 pursuant to a note and warrant purchase agreement from the Lyle A. Berman Revocable Trust, as beneficially controlled by one of the Company’s Directors, as lender. The unsecured note bears interest at 6% per annum, compounded semi-annually, and was payable in cash semi-annually on June 30th and December 31st. On August 23, 2022, the note was amended to update the terms of the interest payment to be payable at the earlier of the maturity date or January 1, 2025, rather than being paid semi-annually. The note matures on April 8, 2025. The noteholder also received warrants to purchase 230,000 shares of common stock, exercisable at $2.35 per share over a ten-year term.

	920,000	920,000

On December 31, 2021, the Company received $1,500,000 pursuant to a note and warrant purchase agreement with the Company’s Chairman and CEO, Mr. & Mrs. Goldfarb, as lenders. The unsecured note bears interest at 8% per annum, compounded semi-annually, and shall be payable in cash semi-annually on June 30th and December 31st. The note matures on December 31, 2024. The noteholders also received warrants to purchase 225,000 shares of common stock, exercisable at $2.21 per share over a ten-year term.	1,500,000	1,500,000

On December 31, 2021, the Company received $500,000 pursuant to a note and warrant purchase agreement from the Lyle A. Berman Revocable Trust, as beneficially controlled by one of the Company’s Directors, as lender. The unsecured note bears interest at 8% per annum, compounded semi-annually, and shall be payable in cash semi-annually on June 30th and December 31st. The note matures on December 31, 2024. The noteholder also received warrants to purchase 75,000 shares of common stock, exercisable at $2.21 per share over a ten-year term.	500,000	500,000

On December 31, 2021, the Company received $25,000 pursuant to a note and warrant purchase agreement from the Company’s former CFO, Bradley K. Burke, as lender. The unsecured note bears interest at 8% per annum, compounded semi-annually, and shall be payable in cash semi-annually on June 30th and December 31st. The note matures on December 31, 2024. The noteholder also received warrants to purchase 3,750 shares of common stock, exercisable at $2.21 per share over a ten-year term.	25,000	25,000

On December 31, 2021, the Company received $50,000 pursuant to a note and warrant purchase agreement from the Cesar J. Gutierrez Living Trust, as beneficially controlled by the brother of the Company’s CEO, as lender. The unsecured note bears interest at 8% per annum, compounded semi-annually, and shall be payable in cash semi-annually on June 30th and December 31st. The note matures on December 31, 2024. The noteholder also received warrants to purchase 7,500 shares of common stock, exercisable at $2.21 per share over a ten-year term.	50,000	50,000

Total notes payable, related parties	8,595,000	6,195,000
Less unamortized debt discounts:	2,113,114	2,692,757
Notes payable	6,481,886	3,502,243
Less: current maturities	638,004	-
Notes payable, related parties, less current maturities	$5,843,882	$3,502,243

The Company recorded discounts of $3,883,904 of debt discounts on warrants granted to the related parties on various dates from December 31, 2021 through May 11, 2023. The discounts are being amortized to interest expense over the term of the notes, until repayment, using the straight-line method, which closely approximates the effective interest method. The Company recorded a total of $900,226 and $607,320 of stock-based interest expense pursuant to the amortization of discounts during the nine months ended September 30, 2023 and 2022, respectively. The Company recorded a credit to amortized interest of $154,596 and amortized interest expense of $285,522 during the three months ended September 30, 2023 and 2022, respectively.

The Company recognized a total of$1,182,124 and $752,257 of interest expense related to related party notes payable for the nine months ended September 30, 2023 and 2022, respectively. Interest expense consisted of $405,131 of stated interest expense and $776,593 of amortized debt discounts related to stock-based warrants and $215,884 of stated interest expense and $536,373 of amortized debt discounts related to stock-based warrants for the nine months ended September 30, 2023 and 2022, respectively. The Company recognized a total of $3,007 and $383,995 in the three months ended September 30, 2023 and 2022, respectively.  A credit to amortized interest of $137,007 and stated interest of $140,014 comprised the three months ended September 30, 2023 related party interest expense, and amortized interest expense of $285,522 and stated interest of $98,473 comprised the three months ended September 30, 2022 amount.

Note 10 – Notes Payable

Notes payable consists of the following as of  September 30, 2023 and December 31, 2022, respectively:

	September 30,	December 31,
	2023	2022

On April 25, 2023, the Company received $400,000 pursuant to a note and warrant purchase agreement from an accredited investor, as lender. The unsecured note matures on April 25, 2024. The note bears interest at 8% per annum, payable in cash semi-annually on June 30 and December 31, with appropriate pro rata adjustments made for any partial interest accrual period. The noteholder also received warrants to purchase 100,000 shares of common stock, exercisable at $2.50 per share over a ten-year term. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of Common Stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption.

	$400,000	$-

On April 8, 2022, the Company received $80,000 pursuant to a note and warrant purchase agreement from an accredited investor, as lender. The unsecured note bears interest at 6% per annum, compounded semi-annually, and was payable in cash semi-annually on June 30th and December 31st. On August 23, 2022, the note was amended to update the terms of the interest payment to be payable at the earlier of the maturity date or January 1, 2025, rather than being paid semi-annually. The note matures on April 8, 2025. The noteholders also received warrants to purchase 20,000 shares of common stock, exercisable at $2.35 per share over a ten-year term.

	80,000	80,000

On April 8, 2022, the Company received $500,000 pursuant to a note and warrant purchase agreement from an accredited investor, as lender. The unsecured note bears interest at 6% per annum, compounded semi-annually, and was payable in cash semi-annually on June 30th and December 31st. On August 23, 2022, the note was amended to update the terms of the interest payment to be payable at the earlier of the maturity date or January 1, 2025, rather than being paid semi-annually. The note matures on April 8, 2025. The noteholders also received warrants to purchase 125,000 shares of common stock, exercisable at $2.35 per share over a ten-year term.

	500,000	500,000

On June 16, 2020, the Company entered into a loan authorization and loan agreement with the United States Small Business Administration (the “SBA”), as lender, pursuant to the SBA’s Economic Injury Disaster Loan (“EIDL”) assistance program in light of the impact of the COVID-19 pandemic on the Company’s business (the “EIDL Loan Agreement”) encompassing a $150,000 Promissory Note issued to the SBA (the “EIDL Note”)(together with the EIDL Loan Agreement, the “EIDL Loan”), bearing interest at 3.75% per annum. In connection with entering into the EIDL Loan, the Company also executed a security agreement, dated June 16, 2020, between the SBA and the Company (the “EIDL Security Agreement”) pursuant to which the EIDL Loan is secured by a security interest on all of the Company’s assets. Under the EIDL Note, the Company is required to pay principal and interest payments of $731 every month beginning June 16, 2022, as extended. All remaining principal and accrued interest is due and payable on June 16, 2050. The EIDL Note may be repaid at any time without penalty.

	$150,000	$150,000

Total notes payable	1,130,000	730,000
Less unamortized debt discounts:	148,421	336,085
Notes payable	981,579	393,915
Less: current maturities	114,959	-
Notes payable, less current maturities	$866,620	$393,915

The Company recorded discounts of $317,860, consisting of debt discounts on warrants granted to accredited investors between April 8, 2022 and April 25, 2023. The discounts are being amortized to interest expense over the term of the notes, until repayment, using the straight-line method, which closely approximates the effective interest method.

The Company recognized a total of $162,741 and $90,983 of interest expense related to notes payable (non-related party) for the nine months ended September 30, 2023 and 2022, respectively. Interest expense consisted of $39,507 of stated interest expense and $123,234 of amortized debt discounts related to stock-based warrants and $20,036 of stated interest expense and $70,947 of amortized debt discounts related to stock-based warrants for the nine months ended September 30, 2023 and 2022, respectively. For interest expense on non-related party debt, the Company recognized a credit of $942 and interest expense of $46,070 in the three month periods ended September 30, 2023 and 2022, respectively.  A credit to amortized interest of $17,589 and stated interest of $16,647 comprised the three months ended September 30, 2023 non-related party interest expense, while the three months ended September 30, 2022 amount was comprised of amortized interest of $37,298, and stated interest of $8,772.

Note 11 – Changes in Stockholders’ Equity

Preferred Stock

The Company has 20,000,000 authorized shares of $0.001 par value preferred stock. No shares have been issued to date.

Common Stock

The Company has 500,000,000 authorized shares of $0.001 par value common stock. As of September 30, 2023, a total of 5,603,083 shares of common stock have been issued.

Common Stock Issued to Directors for Services

On June 1, 2023, the Company issued an aggregate 20,699 shares of common stock amongst its five non-employee Directors for annual services to be rendered. The aggregate fair value of the common stock was $125,229, based on the closing price of the Company’s common stock on the date of grant. The shares were expensed upon issuance.

Common Shares Issued Pursuant to Private Placement Offering

On August 30, 2023, the Company raised $3,675,000 of capital from the sale of 735,000 newly issued shares at a share price of $5.00 in a private placement. Investors in the private placement included Sow Good’s Chief Executive Officer and Executive Chairman, in addition to certain other Sow Good board members and accredited investors. The proceeds were used in funding incremental capital expenditures and general operating expenses.

Note 12 – Options

The 2020 Equity Plan was approved by written consent of a majority of shareholders of record as of November 12, 2019 and adopted by the Board on December 5, 2019, as provided in the definitive information statement filed with Securities and Exchange Commission on January 10, 2020 (the “DEF 14C”). The description of the 2020 Equity Plan is qualified in its entirety by the text of the 2020 Equity Plan, a copy of which was attached as Annex C to the DEF 14C. On September 29, 2020, January 4, 2021, and March 19, 2021, the Board of Directors adopted and approved amendments that in aggregate increase the number of shares reserved for issuance under the 2020 Equity Plan to an aggregate total of 814,150 shares and such amendments were approved by a majority of shareholders of record on September 3, 2021.

Outstanding Options

Options to purchase an aggregate total of 650,708 shares of common stock at a weighted average strike price of $4.64, exercisable over a weighted average life of 7.6 years were outstanding as of September 30, 2023.

The Company recognized a total of $399,436 and $651,501 of compensation expense during the nine months ended September 30, 2023 and 2022, respectively, related to common stock options issued to Officers, Directors, Employees and Advisors that are being amortized over the implied service term, or vesting period, of the options. The remaining unamortized balance of these options is $995,525 as of September 30, 2023.

Options Granted

On June 5, 2023, a total of nineteen employees and consultants were granted options to purchase an aggregate 46,405 shares of the Company’s common stock, having an exercise price of $3.66 per share, exercisable over a 10-year term. The options will vest 60% on the third anniversary, and 20% each anniversary thereafter until fully vested. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 84.2% and a call option value of $3.66, was $170,028. The options are being expensed over the vesting period, resulting in $12,143 of stock-based compensation expense during the nine months ended September 30, 2023.

During July 2023, three employees were granted options to purchase an aggregate of 16,000 shares of the Company's common stock, having a weighted average exercise price of $4.61, exercisable over a 10-year term. The options will vest 60% on the third anniversary, and 20% each anniversary thereafter until fully vested. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 90% and a call option value of $2.95, was $47,182. The options are being expensed over the vesting period, resulting in $2,103 of stock-based compensation expense during the nine months ended September 30, 2023. As of September 30, 2023, a total of $45,079 of unamortized expenses are expected to be expensed over the vesting period.

Options Exercised

No options were exercised during the nine months ended September 30, 2023 and 2022.

Note 13 – Warrants

Outstanding Warrants

Warrants to purchase an aggregate total of 2,291,250 shares of common stock at a weighted average strike price of $2.50, exercisable over a weighted average life of 8.7 years were outstanding as of September 30, 2023. As of September 30, 2023, the unamortized debt discounts related to these warrants were $1,999,540, which will be expensed over the life of the outstanding debts, which mature from April 24, 2024 to August 23, 2025. Amortization of warrants included in interest expense was $900,226 and $536,373 for the nine months ended September 30, 2023 and 2022 The warrants are being expensed over the life of the loans.

Warrants Granted

On August 23, 2022, we closed on an offering to sell up to $2,500,000 of promissory notes and warrants to purchase an aggregate 625,000 shares of the Company’s common stock, exercisable over a ten-year period at a price of $2.60 per share, representing 25,000 warrant shares per $100,000 of Notes purchased. The notes mature on August 23, 2025. Loans may be advanced to the Company from time to time from August 23, 2022 to the Maturity Date. On various dates from September 29, 2022 through March 7, 2023, the Company received aggregate proceeds of $2,250,000 from two of the Company’s Directors on the sale of these notes and warrants.

On May 11, 2023, warrants to purchase an aggregate 25,000 shares of common stock were issued to the Bradley Berman, one of the Company’s Directors, pursuant to a private placement debt offering in which aggregate proceeds of $100,000 were received in exchange for promissory notes and warrants to purchase an aggregate 25,000 shares of common stock, representing 25,000 warrant shares per $100,000 of promissory notes. The warrants were issued in-the-money and are fully vested and exercisable over a period of 10 years at a price of $2.50 per share. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of Common Stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 138% and a weighted average call option value of $4.69, was $112,371.

On April 25, 2023, warrants to purchase an aggregate 12,500 shares of common stock were issued to the Cesar J. Gutierrez Living Trust, as beneficially controlled by the brother of the Company’s CEO, pursuant to a private placement debt offering in which aggregate proceeds of $50,000 were received in exchange for promissory notes and warrants to purchase an aggregate 12,500 shares of common stock, representing 25,000 warrant shares per $100,000 of promissory notes. The warrants were issued in-the-money and are fully vested and exercisable over a period of 10 years at a price of $2.50 per share. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of Common Stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 138% and a weighted average call option value of $3.74, was $46,769.

On April 25, 2023, warrants to purchase an aggregate 187,500 shares of common stock were issued to a trust held by the Company’s Chairman, Mr. Goldfarb, pursuant to a private placement debt offering in which aggregate proceeds of $750,000 were received in exchange for promissory notes and warrants to purchase an aggregate 187,500 shares of common stock, representing 25,000 warrant shares per $100,000 of promissory notes. The warrants were issued in-the-money and are fully vested and exercisable over a period of 10 years at a price of $2.50 per share. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of Common Stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 138% and a weighted average call option value of $3.74, was $701,537.

On April 25, 2023, warrants to purchase an aggregate 100,000 shares of common stock were issued to an accredited investor, pursuant to a private placement debt offering in which aggregate proceeds of $400,000 were received in exchange for promissory notes and warrants to purchase an aggregate 100,000 shares of common stock, representing 25,000 warrant shares per $100,000 of promissory notes. The warrants were issued in-the-money and are fully vested and exercisable over a period of 10 years at a price of $2.50 per share. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of Common Stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 138% and a weighted average call option value of $3.74, was $374,153.

On April 11, 2023, warrants to purchase an aggregate 62,500 shares of common stock were issued to the Lyle A. Berman Revocable Trust, as beneficially controlled by one of the Company’s Directors, pursuant to a private placement debt offering in which aggregate proceeds of $250,000 were received in exchange for promissory notes and warrants to purchase an aggregate 62,500 shares of common stock, representing 25,000 warrant shares per $100,000 of promissory notes. The warrants were issued in-the-money and are fully vested and exercisable over a period of 10 years at a price of $2.60 per share. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of Common Stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 138% and a weighted average call option value of $3.64, was $227,598.

On March 7, 2023, warrants to purchase an aggregate 62,500 shares of common stock were issued to the Lyle A. Berman Revocable Trust, as beneficially controlled by one of the Company’s Directors, pursuant to a private placement debt offering in which aggregate proceeds of $250,000 were received in exchange for promissory notes and warrants to purchase an aggregate 62,500 shares of common stock, representing 25,000 warrant shares per $100,000 of promissory notes. The warrants were issued in-the-money and are fully vested and exercisable over a period of 10 years at a price of $2.60 per share. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of Common Stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 138% and a weighted average call option value of $3.65, was $228,154.

On March 2, 2023, warrants to purchase an aggregate 62,500 shares of common stock were issued to a trust held by the Company’s Chairman, Mr. Goldfarb, pursuant to a private placement debt offering in which aggregate proceeds of $250,000 were received in exchange for promissory notes and warrants to purchase an aggregate 62,500 shares of common stock, representing 25,000 warrant shares per $100,000 of promissory notes. The warrants were issued in-the-money and are fully vested and exercisable over a period of 10 years at a price of $2.60 per share. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of Common Stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 139% and a weighted average call option value of $3.66, was $228,464.

On February 1, 2023, warrants to purchase an aggregate 125,000 shares of common stock were issued to a trust held by the Company’s Chairman, Mr. Goldfarb, pursuant to a private placement debt offering in which aggregate proceeds of $500,000 were received in exchange for promissory notes and warrants to purchase an aggregate 125,000 shares of common stock, representing 25,000 warrant shares per $100,000 of promissory notes. The warrants are fully vested and exercisable over a period of 10 years at a price of $2.60 per share. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of Common Stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 138% and a weighted average call option value of $2.21, was $276,462.

On January 5, 2023, warrants to purchase an aggregate 62,500 shares of common stock were issued to the Lyle A. Berman Revocable Trust, as beneficially controlled by one of the Company’s Directors, pursuant to a private placement debt offering in which aggregate proceeds of $250,000 were received in exchange for promissory notes and warrants to purchase an aggregate 62,500 shares of common stock, representing 25,000 warrant shares per $100,000 of promissory notes. The warrants are fully vested and exercisable over a period of 10 years at a price of $2.60 per share. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of Common Stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 140% and a weighted average call option value of $2.23, was $139,341. The warrants are being expensed over the life of the loans.

Note 14 – Earnings per Share

Basic and diluted earnings per share for the three and nine months ended September 30, 2023 and 2022:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

Net income (loss) attributable to common shareholders	$333,984	$(1,647,272)	$(4,388,446)	$(5,312,123)

Basic weighted average shares	5,123,735	4,845,851	4,942,182	4,831,346

Basic income (loss) per share	$0.07	$(0.34)	$(0.89)	$(1.10)

Diluted weighted average shares	$6,481,158	$4,845,851	$4,942,182	$4,831,346

Diluted income (loss) per share	$0.05	$(0.34)	$(0.89)	$(1.10)

The table below includes information related to stock options and warrants that were outstanding at the end of each respective three and nine-month period ended September 30 2023, and 2022. For periods in which we incurred a net loss, these amounts are not included in weighted average dilutive shares because their impact would be anti-dilutive. During the three months ended September 30, 2023, using the Treasury Stock method to convert potentially dilutive shares added an additional 1,359,310 shares to our diluted weighted average shares.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Weighted average stock options	650,436	632,426	615,662	600,796
Weighted average price of stock options	$4.64	$4.81	$4.64	$4.81

Weighted average warrants	2,291,250	1,357,866	2,084,994	1,010,337
Weighted average price of warrants	$2.50	$2.47	$2.50	$2.47

Average price of common stock	$5.52	$2.92	$4.56	$2.76

Note 15 – Income Taxes

The provision for income taxes for the three and nine months ended September 30, 2023 and 2022 was $0, resulting in an effective income tax rate of 0% for each period. The Company’s effective tax rate for the three and nine months ended September 30, 2023 and 2022 is primarily due to the full valuation allowance against the Company’s net deferred tax assets.

The Company regularly evaluates the realizability of its deferred tax assets and establishes a valuation allowance if it is more likely than not that some or all of the deferred tax assets will not be utilized. Because of our cumulative losses, substantially all of the deferred tax assets have been fully offset by a valuation allowance as of September 30, 2023 and December 31, 2022.

Note 16 – Subsequent Events

On October 26, 2023, the Company entered into a lease agreement with Prologis, Inc., a Maryland corporation. Pursuant to the terms of the lease agreement, the Company will lease approximately 51,264 rentable square feet in Dallas, Texas, for a term of approximately five years and two months, which the Company intends to use as production space. The initial term of the lease agreement will commence on November 1, 2023. The lease agreement provides for base rent payments starting at approximately $42,500 per month (taking into consideration an initial phase-in of the base rent obligation) in the first year of the initial term, and increase each year, up to approximately $51,700 per month during the last year of the initial term. The Company is also responsible for operating expenses of the premises. The Company is required to provide a letter of credit to the Landlord in the amount of $300,000 in connection with the lease agreement. The lease agreement may be extended for a period of five years, at the option of the Company, at a rate to be based on a fair market rent rate determined at the time of the extension.

The Company evaluates events that have occurred after the balance sheet date through the date these financial statements were issued. No events occurred of a material nature that would have required adjustments to or disclosures in these financial statements.

SOW GOOD INC.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.  Other expenses of issuance and distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

SEC registration fee	$	*
Accounting fees and expenses		*
Legal fees and expenses		*
Miscellaneous expenses		*
Total	$	*

*	To be filed by amendment

Item 14.  Indemnification of directors and officers.

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer is not individually liable to the corporation or its stockholders or creditors for damages as a result of any action or failure to act as a director or officer unless the presumption that the director or officer acted in good faith, on an informed basis and with a view to the interests to the corporation is rebutted and it is proven that (i) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law.

Section 78.7502 of the NRS permits a corporation to indemnify its directors and officers against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the director or officer (i) is not liable pursuant to NRS 78.138 of the NRS, or (ii) acted in good faith and in a manner the director or officer reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. A determination as to whether discretionary indemnification is proper under the circumstances must be made by the board of directors by a majority vote of a quorum consisting of disinterested directors, by the stockholders, or, under certain circumstances, by independent legal counsel in a written opinion. Indemnification under Section 78.7502 of the NRS may not be made by the corporation if the director or officer has been adjudged by a court of competent jurisdiction, after exhaustion of any appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses.

Section 78.751 of the NRS requires a corporation to indemnify its directors and officers to the extent that they have been successful on the merits or otherwise in defense of any action, suit or proceeding (whether civil, criminal, administrative or investigative) or any claim, issue or matter therein. Indemnification under Section 78.751 or Section 78.7502, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses, may not be made on behalf of a director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, and such misconduct, fraud or violation was material to the cause of action.

Section 78.751 of the NRS further provides that, unless restricted by the articles of incorporation, the bylaws or an agreement made by the corporation, the corporation may (or shall, if required by the articles of incorporation, bylaws or an agreement) pay the expenses of its directors and officers as they are incurred and in advance of final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that such director or officer is not entitled to be indemnified by the corporation.

Section 78.751 of the NRS permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreement.

Section 78.752 of the NRS provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the above-discussed sections of the Nevada Private Corporations Code.

Our amended and restated articles of incorporation, as amended, provide a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, but do not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct, fraud or a knowing violation of law, (iii) the payment of distributions in violation of NRS 78.300 (iv) for any transaction from which the director derived any improper personal benefit, or (v) for any act or omission occurring prior to the effective date of this Article.

We have entered into indemnification agreements with each of our directors and executive officers to provide indemnification to the fullest extent permitted by the NRS against expense, liability, and loss reasonably incurred or suffered by them in connection with their service as a director or executive officer. The agreements provide for advance costs and expenses incurred with respect to any proceeding to which a person is made a party as a result of being a director or officer prior to or after final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that such person is not entitled to indemnification. Insofar as indemnification by the Company for liabilities arising under the Securities Act may be permitted to officers and directors of the Company pursuant to the foregoing provisions or otherwise, we are aware that, in the opinion of the SEC, such indemnification is against public policy as expressed by the Securities Act, and is, therefore, unenforceable.

We have obtained primary and excess insurance policies insuring our directors and officers and our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

Item 15.  Recent sales of unregistered securities.

In the three years preceding filing of this Registration Statement, we have issued and sold the following unregistered securities:

●

On November 20, 2023, the Company raised approximately $2.8 million of capital from the sale of 426,288 newly issued shares of common stock at a share price of $6.50 in a private placement exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(a)(2) thereof. Investors in the private placement included Sow Good’s Chief Executive Officer and Executive Chairman, in addition to certain other Sow Good board members and accredited investors. The proceeds were used in funding incremental capital expenditures and general operating expenses.

●

On August 30, 2023, the Company raised approximately $3.7 million of capital from the sale of 735,000 newly issued shares of common stock at a share price of $5.00 in a private placement exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(a)(2) thereof. Investors in the private placement included Sow Good’s Chief Executive Officer and Executive Chairman, in addition to certain other Sow Good board members and accredited investors. The proceeds were used in funding incremental capital expenditures and general operating expenses.

●

On May 11, 2023, warrants to purchase an aggregate 25,000 shares of common stock were issued to the Bradley Berman, one of the Company’s directors, pursuant to a private placement debt offering in which aggregate proceeds of $100,000 were received in exchange for promissory notes and warrants to purchase an aggregate 25,000 shares of common stock, representing 25,000 warrant shares per $100,000 of promissory notes. The warrants were issued in-the-money and are fully vested and exercisable over a period of 10 years at a price of $2.50 per share. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of common stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 138% and a weighted average call option value of $4,469, was $112,371, of which $100,000 was recognized as a debt discount. The debt discount portion of the warrants are being expensed over the life of the loans, resulting in $13,699 of stock-based compensation expense during the six months ended June 30, 2023. As of June 30, 2023, a total of $86,301 of unamortized expenses are expected to be expensed over the remaining life of the outstanding debts.

●

On April 25, 2023, warrants to purchase an aggregate 12,500 shares of common stock were issued to the Cesar J. Gutierrez Living Trust, as beneficially controlled by the brother of the Company’s Chief Executive Officer, pursuant to a private placement debt offering in which aggregate proceeds of $50,000 were received in exchange for promissory notes and warrants to purchase an aggregate 12,500 shares of common stock, representing 25,000 warrant shares per $100,000 of promissory notes. The warrants were issued in-the-money and are fully vested and exercisable over a period of 10 years at a price of $2.50 per share. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of common stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 138% and a weighted average call option value of $3.74, was $46,769. The warrants are being expensed over the life of the loans, resulting in $8,457 of stock-based compensation expense during the six months ended June 30, 2023. As of June 30, 2023, a total of $38,312 of unamortized expenses are expected to be expensed over the remaining life of the outstanding debts.

●

On April 25, 2023, warrants to purchase an aggregate 187,500 shares of common stock were issued to a trust held by the Company’s Chairman, Mr. Goldfarb, pursuant to a private placement debt offering in which aggregate proceeds of $0.75 million were received in exchange for promissory notes and warrants to purchase an aggregate 187,500 shares of common stock, representing 25,000 warrant shares per $100,000 of promissory notes. The warrants were issued in-the-money and are fully vested and exercisable over a period of 10 years at a price of $2.50 per share. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of common stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 138% and a weighted average call option value of $3.74, was approximately $0.7 million. The warrants are being expensed over the life of the loans, resulting in approximately $0.1 million of stock-based compensation expense during the six months ended June 30, 2023. As of June 30, 2023, a total of approximately $0.6 million of unamortized expenses are expected to be expensed over the remaining life of the outstanding debts.

●

On April 25, 2023, warrants to purchase an aggregate 100,000 shares of common stock were issued to an accredited investor, pursuant to a private placement debt offering in which aggregate proceeds of $0.4 million were received in exchange for promissory notes and warrants to purchase an aggregate 100,000 shares of common stock, representing 25,000 warrant shares per $100,000 of promissory notes. The warrants were issued in-the-money and are fully vested and exercisable over a period of 10 years at a price of $2.50 per share. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of common stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 138% and a weighted average call option value of $3.74, was approximately $0.4 million. The warrants are being expensed over the life of the loans, resulting in $67,655 of stock-based compensation expense during the six months ended June 30, 2023. As of June 30, 2023, a total of approximately $0.3 million of unamortized expenses are expected to be expensed over the remaining life of the outstanding debts.

●

On April 11, 2023, warrants to purchase an aggregate 62,500 shares of common stock were issued to the Lyle A. Berman Revocable Trust, as beneficially controlled by one of the Company’s directors, pursuant to a private placement debt offering in which aggregate proceeds of $0.25 million were received in exchange for promissory notes and warrants to purchase an aggregate 62,500 shares of common stock, representing 25,000 warrant shares per $100,000 of promissory notes. The warrants were issued in-the-money and are fully vested and exercisable over a period of 10 years at a price of $2.60 per share. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of common stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 138% and a weighted average call option value of $3.64, was approximately $0.2 million. The warrants are being expensed over the life of the loans, resulting in $49,884 of stock-based compensation expense during the six months ended June 30, 2023. As of June 30, 2023, a total of approximately $0.2 million of unamortized expenses are expected to be expensed over the remaining life of the outstanding debts.

●

On March 7, 2023, warrants to purchase an aggregate 62,500 shares of common stock were issued to the Lyle A. Berman Revocable Trust, as beneficially controlled by one of the Company’s directors, pursuant to a private placement debt offering in which aggregate proceeds of $0.25 million were received in exchange for promissory notes and warrants to purchase an aggregate 62,500 shares of common stock, representing 25,000 warrant shares per $100,000 of promissory notes. The warrants were issued in-the-money and are fully vested and exercisable over a period of 10 years at a price of $2.60 per share. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of common stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 138% and a weighted average call option value of $3.65, was approximately $0.2 million. The warrants are being expensed over the life of the loans, resulting in $29,153 of stock-based compensation expense during the six months ended June 30, 2023. As of June 30, 2023, a total of approximately $0.2 million of unamortized expenses are expected to be expensed over the remaining life of the outstanding debts.

●

On March 2, 2023, warrants to purchase an aggregate 62,500 shares of common stock were issued to a trust held by the Company’s Chairman, Mr. Goldfarb, pursuant to a private placement debt offering in which aggregate proceeds of $0.25 million were received in exchange for promissory notes and warrants to purchase an aggregate 62,500 shares of common stock, representing 25,000 warrant shares per $100,000 of promissory notes. The warrants were issued in-the-money and are fully vested and exercisable over a period of 10 years at a price of $2.60 per share. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of common stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 139% and a weighted average call option value of $3.66, was approximately $0.2 million. The warrants are being expensed over the life of the loans, resulting in $30,294 of stock-based compensation expense during the six months ended June 30, 2023. As of June 30, 2023, a total of approximately $0.2 million of unamortized expenses are expected to be expensed over the remaining life of the outstanding debts.

●

On February 1, 2023, warrants to purchase an aggregate 125,000 shares of common stock were issued to a trust held by the Company’s Chairman, Mr. Goldfarb, pursuant to a private placement debt offering in which aggregate proceeds of $0.5 million were received in exchange for promissory notes and warrants to purchase an aggregate 125,000 shares of common stock, representing 25,000 warrant shares per $100,000 of promissory notes. The warrants are fully vested and exercisable over a period of 10 years at a price of $2.60 per share. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of common stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 138% and a weighted average call option value of $2.21, was approximately $0.3 million. The warrants are being expensed over the life of the loans, resulting in $44,104 of stock-based compensation expense during the six months ended June 30, 2023. As of June 30, 2023, a total of approximately $0.2 million of unamortized expenses are expected to be expensed over the remaining life of the outstanding debts.

●

On January 5, 2023, warrants to purchase an aggregate 62,500 shares of common stock were issued to the Lyle A. Berman Revocable Trust, as beneficially controlled by one of the Company’s directors, pursuant to a private placement debt offering in which aggregate proceeds of $0.25 million were received in exchange for promissory notes and warrants to purchase an aggregate 62,500 shares of common stock, representing 25,000 warrant shares per $100,000 of promissory notes. The warrants are fully vested and exercisable over a period of 10 years at a price of $2.60 per share. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of common stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 140% and a weighted average call option value of $2.23, was $139,341. The warrants are being expensed over the life of the loans, resulting in $25,520 of stock-based compensation expense during the six months ended June 30, 2023. As of June 30, 2023, a total of approximately $0.1 million of unamortized expenses are expected to be expensed over the remaining life of the outstanding debts.

●

On December 21, 2022, warrants to purchase an aggregate 62,500 shares of common stock were issued to a director pursuant to a private placement debt offering in which aggregate proceeds of $0.25 million were received in exchange for promissory notes and warrants to purchase an aggregate 62,500 shares of common stock, representing 25,000 warrant shares per $100,000 of promissory notes. The warrants are fully vested and exercisable over a period of 10 years at a price of $2.60 per share. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of common stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption.

●

On September 29, 2022, warrants to purchase an aggregate 187,500 shares of common stock were issued to directors pursuant to a private placement debt offering in which aggregate proceeds of $750,000 were received in exchange for promissory notes and warrants to purchase an aggregate 187,500 shares of common stock, representing 25,000 warrant shares per $100,000 of promissory notes. The warrants are fully vested and exercisable over a period of 10 years at a price of $2.60 per share. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of common stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption.

●

On April 8, 2022, warrants to purchase an aggregate 925,000 shares of common stock were issued pursuant to a private placement debt offering in which aggregate proceeds of $3,700,000 were received in exchange for promissory notes and warrants to purchase an aggregate 925,000 shares of common stock, representing 25,000 warrant shares per $100,000 of promissory notes. The warrants are fully vested and exercisable over a period of 10 years at a price of $2.35 per share. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of common stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption. A total of 780,000 of the warrants were issued to officers or directors.

●

On December 31, 2021, the Company closed a private placement and concurrently entered into a note and warrant purchase agreement with related parties to sell an aggregate $2,075,000 of promissory notes and warrants to purchase an aggregate 311,250 shares of common stock, representing 15,000 warrant shares per $100,000 of promissory notes. The warrants are exercisable at a price of $2.21 per share over a ten-year term.

●

On July 7, 2021, the Company raised over $3 million of capital from the sale of 714,701 newly issued shares at a share price of $4.25 in a private placement. Investors in the private placement included Sow Good’s Chief Executive Officer, Executive Chairman, and Chief Financial Officer, in addition to other Sow Good board members and a small group of accredited investors. The proceeds were used to invest in inventory ahead of pursuing larger business-to-business relationships, as well as funding incremental capital expenditures and general operating expenses.

●

On February 5, 2021, the Company raised over $2.5 million of capital from the sale of 631,250 newly issued shares at a share price of $4.00 in a private placement. The proceeds were used to find capital expenditures and working capital investment.

The offers, sales and issuances of the securities described above were deemed to be exempt under Section 4(a)(2) of the Securities Act or Rule 506 of Regulation D under the Securities Act as a transaction by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act and had adequate access, through business or other relationships, to information about us. No underwriters were involved in these transactions.

Item 16.  Exhibits and financial statements.

(a)	Exhibits

The exhibit index attached hereto is incorporated herein by reference.

(b)	Financial Statement Schedules

All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is shown in the financial statements or notes thereto.

Item 17.  Undertakings.

1.	The undersigned registrant hereby undertakes:

a.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(a)(i), (1)(a)(ii), and (1)(a)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

b.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

d.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

2.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit No.
2.1

Distribution Agreement by and between Ante4, Inc. (now Voyager Oil & Gas, Inc.) and Ante5, Inc. (now Sow Good Inc.), dated April 16, 2010 (incorporated by reference to Exhibit 10.1 of the Form 8-K filed with the Securities and Exchange Commissioner by Voyager Oil & Gas, Inc. on April 19, 2010)

2.2	Certificate of Ownership and Merger (incorporated by reference to Exhibit 3.3 of the Form 8-K filed with the Securities and Exchange Commission by Sow Good Inc. on April 3, 2012)

2.3

Plan and Agreement of Merger by and between Black Ridge Oil & Gas, Inc. and Black Ridge Oil & Gas, Inc., dated December 10, 2012 (incorporated by reference to Exhibit 2.1 of the Form 8-K filed with the Securities and Exchange Commission by Sow Good Inc. on December 12, 2012)

2.4

Agreement and Plan of Merger by and between Sow Good Inc. and Black Ridge Oil & Gas, Inc., dated January 20, 2021 (incorporated by reference to Exhibit 2.1 of the Form 8-K filed with the Securities and Exchange Commission by Sow Good Inc. on January 22, 2021)

3.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Form 8-K filed with the Securities and Exchange Commission by Black Ridge Oil & Gas, Inc. on December 12, 2012)

3.2	Bylaws (incorporated by reference to Exhibit 3.2 of the Form 8-K filed with the Securities and Exchange Commission by Black Ridge Oil & Gas, Inc. on December 12, 2012)

3.3

Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Form 8-K filed with the Securities and Exchange Commission by Black Ridge Oil & Gas, Inc. on February 21, 2020)

3.4

Articles of Merger by and between Sow Good Inc. and Black Ridge Oil & Gas, Inc., dated January 20, 2021 (incorporated by reference to Exhibit 3.1 of the Form 8-K filed with the Securities and Exchange Commission by Sow Good Inc. on January 22, 2021)

4.1	Description of Securities (incorporated by reference to Exhibit 4.14 of the Form 10-K filed with the Securities and Exchange Commission by Sow Good Inc. on March 31, 2021)

4.2	Form of Common Stock Warrant (incorporated by reference to Exhibit 4.1 of the Form 8-K filed with the Securities and Exchange Commission by Sow Good Inc. on January 4, 2022)

4.3	Form of April 2022 Common Stock Warrant (incorporated by reference to Exhibit 4.1 of the Form 8-K filed with the Securities and Exchange Commission by Sow Good Inc. on April 14, 2022)

4.4	Form of April 2022 Common Stock Warrant (incorporated by reference to Exhibit 4.1 of the Form 8-K filed with the Securities and Exchange Commission by Sow Good Inc. on April 14, 2022)

5.1*	Opinion of Greenberg Traurig, LLP with respect to the legality of the common stock registered hereby

9.1

Form of Voting Agreement used in connection with our private placement which closed on December 16, 2010 (incorporated by reference to Exhibit 9.1 of the Form S-1 filed with the Securities and Exchange Commission by Sow Good, Inc. on August 22, 2011)

10.1

Form of Indemnification Agreement with Officers and Directors (incorporated by reference to Exhibit 10.16 of the Form 10-K filed with the Securities and Exchange Commission by Sow Good Inc. on March 28, 2013)

10.2

Asset Purchase Agreement dated June 9, 2020, between S-FDF, LLC and Black Ridge Oil & Gas, Inc. (incorporated by reference to Exhibit 10.2 of the Form SC 13D/A filed with the Securities and Exchange Commission by Black Ridge Oil & Gas, Inc. on June 17, 2020)

10.3

Amendment to Asset Purchase Agreement dated October 1, 2020, between S-FDF, LLC and Black Ridge Oil & Gas, Inc. (incorporated by reference to Exhibit 2.1 of the Form 8-K filed with the Securities and Exchange Commission by Black Ridge Oil & Gas, Inc. on October 6, 2020)

Exhibit No.
10.4

Promissory Note dated June 16, 2020, between the U.S. Small Business Administration and Black Ridge Oil & Gas, Inc. (incorporated by reference to Exhibit 10.7 of the Form 10-Q filed with the Securities and Exchange Commission by Black Ridge Oil & Gas, Inc. on August 11, 2020)

10.5

Security Agreement dated June 16, 2020, between the U.S. Small Business Administration and Black Ridge Oil & Gas, Inc. (incorporated by reference to Exhibit 10.8 of the Form 10-Q filed with the Securities and Exchange Commission by Black Ridge Oil & Gas, Inc. on August 11, 2020)

10.6

Loan Authorization & Agreement dated June 16, 2020, between the U.S. Small Business Administration and Black Ridge Oil & Gas, Inc. (incorporated by reference to Exhibit 10.9 of the Form 10-Q filed with the Securities and Exchange Commission by Black Ridge Oil & Gas, Inc. on August 11, 2020)

10.7

Stock Purchase Agreement dated February 5, 2021, by and among the Company and the Purchasers named therein (incorporated by reference to Exhibit 10.1 of the Form 8-K filed with the Securities and Exchange Commission by Sow Good Inc. on February 5, 2021)

10.8

Employment Agreement, dated October 1, 2020, between Claudia Goldfarb and Sow Good Inc.  (incorporated by reference to Exhibit 10.18 of the Form 10-K filed with the Securities and Exchange Commission by Sow Good Inc. on March 31, 2021)

10.9

Employment Agreement, dated October 1, 2020, between Ira Goldfarb and Sow Good Inc. (incorporated by reference to Exhibit 10.19 of the Form 10-K filed with the Securities and Exchange Commission by Sow Good Inc. on March 31, 2021)

10.10

Amended Employment Agreement, dated January 4, 2021, between Claudia Goldfarb and Sow Good Inc. (incorporated by reference to Exhibit 10.20 of the Form 10-K filed with the Securities and Exchange Commission by Sow Good Inc. on March 31, 2021)

10.11

Amended Employment Agreement, dated January 4, 2021, between Ira Goldfarb and Sow Good Inc. (incorporated by reference to Exhibit 10.21 of the Form 10-K filed with the Securities and Exchange Commission by Sow Good Inc. on March 31, 2021)

10.12

Separation Agreement and Release, dated May 3, 2022, between Brad Burke and Sow Good Inc. (incorporated by reference to Exhibit 10.1 of the Form 8-K filed with the Securities and Exchange Commission by Sow Good Inc. on May 3, 2022)

10.13

Stock Purchase Agreement, dated July 2, 2021, by and among the Company and the Purchasers named therein (incorporated by reference to Exhibit 10.1 of the Form 8-K filed with the Securities and Exchange Commission by Sow Good Inc. on July 7, 2021)

10.14	Form of Note and Warrant Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Form 8-K filed with the Securities and Exchange Commission by Sow Good Inc. on January 4, 2022)

10.15	Form of 2021 Promissory Note (incorporated by reference to Exhibit 10.2 of the Form 8-K filed with the Securities and Exchange Commission by Sow Good Inc. on January 4, 2022)

10.16

Form of Note and Warrant Purchase Agreement, dated April 8, 2022, by and among Sow Good Inc. and the Purchasers named therein (incorporated by reference to Exhibit 10.1 of the Form 8-K filed with the Securities and Exchange Commission by Sow Good Inc. on April 14, 2022)

10.17	Form of April 2022 Promissory Note (incorporated by reference to Exhibit 10.2 of the Form 8-K filed with the Securities and Exchange Commission by Sow Good Inc. on April 14, 2022)

10.18

First Amendment to April 2022 Promissory Note, dated August 23, 2022, by and among Sow Good Inc. and the Required Note Holders named therein (incorporated by reference to Exhibit 10.3 of the Form 8-K filed with the Securities and Exchange Commission by Sow Good Inc. on August 25, 2022)

10.19

Form of Note and Warrant Purchase Agreement, dated August 23, 2022, by and among Sow Good Inc. and the Purchasers named therein (incorporated by reference to Exhibit 10.1 of the Form 8-K filed with the Securities and Exchange Commission by Sow Good Inc. on August 25, 2022)

Exhibit No.
10.20	Form of August 2022 Promissory Note (incorporated by reference to Exhibit 10.2 of the Form 8-K filed with the Securities and Exchange Commission by Sow Good Inc. on August 25, 2022)

10.21

Note and Warrant Purchase Agreement, dated April 25, 2023, by and among the Company and the Purchasers named therein (incorporated by reference to Exhibit 10.1 of the Form 8-K filed with the Securities and Exchange Commission by Sow Good Inc. on May 1, 2023)

10.22	Form of April 2023 Promissory Note (incorporated by reference to Exhibit 10.2 of the Form 8-K filed with the Securities and Exchange Commission by Sow Good Inc. on May 1, 2023)

10.23

Note and Warrant Purchase Agreement, dated May 11, 2023, by and among the Company and the Purchasers named therein (incorporated by reference to Exhibit 10.1 of the Form 8-K filed with the Securities and Exchange Commission by Sow Good Inc. on May 15, 2023)

10.24	Form of May 2023 Promissory Note (incorporated by reference to Exhibit 10.2 of the Form 8-K filed with the Securities and Exchange Commission by Sow Good Inc. on May 15, 2023)

10.25#

Black Ridge Oil & Gas, Inc. 2012 Amended and Restated Stock Incentive Plan (incorporated by reference from Schedule 14C filed with the Securities and Exchange Commission by Sow Good Inc. on March 26, 2012)

10.26#

Black Ridge Oil & Gas Amendment of 2012 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Form 8-K filed with the Securities and Exchange Commission by Sow Good Inc. on September 27, 2012)

10.27#	Form of Stock Incentive Agreement (incorporated by reference to Exhibit 10.2 of the Form 8-K filed with the Securities and Exchange Commission by Sow Good Inc. on September 27, 2012)

10.28#	Form of Stock Incentive Agreement (incorporated by reference to Exhibit 10.2 of the Form 8-K filed with the Securities and Exchange Commission by Sow Good Inc. on September 27, 2012)

10.29#	Form of Non-Qualified Stock Option Agreement (incorporated by reference to Exhibit 99.2 of the Form 8-K filed with the Securities and Exchange Commission by Sow Good Inc. on December 14, 2016)

10.30#	Form of Non-Qualified Stock Option Agreement (incorporated by reference to Exhibit 99.2 of the Form 8-K filed with the Securities and Exchange Commission by Sow Good Inc. on December 14, 2016)

10.31#	Form of 2018 Management Incentive Award Agreement (incorporated by reference to Exhibit 10.2 of the Form 8-K filed with the Securities and Exchange Commission by Sow Good Inc. on March 6, 2018)

10.32#	Form of 2018 Management Incentive Award Agreement (incorporated by reference to Exhibit 10.2 of the Form 8-K filed with the Securities and Exchange Commission by Sow Good Inc. on March 6, 2018)

10.33#	Form of 2018 Management Incentive Award Agreement (incorporated by reference to Exhibit 10.2 of the Form 8-K filed with the Securities and Exchange Commission by Sow Good Inc. on March 6, 2018)

10.34#

Amendment to 2020 Stock Incentive Plan, dated January 4, 2021 (incorporated by reference to Exhibit 4.10 of the Form 10-K filed with the Securities and Exchange Commission by Sow Good Inc. on March 31, 2021)

10.35#

Amendment to 2020 Stock Incentive Plan, dated March 19, 2021 (incorporated by reference to Exhibit 4.11 of the Form 10-K filed with the Securities and Exchange Commission by Sow Good Inc. on March 31, 2021)

10.36#	Form of 2020 Incentive Stock Option Grant Agreement (incorporated by reference to Exhibit 99.1 of the Form 8-K filed with the Securities and Exchange Commission by Sow Good Inc. on February 26, 2020)

10.37#

Form of 2020 Non-Qualified Stock Option Grant Agreement (incorporated by reference to Exhibit 99.2 of the Form 8-K filed with the Securities and Exchange Commission by Sow Good Inc. on February 26, 2020)

10.38

Lease Agreement by and between Prologis, Inc. and the Company, dated October 26, 2023 (incorporated by reference to Exhibit 10.1 of the Form 8-K filed with the Securities and Exchange Commission by Sow Good Inc. on October 31, 2023)

Exhibit No.
23.1*	Consent of Greenberg Traurig, LLP (contained in its opinion filed as Exhibit 5.1)

23.2**	Consent of M&K CPAS, PLLC, independent registered public accounting firm

24.1**	Powers of Attorney (included on the signature pages of this Registration Statement)

101**	Interactive Data Files

107**	Filing Fee Table

#	Indicates management contract or compensatory plan.
*	To be filed by amendment.
**	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Sow Good Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Irving, Texas, on this 21st day of November, 2023.

Sow Good Inc.

By:	/s/ Claudia Goldfarb
Claudia Goldfarb
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Claudia Goldfarb and Ira Goldfarb, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature	Title	Date

/s/ Claudia Goldfarb	Chief Executive Officer and Director	November 21, 2023
Claudia Goldfarb	(Co-Principal Executive Officer and Principal Financial Officer)

/s/ Ira Goldfarb	Executive Chairman of the Board of Directors	November 21, 2023
Ira Goldfarb	(Co-Principal Executive Officer)

/s/ Matthew Bryant	Director of Accounting	November 21, 2023
Matthew Bryant	(Principal Accounting Officer)

/s/ Bradley Berman	Director	November 21, 2023
Bradley Berman

/s/ Joe Mueller	Director	November 21, 2023
Joe Mueller

/s/ Lyle Berman	Director	November 21, 2023
Lyle Berman

/s/ Tim Creed	Director	November 21, 2023
Tim Creed

/s/ Chris Ludeman	Director	November 21, 2023
Chris Ludeman